CREDIT AGREEMENT

among

RADIO ONE, INC.,

VARIOUS LENDERS,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

________________________________

Dated as of April 21, 2016
________________________________

TABLE OF CONTENTS
Page

SECTION 1. Definitions and Accounting Terms	1

1.01.	Defined Terms	1

1.02.	Other Definitional Provisions	45

1.03.	Rounding	46

1.04.	Calculations; Computations	46

1.05.	References to Agreements, Laws, Etc	47

1.06.	Timing of Payment of Performance	47

1.07.	Certifications	47

SECTION 2. Amount and Terms of Credit	47

2.01.	Revolving Loans and Borrowings	47

2.02.	Advancing Revolving Loans and Settlements	48

2.03.	Mandatory and Optional Revolving Loan Repayments	53

2.04.	Letters of Credit	54

2.05.	[Intentionally Omitted]	57

2.06.	Conversions	57

2.07.	[Intentionally Omitted]	57

2.08.	[Intentionally Omitted]	57

2.09.	Interest Periods	57

2.10.	Increased Costs, Illegality, etc	58

2.11.	Compensation	60

2.12.	Change of Lending Office	61

2.13.	Loan Account	61

SECTION 3. Fees	61

3.01.	Unused Line Fee	61

3.02.	Letter of Credit Fee	61

3.03.	Administrative Agent’s Fees	61

SECTION 4. Payments; Taxes	62

4.01.	Payments	62

4.02.	[Intentionally Omitted]	62

4.03.	Method and Place of Payment	62

4.04.	Net Payments	63

i

SECTION 5. Conditions Precedent to Credit Events on the Effective Date	65

5.01.	Effective Date	65

5.02.	Officer’s Certificate	65

5.03.	Opinions of Counsel	65

5.04.	Company Documents; Proceedings; etc	65

5.05.	Minimum Availability	66

5.06.	Revolver Intercreditor Agreement	66

5.07.	[Intentionally Omitted.]	66

5.08.	Adverse Change	66

5.09.	Litigation	66

5.10.	Subsidiaries Guaranty	66

5.11.	Pledge Agreement	66

5.12.	Security Agreement	66

5.13.	[Intentionally Omitted.]	67

5.14.	Financial Statements	67

5.15.	Solvency Certificate; Insurance Certificates, etc	67

5.16.	Fees, etc	67

5.17.	PATRIOT Act	67

5.18.	No Default; Representation and Warranties	68

5.19.	Notice of Borrowing	68

SECTION 6. Conditions Precedent to Credit Events after Effective Date	68

6.01.	Notice of Borrowing	68

6.02.	Borrowing Availability	68

6.03.	No Default or Event of Default	68

6.04.	Representations and Warranties	68

SECTION 7. Representations, Warranties and Agreements	69

7.01.	Company Status	69

7.02.	Power and Authority	69

7.03.	No Violation	69

7.04.	Approvals	70

7.05.	Financial Statements; Financial Condition; Undisclosed Liabilities	70

7.06.	Litigation	70

7.07.	True and Complete Disclosure	71

7.08.	Use of Proceeds; Margin Regulations	71

7.09.	Tax Returns and Payments	71

7.10.	Compliance with ERISA	71

7.11.	Security Documents	73

7.12.	Properties	73

7.13.	Restricted Subsidiaries	73

7.14.	Compliance with Statutes, etc	74

7.15.	Investment Company Act	74

7.16.	Insurance	74

7.17.	Environmental Matters	74

7.18.	Employment and Labor Relations	74

7.19.	Intellectual Property	74

7.20.	Indebtedness	75

7.21.	Subordination	75

7.22.	Ownership of Stations	75

7.23.	FCC Licenses and Other Matters	75

7.24.	License Subsidiaries	76

7.25.	Sanctioned Persons; FCPA	76

7.26.	Eligible Accounts	76

SECTION 8. Affirmative Covenants	76

8.01.	Information Covenants	77

8.02.	Books, Records and Inspections; Quarterly Conference Calls	80

8.03.	Maintenance of Property; Insurance	81

8.04.	Existence; Franchises	81

8.05.	Compliance with Statutes, etc	82

8.06.	Compliance with Environmental Laws	82

8.07.	ERISA-Related Information	82

8.08.	End of Fiscal Years; Fiscal Quarters	83

8.09.	Payment of Taxes	83

8.10.	Use of Proceeds	83

8.11.	Additional Security; Further Assurances; etc	83

8.12.	Maintenance of Company Separateness	86

8.13.	[Intentionally Omitted]	86

8.14.	Designation of Subsidiaries	86

SECTION 9. Negative Covenants	87

9.01.	Liens	87

9.02.	Consolidation, Merger, Sale of Assets, etc	90

9.03.	Dividends	93

9.04.	Indebtedness	95

9.05.	Advances, Investments and Loans	98

9.06.	Transactions with Affiliates	101

9.07.	Fixed Charge Coverage Ratio	102

9.08.	[Intentionally Omitted]	102

9.09.	Modifications Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, Etc	102

9.10.	Limitation on Certain Restrictions on Restricted Subsidiaries	104

9.11.	Limitation on Issuance of Equity Interests	105

9.12.	Business; etc	105

9.13.	[Intentionally Omitted]	106

SECTION 10. Events of Default	106

10.01.	Payments	106

10.02.	Representations, etc	106

10.03.	Covenants	106

10.04.	Default Under Other Agreements	107

10.05.	Bankruptcy, etc	107

10.06.	ERISA	107

10.07.	Security Documents	108

10.08.	Guaranties	108

10.09.	Judgments	108

10.10.	Change of Control	108

10.11.	[Intentionally Omitted]	108

10.12.	FCC Licenses and Authorizations	108

10.13.	Senior Indebtedness	109

SECTION 11. The Administrative Agent	110

11.01.	Appointment	110

11.02.	Nature of Duties	110

11.03.	Lack of Reliance on the Administrative Agent	111

11.04.	Certain Rights of the Administrative Agent	111

11.05.	Reliance	112

11.06.	Indemnification	112

11.07.	The Administrative Agent in its Individual Capacity	112

11.08.	Payments by the Administrative Agent to the Lenders	113

11.09.	Resignation by the Administrative Agent	113

11.10.	Collateral Matters	113

11.11.	Administrative Agent may File Bankruptcy Disclosure and Proofs of Claim	115

11.12.	Delivery of Information; Lender’s Acknowledgement	115

11.13.	Subordination of Liens; Revolver Intercreditor Agreement	116

11.14.	Withholding Taxes	116

11.15.	Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	116

SECTION 12. Miscellaneous	117

12.01.	Payment of Expenses, etc	117

12.02.	Right of Setoff	119

12.03.	Notices, Electronic Communications	120

12.04.	Benefit of Agreement; Assignments; Participations	122

12.05.	No Waiver; Remedies Cumulative	125

12.06.	Payments Pro Rata	125

12.07.	[Intentionally Omitted]	125

12.08.	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	125

12.09.	Counterparts	126

12.10.	Effectiveness	126

12.11.	Headings Descriptive	127

12.12.	Amendment or Waiver; etc	127

12.13.	Survival	128

12.14.	Domicile of Loans	129

12.15.	Register	129

12.16.	Confidentiality	129

12.17.	Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States	130

12.18.	PATRIOT Act	131

12.19.	Post-Closing Actions	131

12.20.	Interest Rate Limitation	131

v

12.21.	FCC Ownership and Attribution Rules	132

12.22.	Lender Action	132

12.23.	Obligations Absolute	132

12.24.	Bank Product Providers	132

SCHEDULE 1.01A	Revolving Loan Commitment
SCHEDULE 1.01B	Designated Tower Sales
SCHEDULE 1.01C	Unrestricted Subsidiaries
SCHEDULE 1.01D	Consolidated EBITDA
SCHEDULE 1.01E	Designated Subsidiary Guarantors
SCHEDULE 2.13	Payment Account
SCHEDULE 3.01	Existing Letters of Credit
SCHEDULE 5.13	Real Property
SCHEDULE 7.10	Plans
SCHEDULE 7.13	Restricted Subsidiaries
SCHEDULE 7.16	Insurance
SCHEDULE 7.20	Scheduled Existing Indebtedness
SCHEDULE 7.22	Stations
SCHEDULE 7.23	FCC Licenses
SCHEDULE 8.01(j)	Collateral Reports
SCHEDULE 9.01	Existing Liens
SCHEDULE 9.02	Scheduled Dispositions
SCHEDULE 9.05A	Existing Investments
SCHEDULE 9.05B	Future Investments
SCHEDULE 9.06	Transactions with Affiliates
SCHEDULE 12.03	Lender Addresses
SCHEDULE 12.19	Post-Closing Matters

EXHIBIT A-1	Form of Notice of Conversion/Continuation
EXHIBIT A-2	Form of Notice of Borrowing
EXHIBIT B	Form of Borrowing Base Certificate
EXHIBIT C	[Intentionally Omitted]
EXHIBIT D	Form of Section 4.04(b)(ii) Certificate
EXHIBIT E	[Intentionally Omitted]
EXHIBIT F	Form of Officers’ Certificate
EXHIBIT G	Form of Subsidiaries Guaranty
EXHIBIT H	Form of Pledge Agreement
EXHIBIT I	Form of Security Agreement
EXHIBIT J	Form of Solvency Certificate
EXHIBIT K	Form of Budget
EXHIBIT L	Form of Compliance Certificate
EXHIBIT M	Form of Assignment and Assumption Agreement
EXHIBIT N	Form of Intercompany Note
EXHIBIT O	Form of Operating Agreement

CREDIT AGREEMENT, dated as of April 21, 2016, among RADIO ONE, INC., a Delaware corporation (the “Borrower”), the Lenders party hereto from time to time, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.  All capitalized terms used herein and defined in Section 1.01 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, in order to provide for the working capital needs and general corporate requirements (including to finance permitted Investments, Permitted Acquisitions, Capital Expenditures and Dividends) of the Borrower and its Subsidiaries, the Borrower has requested that the Lenders extend credit to the Borrower; and

WHEREAS, the Lenders are willing to extend credit to the Borrower, subject to and upon the terms and conditions set forth herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Definitions and Accounting Terms

1.01. Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account” shall mean any “account” (as that term is defined in the UCC).

“Account Debtor” shall mean any Person who is obligated on an Account, chattel paper, or a general intangible.

“Acquired Entity or Business” shall mean either (a) the assets constituting a business, division, product line or Station of any Person not already a Subsidiary of the Borrower or (b) one hundred percent (100%) of the Equity Interests of any such Person (including by way of merger), which Person shall, as a result of the acquisition of such Equity Interests, become (i) a Domestic Restricted Subsidiary of the Borrower (or shall be merged with and into the Borrower or another Domestic Restricted Subsidiary of the Borrower that is a Subsidiary Guarantor, with the Borrower or such Subsidiary Guarantor being the surviving or continuing Person) or (ii) a Foreign Restricted Subsidiary of the Borrower (or shall be merged with and into a Foreign Restricted Subsidiary of the Borrower, with the Foreign Restricted Subsidiary of the Borrower being the surviving or continuing Person).

“Acquisition Agreement” shall mean that certain Unit Purchase Agreement, dated as of February 11, 2015, by and among Radio One Cable Holdings, LLC, TV One and Comcast (together with the exhibits and disclosure schedules thereto, as the same may be amended, restated, modified, supplemented or waived from time to time in accordance with the terms hereof and thereof).

“Additional Cost-Savings Adjustments” shall mean, with respect to any Specified Transaction, those cost-savings adjustments (in each case not included pursuant to subclause (x) of clause (iii) of the definition of Pro Forma Basis contained herein) and other adjustments to reflect operating improvements, operating expense reductions, initiatives or synergies reasonably anticipated by the Borrower to be achieved, in connection with such Specified Transaction during the 18 month period following the consummation thereof, which adjustments shall be (a) factually supportable in the good faith judgment of the Borrower, (b) net of costs reasonably expected to be incurred by the Borrower and its Restricted Subsidiaries to achieve any such cost savings, and (c) described (in reasonable detail) in an officer’s certificate delivered by an Authorized Officer of the Borrower to the Administrative Agent.

“Additional Security Documents” shall have the meaning provided in Section 8.11.

“Adjusted Consolidated Net Income” shall mean, for any period, the sum of (a) Consolidated Net Income for such period plus (b) the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, plus (c) the amount of all dividends and distributions actually paid in cash to the Borrower or any Wholly-Owned Restricted Subsidiary by Unrestricted Subsidiaries during such period (other than any distribution constituting “Designated Unrestricted Subsidiary Dividends” pursuant to the definition of “Available Basket Amount”), in each case to the extent not already included in determining Consolidated Net Income for such period, less (d) the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period.

“Administrative Agent ” shall mean Wells Fargo, in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any permitted successor to the Administrative Agent appointed pursuant to Section 11.09.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that (a) none of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of the Borrower or any Subsidiary thereof as a result of this Agreement, the extension of credit hereunder, or its actions in connection herewith and (b) for purposes of this Agreement, Wells Fargo Bank, National Association and its Affiliates shall be deemed to be “Affiliates” of Wells Fargo.

“Affiliate Entity” shall mean any Person who, directly or indirectly, has the ability to elect one or more of the members of the board of directors of the Borrower or any Parent Company.

“Affiliation Agreement” shall mean, collectively, the (a) agreement entered into concurrently with the execution of the Acquisition Agreement between Comcast Cable Communication, LLC, an affiliate of Comcast, and TV One providing for a multi-year extension of their previous affiliation agreement regarding the distribution of the television programming service of TV One, (b) any other affiliation agreements providing for the transmission or distribution of content from TV One entered into, whether new or otherwise amended, during the period that is one month prior to the Effective Date through six (6) months after the Effective Date and (c) any other affiliation agreements providing for the transmission or distribution of content from TV One that are terminated during the six (6) month period after the Effective Date.

“Aggregate Consideration” shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of (a) the aggregate amount of all cash paid (or to be paid) by the Borrower or any of its Restricted Subsidiaries for the applicable Acquired Entity or Business in connection with such Permitted Acquisition and all contingent cash purchase price, earn-out and other similar obligations of the Borrower and its Restricted Subsidiaries incurred and reasonably expected to be incurred in connection therewith (as determined in good faith by the Borrower), including any cash payments made pursuant to non-competition agreements, (b) the aggregate principal amount of all Indebtedness assumed, incurred, refinanced and/or issued in connection with such Permitted Acquisition to the extent permitted by Section 9.04 (including Permitted Acquired Debt) (excluding cash proceeds thereof paid and included pursuant to clause (a) above), and (c) the fair market value of all other consideration paid (or to be paid) by the Borrower or its Restricted Subsidiaries in connection with such Permitted Acquisition; provided, that “Aggregate Consideration” shall not include consideration paid in the form of common Equity Interests of the Borrower.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Applicable Margin” shall mean, as of any date of determination and with respect to Base Rate Loans or LIBOR Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Availability of Borrower for the most recently completed Fiscal Quarter; provided, that for the period from the Effective Date through and including the end of the second full Fiscal Quarter after the Effective Date (i.e., December 31, 2016), the Applicable Margin shall be set at the margin in the row styled “Level I”; provided, further, that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled “Level II”:

Level	Average Availability	Applicable Margin Relative to Base Rate Loans	Applicable Margin Relative to LIBOR Loans
I	> $12,500,000	0.50%	1.75%
II	< $12,500,000	0.75%	2.00%

Except as expressly provided above, the Applicable Margin shall be re-determined as of the first day of each Fiscal Quarter of the Borrower.

“Asset Sale” shall mean any sale, transfer or other disposition by the Borrower or any of its Restricted Subsidiaries to any Person (including by way of redemption by such Person) other than to the Borrower or a Wholly-Owned Restricted Subsidiary of the Borrower of any asset (including, without limitation, any transfer of Equity Interests of another Person, any sale or issuance of Equity Interests by a Restricted Subsidiary of the Borrower and any Subject Affiliate Transfer but excluding Recovery Events).

“Asset Swap” shall mean any transfer of assets of the Borrower or any Restricted Subsidiary to any Person (other than an Affiliate of the Borrower or such Restricted Subsidiary) in exchange for assets of such Person if:

(a) such exchange would qualify, whether in part or in full, as a like-kind exchange pursuant to Section 1031 of the Code; provided that nothing in this definition shall require the Borrower or any Restricted Subsidiary to elect that Section 1031 of the Code be applicable to any Asset Swap;

(a) the Fair Market Value of any property or assets received is at least equal to the Fair Market Value of the property or assets so transferred; and

(c) to the extent applicable, any “boot” or other assets received by the Borrower or any Restricted Subsidiary is directly related to, and/or consists of Equity Interests issued by a Person in, a Permitted Business and any Net Sale Proceeds from the disposition of such boot or other assets (and any Net Sale Proceeds in the form of cash “boot”) are applied as required by Section 9.02(xv).

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit M (appropriately completed).

“Authorizations” shall mean all filings, recordings and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, Licenses, certificates and permits from, the FCC and other Governmental Authorities.  “Authorizations” shall not include filings, records or registrations with respect to intellectual property.

“Authorized Officer” shall mean, with respect to (a) delivering financial information, Borrowing Base Certificates and officer’s certificates related thereto pursuant to this Agreement, the chief executive officer, the chief financial officer, the treasurer, the controller, the principal accounting officer of the Borrower or such other officer of the Borrower having substantially the same authority and responsibility, and (b) for all other purposes hereunder, the chief executive officer, the chief financial officer, the treasurer, the controller, the principal accounting officer, the president, and any vice president.

“Availability” shall mean, as of any date of determination, the amount that the Borrower is entitled to borrow as Revolving Loans under Section 2.01 of this Agreement (after giving effect to the then outstanding Revolver Usage, but expressly excluding Bank Product Obligations).

“Available Basket Amount” shall have the meaning set forth in the Term Loan Credit Agreement as in effect on the Effective Date.  As of the Effective Date, the Available Basket Amount is [$10,000,000]1.

“Average Availability” shall mean, with respect to any period, the sum of the aggregate amount of Availability for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.

“Bankruptcy Code” shall have the meaning provided in Section 10.05.

“Bank Product” shall mean any one or more of the following financial products or accommodations extended to the Borrower or its Subsidiaries by a Bank Product Provider: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” shall mean those agreements entered into from time to time by the Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” shall mean providing cash collateral (pursuant to documentation reasonably satisfactory to Administrative Agent) to be held by Administrative Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Administrative Agent in its Permitted Discretion as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

1 To be updated on the closing date

“Bank Product Obligations” shall mean (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by the Borrower or its Restricted Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Administrative Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Administrative Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to the Borrower or its Restricted Subsidiaries.

“Bank Product Provider” shall mean Wells Fargo or any of its Affiliates.

“Bank Product Reserve Amount” shall mean, as of any date of determination, the Dollar amount of reserves that Administrative Agent has determined in its Permitted Discretion it is necessary or appropriate to establish (based upon the Bank Product Providers’ reasonable determination of their credit exposure to Parent and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Base Rate” shall mean the greater of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) LIBOR (which rate shall be calculated based upon an Interest Period of one (1) month and shall be determined on a daily basis), plus one (1) percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.  Any change in the Base Rate due to a change in the prime lending rate, the Federal Funds Rate or LIBOR shall be effective as of the opening of business on the day of such change in the prime lending rate, the Federal Funds Rate or LIBOR, respectively.

“Base Rate Loan” shall mean each Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Beneficial Owner” shall have the meaning provided to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act; except, that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.  The terms “Beneficially Owns” “Beneficially Owning” and “Beneficially Owned” have correlative meanings.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower Common Stock” shall mean the authorized common stock of the Borrower.

“Borrower Materials” shall have the meaning provided in Section 12.03(c).

“Borrowing” shall mean a borrowing consisting of Revolving Loans made on the same day by the Revolving Lenders (or Administrative Agent on behalf thereof), or by Administrative Agent in the case of a Protective Advance funded for the account of Administrative Agent.

“Borrowing Base” shall mean, as of any date of determination, the result of:

(a)           eighty-five percent (85%) of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, minus

(b) the sum of (i) the Bank Product Reserve, plus (ii) the aggregate amount of all other reserves, if any, established by Administrative Agent under Section 2.01.

“Borrowing Base Certificate” shall mean a certificate in the form of Exhibit B-1.

“Borrowing Base Excess” shall have the meaning provided in Section 2.03(b).

“Business Day” shall mean (a) for all purposes other than as covered by clause (b) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day which is a Business Day described in clause (a) above and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank market.

“Calculation Period” shall mean, with respect to any Permitted Acquisition, any Significant Asset Sale, any Subsidiary Designation, any Affiliation Agreement, any Specified Transaction or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition, Significant Asset Sale, Subsidiary Designation, Affiliation Agreement, Specified Transaction or other event for which financial statements have been delivered to the Lenders pursuant to Section 8.01(a) or (b), as applicable; provided, that, with respect to any event required to be calculated on a Pro Forma Basis that occurs prior to the date on which financial statements have been (or are required to be) delivered pursuant to Section 8.01(a) for the Fiscal Quarter ending nearest to March 31, 2015, the “Calculation Period” shall be the period of four (4) consecutive Fiscal Quarters of the Borrower ended December 31, 2014 (taken as one (1) accounting period), with Consolidated EBITDA (prior to giving pro forma effect to the applicable event required to be calculated on a Pro Forma Basis) being as set forth in the definition of “Test Period” and Consolidated Interest Expense being determined as provided in the last sentence of the definition of “Consolidated Interest Expense”.

“Capital Expenditures” shall mean, with respect to any Person, for any period, the aggregate, without duplication, of all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the value of all assets under Capitalized Lease Obligations incurred by such Person and its Restricted Subsidiaries during such period (other than as a result of purchase accounting).

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with GAAP.

“Cash Dominion Period” shall mean any period: (a)(i) commencing on the date on which (A) Availability is less than ten percent (10%) of the Revolving Loan Limit or (2) Availability is less than fifteen percent (15%) of the Revolving Loan Limit for three (3) consecutive Business Days (this clause (i) being referred to herein as a “Trigger Event”) and (ii) ending on the date on which Availability is greater than the applicable Availability threshold that caused such Trigger Event for any consecutive forty-five (45) day period, or (b)(i) commencing on the date on which an Event of Default has occurred and (ii) ending on the date on which such Event of Default has been waived or cured in accordance with the terms of this Agreement.

“Cash Equivalents” shall mean, as to any Person, (a) United States dollars, (b) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than one (1) year from the date of acquisition, (c) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within twelve months from the date of acquisition thereof and, at the time of acquisition, having one (1) of the two (2) highest ratings obtainable from either S&P or Moody’s, (d) Dollar denominated time deposits, Eurodollar time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank or trust company having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than one (1) year from the date of acquisition by such Person, (e) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (b) above entered into with any bank meeting the qualifications specified in clause (d) above, (f) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than nine months after the date of acquisition by such Person, (g) investments in money market funds at least ninety-five percent (95%) of the assets of which are comprised of securities of the types described in clauses (a) through (g) above, and (h) in the case of any Foreign Restricted Subsidiary only, direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Restricted Subsidiary is organized and is conducting business or in the currency of, or obligations fully and unconditionally guaranteed by, such sovereign nation (or any agency thereof).

“Cash Management Services” shall mean any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement,  merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than any “person” of “group” that is a Principal or Principal Related Party, (i) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of thirty-five percent (35%) or more on a fully diluted basis of the economic or voting interests in the Borrower’s Equity Interests or (ii) acquires direct or indirect Control of the Borrower or (b) a “change of control” or similar event shall occur as provided in (i) any Permitted Subordinated Debt Document, any Permitted Unsecured Debt Document, any Senior Secured Notes Document, any Existing Notes Document or any Permitted Refinancing Debt Document relating to the foregoing and (ii) any Qualified Preferred Stock, Disqualified Preferred Stock, Designated Preferred Stock or other Indebtedness (or the documentation governing the same) to the extent the outstanding principal amount or liquidation preference, as the case may be, of such Qualified Preferred Stock, Disqualified Preferred Stock, Designated Preferred Stock or other Indebtedness exceeds $20,000,000.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefore.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral, all Mortgaged Properties and all cash and Cash Equivalents delivered as collateral pursuant to Section 6 and Section 8.11 (but excluding, for the avoidance of doubt, Excluded Assets).

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents, and any successor collateral agent.

“Comcast” shall mean Comcast Programming Ventures V, LLC.

“Comcast Note” shall mean the “Note” as defined in the Acquisition Agreement.

“Commitment” shall mean the Revolving Loan Commitment of each Lender

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning provided in Section 12.03(b).

“Communications Act” shall mean the Communications Act of 1934, as amended, and the rules and regulations and published policies of the FCC thereunder.

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (x) any extraordinary gains (or losses) and any related provision for taxes on such extraordinary gains (or losses), (y) any non-cash income (including any non-cash income resulting from the early extinguishment of Indebtedness), and (z) any gains or losses from sales of assets (other than inventory sold in the ordinary course of business)) adjusted by (A) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period, (ii) provision for taxes based on income or profits and foreign withholding taxes and franchise, state single business unitary and similar taxes, for the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period, (iii) all depreciation and amortization expense (including but not limited to launch support provided for multichannel video program distributors) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period, (iv) cash charges and expenses actually incurred in connection with employee or management, recruitment, relocation, retention, signing bonus or severance costs during such period, (including, without limitation, related to Permitted Acquisitions, Investments, closures and consolidations of operations, Asset Sales and Specified Transactions), and in each case eliminating any increase or decrease in income resulting from non-cash accounting adjustments made in connection with the related Permitted Acquisition; provided, that in no event shall the sum of the amounts added back pursuant to this clause (iv) for any period, together with amounts added back pursuant to clause (xiii) below for such period, exceed $5,000,000, (v) customary and reasonable professional fees, costs and expenses and other costs and expenses incurred or paid in connection with, and reasonably related to, any Investment (including any Permitted Acquisition), issuance of Equity Interests, Significant Asset Sale, sale of assets or incurrence of Indebtedness permitted pursuant to Section 9.04 (as amended and/or modified from time to time), in each case, whether or not consummated, (vi) the amount of all fees, costs and expenses incurred or paid in connection with the Transaction and in connection with the “Transaction” under (and as defined in)

the Term Loan Credit Agreement as in effect on the Effective Date, (vii) the amount of all other non-cash charges, losses or expenses of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period (including impairment charges or asset write-offs, losses from investments recorded using the equity method, stock-based awards compensation expense or expenses relating to the vesting of warrants), in each case other than (A) any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period and (B) any non-cash charge relating to write-offs, write-downs or reserves with respect to accounts receivable or inventory; provided, that if any non-cash charges referred to in this clause (vii) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent paid, (viii) proceeds of business interruption insurance, (ix) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Preferred Stock and Designated Preferred Stock), (x) expenses to the extent covered by contractual indemnification or refunding provisions in favor of the Borrower or a Restricted Subsidiary in connection with any Permitted Acquisition, other Investment or any disposition of assets permitted under this Agreement, to the extent actually paid or refunded in cash by a third party other than the Borrower or a Restricted Subsidiary, (xi) unrealized losses on Interest Rate Protection Agreements and other Hedging Agreements, (xii) the amount of dividends and distributions actually paid in cash to the Borrower or any Wholly-Owned Restricted Subsidiary by Unrestricted Subsidiaries (other than any distribution constituting “Designated Unrestricted Subsidiary Dividends” under the definition of Available Basket Amount (as defined in the Term Loan Credit Agreement as in effect on the Effective Date) to the extent not already included in determining Consolidated Net Income for such period), (xiii) restructuring charges, accruals or reserves incurred or accrued during such period (including restructuring costs related to acquisitions after the Effective Date and to closure/consolidation of operations and retention charges); provided, that in no event shall the sum of the amounts added back pursuant to this clause (xiii) for any period, together with amounts added back pursuant to clause (iv) above for such period, exceed $5,000,000, (xiv) charges, accruals or reserves incurred or accrued during such period related to changes in operating format and (xv) items listed on Schedule 1.01D hereto, and (B) subtracting therefrom (to the extent not otherwise deducted in determining Consolidated Net Income for such period) (i) the amount of all cash payments or cash charges made (or incurred) by the Borrower or any of its Restricted Subsidiaries for such period on account of any non-cash charges added back to Consolidated EBITDA pursuant to preceding sub-clause (A)(vii) in a previous period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period), (ii) any amount which, in the determination of Consolidated Net Income for such period, has been added for unrealized gains on Interest Rate Protection Agreements and other Hedging Agreements and (iii) any gains in respect of pension or other post-retirement benefits or pension assets during such period.  For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein. Notwithstanding anything to the contrary contained above, for purposes of determining Consolidated EBITDA for any Test Period which ends on or prior to December 31, 2015, Consolidated EBITDA for all portions of such period occurring prior to the Effective Date shall be calculated in accordance with the definition of Test Period contained herein.

“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Indebtedness of the Borrower and its Restricted Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capitalized Lease Obligations on the liability side of a consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP, (ii) all Indebtedness of the Borrower and its Restricted Subsidiaries of the type described in clauses (iii), (viii) and (ix) of the definition of Indebtedness and (iii) all Contingent Obligations of the Borrower and its Restricted Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii); provided, that (x) the amount of Indebtedness in respect of the Interest Rate Protection Agreements and other Hedging Agreements shall be at any time the unrealized net loss position, if any, of the Borrower and/or its Restricted Subsidiaries thereunder on a marked-to-market basis determined no more than one (1) month prior to such time, and (y) any Disqualified Preferred Stock and Designated Preferred Stock of the Borrower shall be treated as Indebtedness of the Borrower, with an amount equal to the greater of the liquidation preference or the maximum mandatory fixed repurchase price of any such outstanding Disqualified Preferred Stock or Designated Preferred Stock, as the case may be, to be deemed to be a component of Consolidated Indebtedness.

“Consolidated Interest Expense” shall mean, for any period, (i) the total consolidated cash interest expense, net of cash interest income, of the Borrower and its Restricted Subsidiaries (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit, Interest Rate Protection Agreements and other Hedging Agreements) for such period, adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (i)) (x) the amortization of any upfront fees for any incurrence or issuance of Indebtedness, deferred financing costs for such period and any interest expense actually “paid in kind” or accreted during such period and (y) interest expense in respect of any Permitted Subordinated Debt, Permitted Unsecured Debt or Existing Notes that have been defeased or satisfied and discharged in accordance with the applicable agreement or indenture or with respect to which the required deposit has been made in connection with a call for repurchase or redemption to occur within the time period set forth in the applicable agreement or indenture, in each case to the extent such transactions are permitted by Section 9.09, plus (ii) without duplication, (w) that portion of Capitalized Lease Obligations of the Borrower and its Restricted Subsidiaries on a consolidated basis representing the interest factor for such period, (x) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Indebtedness of the Borrower and its Restricted Subsidiaries of the type described in clause (viii) of the definition of Indebtedness contained herein (to the extent same does not arise from a financing arrangement constituting an operating lease) for such period and (y) the amount of all cash Dividend requirements (whether or not declared or paid) on Disqualified Preferred Stock and Designated Preferred Stock of the Borrower, as the case may be, paid, accrued or scheduled to be paid or accrued during such period.  Notwithstanding anything to the contrary contained above, for purposes of determining Consolidated Interest Expense for any Test Period which ends on or prior to December 31, 2015, “Consolidated Interest Expense” shall be deemed to be an amount equal to the product of (i) the amount of Consolidated Interest Expense (determined as provided above without regard to this sentence) for the period from the Effective Date to the last day of such Test Period multiplied by (ii) a fraction, (x) the numerator of which shall be 365 days and (y) the denominator of which shall be the actual number of days elapsed during the period from the Effective Date to the last day of such Test Period; provided, however, that further adjustments may be made on a Pro Forma Basis to the amounts determined in the manner specified above in this sentence, to the extent provided herein.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP; provided, that the following items shall be excluded in computing Consolidated Net Income (without duplication):  (i) the net income (or loss) of any Person in which a Person or Persons other than the Borrower and its Wholly-Owned Restricted Subsidiaries has an Equity Interest or Equity Interests, except to the extent of the amount of the dividends or distributions actually paid in cash to the Borrower or any of its Wholly-Owned Restricted Subsidiaries by such Person, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Restricted Subsidiary and (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary of such net income is not at the date of determination permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, governmental regulation or law applicable to such Restricted Subsidiary, unless such restriction has been legally waived.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any such obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any contractual arrangement, including, but not limited to, any acquisition, capital expenditure, investment or disposition of assets permitted under this Agreement (other than any such obligations with respect to Indebtedness).  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power by contract or otherwise (or, when references in connection with the definition of “Change of Control”, the ability to exercise voting power through ownership of Equity Interests). “Controlling” shall have a meaning correlative thereto.

“Credit Documents” shall mean this Agreement, the Subsidiaries Guaranty, the Pledge Agreement, the Security Agreement, the Revolver Intercreditor Agreement, the Borrowing Base Certificates, the Fee Letter, the Letters of Credit, any note or notes executed by the Borrower in connection with this Agreement and payable to any Lender, and, after the execution and delivery thereof pursuant to the terms of this Agreement, each other Security Document.  Bank Product Agreement shall not be included as a Credit Document.

“Credit Event” shall mean the making of any Loan or the issuance of any Letter of Credit.

“Credit Party” shall mean the Borrower and each Subsidiary Guarantor.

“Daily Balance” shall mean, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Debt Repurchase” shall have the meaning provided in Section 9.09(iv).

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, act or condition which with notice or lapse of any applicable grace period, or both, would constitute an Event of Default.

“Defaulted Lender” shall mean any Lender that (a) has failed to fund any amounts required to be funded by it under this Agreement on the date that it is required to do so under this Agreement (including the failure to make available to Administrative Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified the Borrower, Administrative Agent or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under this Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally (as reasonably determined by Administrative Agent) under which it has committed to extend credit, (d) failed, within one (1) Business Day after written request by Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund any amounts required to be funded by it under this Agreement, (e) otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it under this Agreement on the date that it is required to do so under this Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Designated Account” shall mean deposit account number 3751529730 of the Borrower maintained with Borrower’s Designated Account Bank, or such other deposit account of the Borrower (located within the United States) that has been designated as such, in writing, by the Borrower to Administrative Agent.

“Designated Account Bank” means Bank of America, N.A., whose office is located at _________, and whose ABA number is _____________.2

“Designated Preferred Stock” shall mean Preferred Equity of the Borrower (other than Disqualified Preferred Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an officer’s certificate executed by the principal financial officer of the Borrower, on the issuance date thereof, the cash proceeds of which are excluded from the calculation of the Available Basket Amount.

2 K&E to provide missing information

“Designated Sales” shall mean, at any time of determination, (a) the Designated Tower Sales, (b) the sale of all or a portion of the businesses, properties, assets and operations of Interactive One, LLC (to the extent related to the internet businesses of such Persons), and (c) the sale of any other assets or businesses of the Borrower and its Restricted Subsidiaries (other than assets included in the Borrowing Base (only to the extent that Availability is less than $5,000,000) or the Equity Interests of any Person, unless all of the Equity Interests of such Person are so sold), so long as the aggregate amount of Consolidated EBITDA attributable to (and derived from) all such assets and businesses sold in reliance on this subclause (c) (measured, for any such sale, for the Calculation Period most recently ended prior to such sale) does not exceed $2,500,000 during the then most recently ended Calculation Period, with such calculation to be set forth (in reasonable detail) in an officer’s certificate from an Authorized Officer delivered to the Administrative Agent at the time of the respective sale.

“Designated Sales Basket Amount” shall initially be $5,000,000, which amount shall be (a) increased on the date of receipt by the Borrower or any Restricted Subsidiary after the Effective Date of Net Sale Proceeds from any Designated Sale, by the amount of such Net Sale Proceeds (provided, that the aggregate amount of all such Net Sale Proceeds included pursuant to this clause (a) shall not exceed $25,000,000) and (b) reduced on the date of (i) any Dividend made in reliance on Section 9.03(xi), (ii) any Investment made (or deemed made) pursuant to Section 9.05(xvii) or (iii) any Debt Repurchase made in reliance on Section 9.09(iv)(A)(II), in each case by the amount of such Dividend, Investment or Debt Repurchase, as the case may be.

“Designated Subsidiary Guarantor” shall mean each Subsidiary Guarantor listed on Schedule 1.01(E), as such schedule may be updated from time to time by the Borrower (it being understood and agreed that any Accounts of a Subsidiary Guarantor hereafter added by the Borrower shall not be eligible until the completion of a field examination and confirmation of such Accounts, reasonably satisfactory to Administration Agent).

“Designated Tower Sale” shall mean the sale of any of the radio towers set forth on Schedule 1.01B.

“Dilution” shall mean, as of any date of determination, a percentage, based upon the experience of the immediately prior period of not less than ninety (90) or more than three hundred sixty-five (365) consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Borrower’s Accounts during such period, by (b) the Borrower’s billings with respect to Accounts during such period.

“Dilution Reserve” shall mean, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one (1) percentage point for each percentage point by which Dilution is in excess of five percent (5%).

“Disqualified Institutions” shall mean those Persons that are (a) competitors of the Borrower and its Subsidiaries identified in writing by the Borrower to the Administrative Agent as being excluded from the definition of “Eligible Transferee” hereunder (and any such competitors’ Affiliates (other than Affiliates that are bona fide debt funds or fixed income investors that are engaged in making or purchasing commercial loans in the ordinary course of business)) that are either identified in writing by the Borrower to the Administrative Agent as being excluded from the definition of “Eligible Transferee” hereunder or that are clearly identifiable as an Affiliate of such competitor solely on the basis of their name (provided, that the Administrative Agent shall have no obligation to carry our due diligence in order to identify such Subsidiaries) or (b) those banks, financial institutions and other entities separately identified by the Borrower in writing to the Administrative Agent on or prior to the Effective Date.  The Borrower shall confirm, upon the written request of the Administrative Agent or any Lender, whether a particular Person is a Disqualified Institution.

“Disqualified Preferred Stock” shall mean any Preferred Equity of the Borrower that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Borrower Common Stock or Qualified Preferred Stock), whether pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of holder thereof (other than solely for Borrower Common Stock or Qualified Preferred Stock), in whole or in part, or is required to be repurchased by the Borrower or any Restricted Subsidiary, in whole or in part, at the option of the holder thereof or (c) is or becomes convertible into or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or any other Equity Interests (other than solely Borrower Common Stock or Qualified Preferred Stock), in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date, except, in the case of clauses (a) and (b), if as a result of a “change of control” or “asset sale”, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of the Loans and all other Obligations (other than unasserted contingent indemnification obligations) and the termination of the Commitments.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its Equity Interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes.

“Documents” shall mean, collectively, (a) the Credit Documents, (b) the Refinancing Documents, (c) the Existing Notes Documents, (d) the Senior Secured Notes Documents, (e) the Term Loan Documents, and (f) after the Effective Date, the Permitted Subordinated Debt Documents and the Permitted Unsecured Debt Documents.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Restricted Subsidiary” of any Person shall mean any Domestic Subsidiary of such Person that is also a Restricted Subsidiary of such Person.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof or the District of Columbia (other than any U.S. Foreign Holding Company, except for purposes of the definition of Foreign Subsidiary).

“Domestic Unrestricted Subsidiary” of any Person shall mean any Unrestricted Subsidiary of such Person which is a Domestic Subsidiary of such Person.

“Effective Date” shall have the meaning provided in Section 12.10.

“Eligible Accounts” shall mean those Accounts created by each of the Borrower and each Designated Subsidiary Guarantor in the ordinary course of its business, that arise out of the Borrower’s or such Designated Subsidiary Guarantor’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Credit Documents, and that are not excluded as ineligible by virtue of one (1) or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Administrative Agent in Administrative Agent’s Permitted Discretion (but in consultation with the Borrower) to address the results of any field examination performed by (or on behalf of) Administrative Agent from time to time after the Effective Date.  In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances, billing and miscellaneous adjustments, and rebates.  Eligible Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within ninety (90) days of original invoice date,

(b) Accounts owed by an Account Debtor (or its Affiliates) where fifty percent (50%) or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Accounts with respect to which the Account Debtor is an Affiliate of the Borrower or a Designated Subsidiary Guarantor or an employee or agent of the Borrower or a Designated Subsidiary Guarantor or any Affiliate of the Borrower or a Designated Subsidiary Guarantor,

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e) Accounts that are not payable in Dollars,

(f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Administrative Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Administrative Agent and is directly drawable by Administrative Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Administrative Agent; provided, that (A) the maximum aggregate amount of Eligible Accounts that may be considered eligible under this clause (f) shall not exceed $1,000,000 in the aggregate at any time, and (B) the maximum aggregate amount of Eligible Accounts that may be considered eligible under this clause (f) and the below clause (g) shall not exceed $2,000,000 in the aggregate at any time,

(g) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the Borrower or a Designated Subsidiary Guarantor has complied, to the reasonable satisfaction of Administrative Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States; provided, that the maximum aggregate amount of Eligible Accounts that may be considered eligible under this clause (g) and the above clause (f) shall not exceed $2,000,000 in the aggregate at any time,

(h) Accounts with respect to which the Account Debtor is a creditor of the Borrower or a Designated Subsidiary Guarantor, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, in each case, solely to the extent of such claim, right of recoupment or setoff, or dispute,

(i) Accounts with respect to an Account Debtor whose total obligations owing to the Borrower or a Designated Subsidiary Guarantor exceed ten percent (10%) (such percentage, as applied to a particular Account Debtor, being subject to reduction by Administrative Agent in its Permitted Discretion (but in consultation with the Borrower) if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j) Accounts with respect to which the Account Debtor is subject to an Insolvency or Liquidation Proceeding, is not Solvent, has gone out of business, or as to which the Borrower or a Designated Subsidiary Guarantor has received notice of an imminent Insolvency or Liquidation Proceeding or a material impairment of the financial condition of such Account Debtor,

(k) Accounts, the collection of which, Administrative Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition,

(l) Accounts that are not subject to a valid and perfected first priority Administrative Agent’s Lien (subject to Liens permitted under clauses (i), (ii), (vii), (xi), (xvi) and (xvii) of the definition of Permitted Liens),

(m) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n) Accounts with respect to which the Account Debtor is subject to Sanctions,

(o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the Borrower or a Designated Subsidiary Guarantor of the subject contract for goods or services, or

(p) Accounts that were acquired by the Borrower or a Designated Subsidiary Guarantor in connection with a Permitted Acquisition, until the completion of a field examination and confirmation of such Accounts, reasonably satisfactory to Administration Agent.

“Eligible Transferee” shall mean any Person, but in any event excluding (i) the Borrower and its Affiliates and (ii) Disqualified Institutions (so long as the list of Disqualified Institutions is available to the Lenders). “Eligible Transferee” shall not include at any time any Lender in default under this Agreement or any natural person.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or proceedings relating in any way to any noncompliance with, or liability arising under, Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any applicable federal, state, local or foreign law (including principles of common law), rule, regulation, ordinance, code, directive, judgment, order or agreement, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof having the force of law, relating to the protection of the environment or of human health (as it relates to the exposure to environmental hazards) or to the presence, Release or threatened Release, or the manufacture, use, transportation, treatment, storage, disposal or recycling of Hazardous Materials, or the arrangement for any such activities.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest; provided, that any instrument evidencing Indebtedness convertible or exchangeable  for Equity Interests shall not be deemed to be Equity Interests, unless and until any such instruments are so converted or exchanged.

“Equity Plan Unit Subsidiaries” shall mean Interactive One, LLC; provided, however, that if at any time after the Effective Date any such Person (a) terminates all (and thereafter ceases to have in place any) plans, arrangements and other agreements that provide for the issuance (contingent or otherwise) of, or rights to subscribe for or purchase, Equity Interests to or on behalf of management, employees, officers or other Persons and (b) modifies its organizational and operating documents to eliminate all such plans, arrangements and agreements, then such Person shall cease to constitute an “Equity Plan Unit Subsidiary” for purposes of this Agreement.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the Borrower or a Subsidiary of the Borrower under Section 414(b) or (c) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean any one (1) or more of the following:

(a) any Reportable Event;

(b) the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA;

(c) the institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(d) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan, or that such filing may be made;

(e) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA;

(f) the complete or partial withdrawal of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from a Multiemployer Plan, the insolvency under Title IV of ERISA of any Multiemployer Plan; or the receipt by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate, of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; or

(g) the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

“Event of Default” shall have the meaning provided in Section 10.

“Excess Revolving Loans” shall have the meaning provided in Section 2.03(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” shall mean:

(a) any lease, contract, instrument or property right to which any Credit Party is a party, if and only for so long as the grant of a security interest shall constitute or result in a breach, termination, impairment or default under any such lease, contract or property right (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or any other applicable law or principles of equity), but in each case:

(i) only to the extent each such Credit Party is contractually prohibited from creating a Lien on the Effective Date or the date such lease, contract, instrument or property right was acquired, created or effective (so long as such prohibition was not expressly negotiated in anticipation of such acquisition), and

(ii) provided, that any security interest securing Obligations owing to Lenders shall attach immediately to any portion of such lease, contract or property right without further action of the Lenders at any time or from time to time, so long as such security interest does not result, or would no longer result, in any of the consequences specified above;

(b) any lease, contract, instrument or property right to which the Borrower or any Subsidiary Guarantor is a party and any other asset, in each case, if and only for so long as the grant of a security interest shall violate any applicable law;

(c) any License to which any Credit Party is a party, grantee or beneficiary, if and only for so long as either (x) each such Credit Party is prohibited from granting a security interest therein under applicable provisions of the Communications Act or any other applicable law, or (y) the grant of a security interest shall constitute or result in a breach, termination or default under any such License (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or any other applicable law or principles of equity, including the Communications Act); provided, that:

(i) this definition of “Excluded Assets” shall not include any rights and remedies incident or appurtenant to any such Licenses or any rights to receive any or all proceeds derived from, or in connection with, any Asset Sale of all or any portion of any such Licenses or any Station, and

(ii) any security interests securing Obligations owing to Lenders shall attach immediately to any portion of such Licenses without further action of the Lenders at any time or from time to time, so long as such attachment does not result, or would no longer result, in any of the consequences specified above;

(d) any Leaseholds;

(e) all Excluded Equity Interests;

(f) motor vehicles and other assets subject to certificates of title; and

(g) any “intent to use” trademark applications for which a verified statement of use has not been filed with the United States Patent and Trademark Office or any asset or intellectual property (including copyrights, trademarks and patents) if the grant of a security interest in or Lien upon such intellectual property would result in the cancellation, voiding, invalidation or impairment of such intellectual property; provided, that a grant of security interest shall be made (in accordance with the Security Agreement) in such “intent to use” applications once a verified statement of use has been filed with the United States Patent and Trademark Office or such asset or intellectual property once it can be granted without resulting in cancellation, voiding, invalidation, or impairment thereof.

“Excluded Equity Interests” shall mean (a) all Equity Interests in any Subsidiary of an Unrestricted Subsidiary; (b) all Equity Interests in any Immaterial Subsidiary; (c) all Equity Interests in any Foreign Subsidiary representing more than sixty-five percent (65%) of its issued and outstanding Voting Stock, and (d) all non-majority Equity Interests in Persons that are not Subsidiaries of the Borrower or any of its Restricted Subsidiaries but only to the extent such Person is, or its equity holders are, contractually prohibited from creating a Lien in such Equity Interests, so long as the Borrower (i) does not encourage the creation of any contractual prohibitions and (ii) requests no such contractual prohibitions be instituted (other than in each of (i) and (ii) preceding, those contractual prohibitions in existence on the Effective Date).

“Excluded Swap Obligation” shall mean, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Subsidiary Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Subsidiary Guarantor’s failure to constitute an “eligible contract participant” at such time.  If a Swap Obligation arises under a master agreement governing more than one (1) swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean with respect to any Recipient (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by a jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or that are Other Connection Taxes; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a) above; (c) any withholding tax (i) required by the Code to be withheld from amounts payable to any Recipient that has failed to comply with Section 4.04(b) or (d) or (ii) that is imposed on amounts payable to a Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office other than at the request of the Borrower under Section 2.12), except to the extent that such Lender was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the borrower with respect to such withholding tax pursuant to Section 4.04; and (d) any United States federal withholding tax imposed by FATCA.

“Existing Letters of Credit” shall mean those letters of credit set forth on Schedule 3.01.

“Existing Notes” shall mean those certain 9.25% Senior Subordinated Notes due 2020 issued by the Borrower pursuant to the Existing Notes Indenture in the aggregate original principal amount of $335,000,000, together with any additional notes issued in respect of interest payments on such Existing Notes, in each case as amended, restated, modified and/or supplemented on or prior to the Effective Date, and as the same may be amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof.

“Existing Notes Documents” shall mean any and all agreements and guaranties relating to the Existing Notes, including but not limited to the Existing Notes and the Existing Notes Indenture, as amended, restated, modified and/or supplemented on or prior to the Effective Date, and as the same may be further amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Existing Notes Indenture” shall mean that certain Indenture, dated as of February 10, 2014, among the Borrower, certain of its Restricted Subsidiaries party thereto and Wilmington Trust, National Association, as trustee, as amended, restated, modified and/or supplemented on or prior to the Effective Date, and as the same may be further amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which, in an arm’s-length transaction, a willing and able buyer and a willing seller, neither of whom is under undue pressure or compulsion to complete the transaction, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer, of the Borrower or the Restricted Subsidiary of the Borrower selling such asset; provided, that such determination may be made in consideration of the circumstances existing at the time; provided, further, however, that if the Fair Market Value of the property or assets in question is so determined to be in excess of $10,000,000, such determination must be confirmed by an Independent Qualified Party.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCC” shall mean the Federal Communications Commission (or any successor agency, commission, bureau, department or other political subdivision of the United States of America).

“FCC License” shall mean any radio or television broadcast service license, community antenna relay service license, broadcast auxiliary license, earth station registration, business radio, microwave, special safety radio service license or other license, permit, authorization or certificate issued by the FCC pursuant to the Communications Act.

“Federal Funds Rate” shall mean, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of one one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent

“Fee Letter” shall mean that certain fee letter, dated as of even date with the Agreement, between the Borrower and Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.

“Financial Covenant Triggering Event” shall mean the failure of the Borrower to maintain Availability equal to or greater than $5,000,000 at any time.  For purposes hereof, the occurrence of a Financial Covenant Triggering Event shall be deemed continuing until Availability has equaled or exceeded $5,000,000 for sixty (60) consecutive days, in which case, a Financial Covenant Triggering Event shall no longer be deemed to be continuing for purposes of this Agreement.

“Fiscal Quarter” shall mean, for any Fiscal Year, (a) the fiscal period commencing on January 1 of such Fiscal Year and ending on March 31 of such Fiscal Year, (b) the fiscal period commencing on April 1 of such Fiscal Year and ending on June 30 of such Fiscal Year, (c) the fiscal period commencing on July 1 of such Fiscal Year and ending on September 30 of such Fiscal Year and (d) the fiscal period commencing on October 1 of such Fiscal Year and ending on December 31 of such Fiscal Year.

“Fiscal Year” shall mean the fiscal year of the Borrower and its Restricted Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” shall mean, with respect to any period, the ratio of (a) Consolidated EBITDA for such period, minus the sum of (i) non-financed Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, and (ii) all federal, state and local income taxes paid or required to be paid during such period, to (b) Fixed Charges.

“Fixed Charges” shall mean, with respect to any period and with respect to the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Consolidated Interest Expense paid or required to be paid during such period, (b) all principal payments in respect of Indebtedness (as such principal payments may be reduced by (i) mandatory prepayments in respect of proceeds from sale of assets and (ii) voluntary prepayments so long as such voluntary prepayments are made with cash or other amounts non constituting proceeds of Revolving Loans hereunder) that are paid or required to be paid during such period, and (c) all Restricted Payments paid (whether in cash or other property, other than common Equity Interest and other than any purchase, redemption or other acquisition or retirement for value of any Equity Interest held by an employee) during such period.

“Foreign Lender” shall have the meaning provided in Section 4.04(b).

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one (1) or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Restricted Subsidiary” shall mean, as to any Person, any Foreign Subsidiary of such Person that is also a Restricted Subsidiary of such Person.

“Foreign Subsidiary” shall mean, as to any Person, any Subsidiary of such Person that is (a) treated as a corporation for U.S. federal income tax purposes and formed or incorporated outside the United States or (b) an entity substantially all of whose assets consist, directly or indirectly, of shares and debt obligations of Subsidiaries described in clause (a) of this definition.

“Funding Date” shall mean the date on which a Borrowing occurs.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided, that determinations in accordance with GAAP for purposes of Section 9, including defined terms as used therein, are subject (to the extent provided therein) to Section 1.04(a).

“Going Private Transaction” shall mean the initial occurrence of any of the following after the Effective Date: (a) a Rule 13e-3 transaction (as that term is defined in Rule 13e-3 of the Exchange Act) involving the Borrower or (b) any transaction that results in the Borrower being eligible to cease filing reports under Section 13(a) or 15(d) of the Exchange Act with the SEC; provided, that any transaction described in clause (a) or (b) is not a Change of Control.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the FCC).

“Granting Lender” shall have the meaning provided in Section 12.04(d)

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials, wastes, pollutants, contaminants or substances in any form that is prohibited, limited or regulated pursuant to any Environmental Law by virtue of their toxic or otherwise deleterious characteristics.

“Hedge Agreement” shall mean (a) Interest Rate Protection Agreements and any and all other Swap Contracts, rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Obligations” shall mean any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower or its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one (1) or more of the Bank Product Providers.

“Hedge Provider” shall mean Wells Fargo or any of its Affiliates.

“Hughes” shall mean Catherine L. Hughes.

“Immaterial Subsidiary” shall mean, as of any date, any Domestic Restricted Subsidiary of the Borrower whose total assets, together with all other Domestic Restricted Subsidiaries that are not Subsidiary Guarantors, as of that date, are less than $5,000,000 and whose total revenues, together with all other Domestic Restricted Subsidiaries that are not Subsidiary Guarantors, for the then most recent twelve-month period do not exceed $5,000,000; provided, that a Domestic Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Borrower or any Subsidiary Guarantor.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all obligations of such Person for borrowed money and all monetary obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (ii) all obligations of such Person to pay the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business, (y) any earned-out obligation until such obligation becomes a non-contingent liability on the balance sheet of such Person in accordance with GAAP and (z) non-cash barter arrangements arising in the ordinary course of business), (iii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iv) all Indebtedness of the types described in clause (i), (ii), (iii), (v), (vi), (vii), (viii) or (ix) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person or is limited in recourse (provided, that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of (x) the aggregate unpaid amount of Indebtedness secured by such Lien and (y) the Fair Market Value of the property to which such Lien relates), (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted (i.e., take-or-pay and similar obligations), (vii) all Contingent Obligations of such Person, (viii) all net obligations under any Interest Rate Protection Agreement, any other Hedging Agreement or under any similar type of agreement and (ix) all Off-Balance Sheet Liabilities of such Person.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Indemnified Person” shall have the meaning provided in Section 12.01(a).

“Independent Qualified Party” shall mean an investment banking firm, accounting firm or appraisal firm of national or regional standing; provided, however, that such firm is not an Affiliate of the Borrower.

“Information” shall have the meaning provided in Section 12.16(a).

“Insolvency or Liquidation Proceeding” shall mean (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Credit Party, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Credit Party or with respect to a material portion of its respective assets, (c) any liquidation, dissolution, reorganization or winding up of any Credit Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Credit Party.

“Intercompany Debt” shall mean any Indebtedness, payables or other obligations, whether now existing or hereafter incurred, owed by the Borrower or any Restricted Subsidiary of the Borrower to the Borrower or any other Restricted Subsidiary of the Borrower.

“Intercompany Loans” shall have the meaning provided in Section 9.05(viii).

“Intercompany Note” shall mean a promissory note evidencing Intercompany Loans, duly executed and delivered substantially in the form of Exhibit N (or such other form as shall be satisfactory to the Administrative Agent in its sole discretion), with blanks completed in conformity herewith.

“Interest Determination Date” shall mean, with respect to any LIBOR Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBOR Loan.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 9.05.

“IRS” shall mean the U.S. Internal Revenue Service.

“Issuing Lender” shall mean Wells Fargo or any other Lender that, at the request of the Borrower and with the consent of Administrative Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit or Reimbursement Undertakings pursuant to the terms of this Agreement, and the Issuing Lender shall be a Lender.

“Joint Venture” shall mean any Person, other than an individual or a Wholly-Owned Subsidiary of the Borrower, (a) in which the Borrower or a Subsidiary of the Borrower holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership), (b) which is engaged in a Permitted Business and (c) which is organized under the laws of (and the assets of which are located in) the United States or any State thereof.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Term Loans under the Term Loan Credit Agreement at such time.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean (a) each Revolving Lender, (b) each Issuing Lender, (c) each other Eligible Assignee that becomes a party hereto pursuant to Section 12.04, (d) Administrative Agent, to the extent of any Revolving Loans made by Administrative Agent which have not been settled among Lenders pursuant to Section 2.02(d)(i) and (e) the respective successors of all of the foregoing, and “Lenders” shall mean all of the foregoing.

“Letter of Credit” shall mean a letter of credit issued by Issuing Lender or a letter of credit issued by Underlying Issuer, as the context requires.

“Letter of Credit Collateralization” shall mean either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Administrative Agent, including provisions that specify that the Letter of Credit fee and all usage charges set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Administrative Agent for the benefit of the Lenders in an amount equal to one hundred three percent (103%) of the then existing Letter of Credit Usage, (b) causing the Letters of Credit to be returned to the Issuing Lender, or (c) providing Administrative Agent with a standby letter of credit, in form and substance reasonably satisfactory to Administrative Agent, from a commercial bank acceptable to Administrative Agent (in its sole discretion) in an amount equal to one hundred three percent (103%) of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee and all usage charges set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” shall mean a payment made by Issuing Lender or Underlying Issuer pursuant to a Letter of Credit.

“Letter of Credit Usage” shall mean, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit (other than Letters of Credit subject to Letter of Credit Collateralization).

“LIBOR” shall mean, with respect to any LIBOR Loan for any Interest Period, the per annum rate appearing on Macro*World’s (www.mworld.com; the “Service”) Page BBA LIBOR - USD (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) two (2) Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Loan requested (whether as an initial LIBOR Loan or as a continuation of a LIBOR Loan or as a conversion of a Base Rate Loan to a LIBOR Loan) by the Borrower in accordance with this Agreement (and, if any such rate is below zero, LIBOR shall be deemed to be zero), which determination shall be made by Administrative Agent and shall be conclusive in the absence of manifest error.

“LIBOR Loan” shall mean each Loan that accrues interest by reference to LIBOR in accordance with the terms of this Agreement.

“License” shall mean as to any Person, any license, permit, certificate of need, authorization, certification, accreditation, franchise, approval, or grant of rights by any Governmental Authority or other Person necessary or appropriate for such Person to own, maintain, or operate its business or property, including FCC Licenses.  “License” shall not include licenses with respect to intellectual property.

“License Subsidiaries” shall mean any Wholly-Owned Restricted Subsidiary of the Borrower organized by the Borrower for the sole purpose of holding FCC Licenses, other Necessary Authorizations, and certain Operating Agreements and other assets incidental thereto as described in Sections 7.24 and 9.12(b).

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction other than a precautionary financing statement not intended as a security agreement.

“Liggins” shall mean Alfred C. Liggins, III.

“LMA Agreement” shall mean any time brokerage agreement, local marketing agreement, joint sales agreement, joint operating agreement or joint operating venture for the operation of a radio station or related or similar agreements entered into, directly or indirectly, between the Borrower or any of its Restricted Subsidiaries and any other Person other than the Borrower or any of its Restricted Subsidiaries.

“Loan” shall mean each Revolving Loan.

“Loan Account” shall have the meaning provided in Section 2.13.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, operations, property, assets, liabilities or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole or (b) a material adverse effect (i) on the material rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under the Credit Documents or (ii) on the ability of the Credit Parties, taken as a whole, to perform their payment obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document.

“Maturity Date” shall mean the earlier to occur of (a) the date that is five (5) years from the Effective Date and (b) the date that is thirty (30) days prior to the earlier to occur of (i) the Term Loan Maturity Date (as defined in the Term Loan Credit Agreement as in effect on the Effective Date or as the same may be extended in accordance with the terms of the Term Loan Credit Agreement), and (ii) the Stated Maturity (as defined in the Senior Secured Notes Indenture (as defined in the Term Loan Credit Agreement)) of the Notes (as defined in the Senior Secured Notes Indenture as in effect on the Effective Date or as the same may be extended in accordance with the terms of the Senior Secured Notes Indenture).  As of the Effective Date, the Term Loan Maturity Date is December 31, 2018 and the Stated Maturity is April 15, 2022.

“Maximum Rate” shall have the meaning provided in Section 12.20.

“MGM Investment” shall mean the Credit Parties’ investments in support of or in connection with MGM Resorts International’s proposed National Harbor Resort Hotel Casino project in Prince George’s County, Maryland.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, debenture, deed of trust, deed to secure debt, or similar security instrument.

“Mortgage Policy” shall mean an ALTA Lender’s Title Insurance Policy (Form 2006).

“Mortgaged Property” shall mean any Real Property owned by the Borrower or any of its Restricted Subsidiaries which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower or a Subsidiary of the Borrower, or with respect to which the Borrower or any Subsidiary of the Borrower has any liability (including on account of an ERISA Affiliate).

“NAIC” shall mean the National Association of Insurance Commissioners.

“Necessary Authorization” shall mean any License, consent or order from, or any filing, recording or registration (other than filings, recordings and registrations with respect to intellectual property) with, any Governmental Authority (including, without limitation, the FCC) necessary to the conduct of the Borrower’s or any of its Restricted Subsidiaries’ business or for the ownership, maintenance and operation by the Borrower or any Restricted Subsidiary of the Borrower of any Station or other property or to the performance by the Borrower or any Restricted Subsidiary of the Borrower of its obligations under any LMA Agreement to which it is a party.

“Net Cash Proceeds” shall mean the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received, and for purposes hereof, treating Cash Equivalent as cash) received from such event, net of transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions or placement fees, investment banking fees and legal, accounting, advisory, taxes and other fees and expenses associated therewith and amounts required to be applied to the repayment of Indebtedness secured by a Lien on any properties sold in such event expressly permitted hereunder) received from any such event.

“Net Sale Proceeds” shall mean for any sale or other disposition of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received and for purposes hereof, treating Cash Equivalent as cash) received from such sale or other disposition of assets, net of (a) transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, legal, advisory, accounting and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (b) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 365 days after, the date of such sale or other disposition, (c) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) which is secured by a Lien on the respective assets which were sold or otherwise disposed of and, if such assets constitute Collateral, which Lien on such assets ranks prior to the Lien securing the Obligations, (d) the estimated net marginal increase in income taxes which will be payable by the Borrower’s consolidated group or any Restricted Subsidiary of the Borrower with respect to the Fiscal Year of the Borrower in which the sale or other disposition occurs as a result of such sale or other disposition, (e) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided, that to the extent that any amounts are released from such escrow to the Borrower or a Restricted Subsidiary, such amounts net of any related expenses shall constitute Net Sale Proceeds on such date received by the Borrower and/or any of its Restricted Subsidiaries from such sale or other disposition), and (f) without duplication of amounts referred to in preceding clause (e), the amount of any reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (d) above) (i) related to any of the applicable assets and (ii) retained by the Borrower or any of the Restricted Subsidiaries including, without limitation, Plan and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Sale Proceeds occurring on the date of such reduction).

“Non-Recourse Debt” shall mean Indebtedness:

(a) as to which neither the Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender;

(b) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of any applicable grace period or both any holder of any other Indebtedness (other than the Loans) of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(c) as to which the holders of such Indebtedness do not otherwise have recourse to the stock or assets of the Borrower or any of its Restricted Subsidiaries.

“Non-Wholly Owned Restricted Subsidiary” shall mean, as to any Person, each Restricted Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Notice of Borrowing” shall mean a notice of an Authorized Officer of the Borrower, substantially in the form of Exhibit A-2, appropriately completed to specify: (a) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (b) the date of such Borrowing (which shall be a Business Day), (c) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto, and (d) instructions with regard to the disbursement of proceeds.

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean the office of the Administrative Agent located at 1 S. Broad Street, 3rd Floor, MAC Y1375-031, Philadelphia, PA 19107, Attn: Account Officer – Radio One, Facsimile: (866) 734-1737, Email: john.brady@wellsfargo.com, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document (including all interest which accrues after the commencement of any Insolvency or Liquidation Proceeding of the Borrower or any of its Restricted Subsidiaries, whether or not allowed in such case or proceeding) but shall exclude in all events Excluded Swap Obligations.  Without in any way limiting the foregoing, Obligations shall include (a) all loans (including the Revolving Loans and any Protective Advances), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency or Liquidation Proceeding), reimbursement or indemnification obligations with respect to Reimbursement Undertakings or with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees (including the fees provided for in any fee letter between any Credit Party and Administrative Agent), costs and expenses (including any fees, costs or expenses that accrue after the commencement of an Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency or Liquidation Proceeding), guaranties, covenants, and duties of any kind and description owing by any Credit Party pursuant to or evidenced by this Agreement or any of the other Credit Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that the Borrower is required to pay or reimburse by the Credit Documents or by law or otherwise in connection with the Credit Documents, (b) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by the Borrower or any other Credit Party to an Underlying Issuer now or hereafter arising from or in respect of Underlying Letters of Credit, and (c) all Bank Product Obligations.  Any reference in this Agreement or in the Credit Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency or Liquidation Proceeding.

“OFAC” shall have the meaning provided in Section 7.25.

“Off-Balance Sheet Liabilities” of any Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (c) any obligation under a Synthetic Lease or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“100%-Owned Subsidiary” shall mean, as to any Person, (a) any corporation one hundred percent (100%) of whose outstanding Equity Interests is at the time owned by such Person and/or one or more 100%-Owned Subsidiaries of such Person and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more 100%-Owned Subsidiaries of such Person has a one hundred percent (100%) equity interest at such time (other than, in the case of a Foreign Subsidiary of the Borrower with respect to the preceding clauses (a) and (b), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

“Operating Agreement” shall mean an agreement substantially in the form of Exhibit O hereto.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overadvance” shall mean, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.4.

“Parent Company” shall mean any Person that owns, directly or indirectly, one hundred percent (100%) of the outstanding Equity Interests of the Borrower.

“Parity Lien Documents” shall mean, collectively, the Term Loan Documents and the Senior Secured Notes Documents.

“PATRIOT Act” shall have the meaning provided in Section 12.18.

“Payment Account” shall mean the account identified on Schedule 2.13 into which all payments by or on behalf of each Credit Party to Administrative Agent under the Credit Documents shall be made.

“Payment Conditions” shall mean, at the time of determination with respect to any action or proposed action and immediately after giving effect thereto, each of the following conditions:  (a) there is no Event of Default existing and continuing; (b) there is no “Event of Default” existing and continuing under the Term Loan Credit Agreement as in effect on the Effective Date or as amended in accordance with the terms of the Revolver Intercreditor Agreement; and (c) if as of the date of such action or proposed action, both (i) the outstanding Revolver Usage hereunder is greater than $0 and (ii) proceeds of any Loans will be used in connection with such action or proposed action, then Thirty-Day Availability and Availability on the date of the action or proposed action (in each case calculated on a Pro Forma Basis after giving effect to the Borrowing of any Loans or issuance of any Letters of Credit in connection with the action or proposed action (and assuming that such Loans and Letters of Credit had remained outstanding throughout the applicable thirty (30) day (or shorter, as the case may be) period for which Thirty-Day Availability is to be determined)) shall be equal to or exceed the greater of $10,000,000 at such time.

“Payment Office” shall mean the office of the Administrative Agent located at 1 S. Broad Street, 3rd Floor, MAC Y1375-031, Philadelphia, PA 19107, Attn: Account Officer – Radio One, Facsimile: (866) 734-1737, Email: john.brady@wellsfargo.com, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation.

“Permitted Acquired Debt” shall have the meaning provided in Section 9.04(vii).

“Permitted Acquisition” shall mean the acquisition by (a) the Borrower or a Wholly-Owned Domestic Restricted Subsidiary of the Borrower which is a Subsidiary Guarantor of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into the Borrower (so long as the Borrower is the surviving Person) or a Wholly-Owned Domestic Restricted Subsidiary of the Borrower which is a Subsidiary Guarantor (so long as the Subsidiary Guarantor is the surviving Person)) or (b) any Wholly-Owned Foreign Restricted Subsidiary of the Borrower of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into a Wholly-Owned Foreign Restricted Subsidiary of the Borrower (so long as such Wholly-Owned Foreign Restricted Subsidiary is the surviving Person)); provided, that (in each case) (i) the consideration paid or to be paid by the Borrower or such Wholly-Owned Restricted Subsidiary consists solely of cash, Borrower Common Stock, Qualified Preferred Stock, the issuance of Disqualified Preferred Stock or Designated Preferred Stock permitted by Section 9.11(c), the issuance or incurrence of Indebtedness otherwise permitted by Section 9.04 and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 9.04, (ii) in the case of the acquisition of one hundred percent (100%) of the Equity Interests of any Acquired Entity or Business (including by way of merger), such Acquired Entity or Business shall own no Equity Interests of any other Person unless either (A) such other Person is a Wholly-Owned Subsidiary of such Acquired Entity or Business or (B) if such Acquired Entity or Business owns Equity Interests in any other Person which is not a Wholly-Owned Subsidiary of such Acquired Entity or Business, such other Person shall not have been created or established in contemplation of, or for purposes of consummating, such Permitted Acquisition, (iii) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a Permitted Business and (iv) all requirements of Section 8.11 applicable to Permitted Acquisitions are satisfied.  Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Business” shall mean any business engaged in by the Borrower or its Restricted Subsidiaries as of the Effective Date or any business reasonably related, ancillary, supportive or complementary thereto (including, without limitation, any media- or entertainment-related business), in each case, as determined in good faith by the board of directors of the Borrower.

“Permitted Discretion” shall mean a determination made by the Administrative Agent in the exercise, in good faith, of reasonable (from the perspective of a secured asset-based lender) business judgment as being appropriate (a) to reflect the impediments to the Administrative Agent’s ability to realize upon the Collateral included in the Borrowing Base or to enhance the collectability or repayment of the Obligations, (b) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral or to enhance the collectability or repayment of the Obligations, or (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect the collectability or repayment of the Obligations or the Borrowing Base and the aggregate value of the Collateral or the validity or enforceability of the Credit Documents or the material rights and remedies of the Secured Creditors.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, (i) such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its Permitted Discretion and (ii) Liens permitted by clauses (i), (ii)(y), (iv), (v) and (viii) of Section 9.01.

“Permitted Group” shall mean any investor that is a Beneficial Owner of Voting Stock of the Borrower or any Parent Company and that is also a party to a stockholders’ agreement with any of the Principals or their Related Parties and any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act) by virtue of any such stockholders’ agreement; provided, that the Principals and their Related Parties continue to collectively Beneficially Own, directly or indirectly, at all times more than fifty percent (50%) of the Voting Stock of the Borrower or Parent Company, as applicable, and the ability to elect a majority of the members of the Board of Directors of the Borrower or Parent Company (without giving effect to any Voting Stock that may be deemed to be beneficially owned by the Principals and their Related Parties pursuant to Rule 13d-3 or 13d-5 under the Exchange Act).

“Permitted Liens” shall have the meaning provided in Section 9.01.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, replacement, refunding, renewal or extension of any Indebtedness of such Person; provided, that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, replaced, refunded, renewed or extended except by an amount equal to unpaid accrued interest, fees (including original issue discount), expenses and premium thereon and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, replacement, refunding, renewal or extension has a final stated maturity date equal to or later than the final stated maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (c) at the time thereof, no Event of Default shall have occurred and be continuing or would result therefrom, (d) such modification, refinancing, replacement, refunding, renewal or extension does not add guarantors, obligors or security from that which applied to such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended unless in connection with an acquisition (so long as such guarantors, obligors or security are also added to support the Obligations; for the avoidance of doubt, any guarantors, obligors or security applied to such Indebtedness shall be guarantors, obligors or security to support the Obligations), (e) except as provided in clause (i) of the proviso below in the case of the Existing Notes, to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, replacement, refunding, renewal or extension is subordinated in right of payment to the Obligations (i) on terms (taken as a whole) at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended or (ii) on terms reasonably satisfactory to the Administrative Agent, (f) to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is secured by Liens that are subordinated to the Liens securing the Obligations, such modification, refinancing, replacement, refunding, renewal or extension is unsecured or secured by Liens that are subordinated to the Liens securing the Obligations on terms (taken as a whole) at least as favorable to the Lenders as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, and (g) if such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 9.04(xiv), (xv)(x), (xvi) or (xvii) (to the extent related to Indebtedness described in Section 9.04(xiv), (xv)(x) or (xvi)), the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, replaced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Credit Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, taken as a whole; provided, that a certificate of an Authorized Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); provided, that (i) in the case of any refinancing of the Existing Notes, clause (e) above shall not apply, so long as the same is effected with the proceeds of Permitted Unsecured Debt and (ii) in the case of any refinancing, replacement, refunding, renewal or extension of the Existing Notes, any Permitted Unsecured Debt and any Permitted Subordinated Debt and any subsequent Indebtedness issued to so refinance, replace, refund, renew or extend any such Indebtedness is otherwise effected in accordance with the requirements of Section 9.09(iv)(D).

“Permitted Refinancing Debt Documents” shall mean the documentation governing any Permitted Refinancing Indebtedness.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness modified, refinanced, replaced, refunded, renewed or extended pursuant to, and in accordance with the requirements of, a Permitted Refinancing.

“Permitted Secured Indebtedness” shall mean Indebtedness of the Borrower or any of its Restricted Subsidiaries secured by a Permitted Lien.

“Permitted Subordinated Debt” shall mean any subordinated Indebtedness of the Borrower, all of the terms and conditions of which (including, without limitation, with respect to interest rate, amortization, redemption provisions, maturities, covenants, defaults, remedies, guaranties and subordination provisions) are reasonably satisfactory to the Administrative Agent, as such Indebtedness may be amended, modified and/or supplemented from time to time in accordance with the terms hereof  and thereof; provided, that in any event, unless the Required Lenders otherwise expressly consent in writing prior to the issuance thereof, (a) no such Indebtedness shall be secured by any asset of the Borrower or any of its Restricted Subsidiaries, (b) no such Indebtedness shall be guaranteed by any person other than a Guarantor, (c) except for the covenants described in clauses (d) and (e) below, no such Indebtedness shall be subject to scheduled amortization or required redemption or repayment or have a final maturity, in any case prior to the date that is ninety-one (91) days after the Latest Maturity Date, (d) any “change of control” covenant included in the indenture governing such Indebtedness shall provide that, before the mailing of any required “notice of redemption” in connection therewith, the Borrower shall covenant to (i) obtain the consent of the Required Lenders or (ii) pay all Obligations (other than contingent obligations not yet due and owing) in full in cash, (e) any “asset sale” offer to purchase covenant included in the indenture or other agreement governing such Indebtedness shall provide that the Borrower or the respective Restricted Subsidiary shall be permitted to repay obligations, and terminate commitments, under “senior debt” (including this Agreement) before offering to purchase such Indebtedness, (f) the indenture shall not include any financial maintenance covenants, (g) the “default to other indebtedness” event of default contained in the indenture or other agreement governing such Indebtedness shall provide for a “cross-acceleration” rather than a “cross-default”, (h) the subordination provisions contained therein shall provide for a permanent block on payments with respect to such Indebtedness upon a payment default with respect to “senior debt” and cover all Obligations and all obligations under Interest Rate Agreements, and (i) the redemption provisions, covenants, remedies and events of default shall be no more restrictive taken as a whole than those contained in the Existing Notes Indenture as in effect on the Effective Date.  The incurrence of Permitted Subordinated Debt shall be deemed to be a representation and warranty by the Borrower that all conditions thereto have been satisfied in all material respects and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Section 10.

“Permitted Subordinated Debt Documents” shall mean, on and after the execution and delivery thereof, all agreements and documents relating to the incurrence of the Permitted Subordinated Debt, as the same may be amended, restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Permitted Unsecured Debt” shall mean any unsecured Indebtedness of the Borrower, all of the terms and conditions of which (including, without limitation, with respect to interest rate, amortization, redemption provisions, maturities, covenants, defaults, remedies, guaranties and subordination provisions) are reasonably satisfactory to the Administrative Agent, as such Indebtedness may be amended, modified and/or supplemented from time to time in accordance with the terms hereof  and thereof; provided, that in any event, unless the Required Lenders otherwise expressly consent in writing prior to the issuance thereof, (a) except for the covenant described in clause (ii) below and a customary “change of control” offer to purchase, no such Indebtedness shall be subject to scheduled amortization or required redemption or repayment or have a final maturity, in any case prior to the date that is ninety-one (91) days after the Latest Maturity Date, (b) any “asset sale” offer to purchase covenant included in the indenture or other agreement governing such Indebtedness shall provide that the Borrower or the respective Restricted Subsidiary shall be permitted to repay obligations, and terminate commitments, under “senior debt” (including this Agreement) before offering to purchase such Indebtedness, (c) the indenture shall not include any financial maintenance covenants, (d) the “default to other indebtedness” event of default contained in the indenture or other agreement governing such Indebtedness shall provide for a “cross-acceleration” rather than a “cross-default”, and (e) the redemption provisions, covenants, remedies and events of default shall be no more restrictive taken as a whole than those contained in the Existing Notes Indenture as in effect on the Effective Date.  The incurrence of Permitted Unsecured Debt shall be deemed to be a representation and warranty by the Borrower that all conditions thereto have been satisfied in all material respects and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 5 and 10.

“Permitted Unsecured Debt Documents” shall mean, on and after the execution and delivery thereof, all agreements and documents relating to the incurrence of the Permitted Unsecured Debt, as the same may be amended, restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Plan” shall mean an “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA maintained or contributed to by the Borrower or a Subsidiary of the Borrower or with respect to which the Borrower or a Restricted Subsidiary of the Borrower has any liability (including on account of an ERISA Affiliate).

“Platform” shall have the meaning provided in Section 12.03(c).

“Pledge Agreement” shall have the meaning provided in Section 5.11.

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement (excluding, for the avoidance of doubt, any Excluded Assets).

“Pledgee” shall have the meaning provided in the Pledge Agreement.

“Preferred Equity”, as applied to the Equity Interests of any Person, shall mean Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person, and shall include any Qualified Preferred Stock, any Disqualified Preferred Stock and any Designated Preferred Stock.

“Principal” shall mean Hughes and/or Liggins.

“Principal Related Party” shall mean:

(a) any eighty percent (80%) (or more) owned Subsidiary or immediate family member of any Principal; or

(b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons Beneficially Owning an eighty percent (80%) or more controlling interest of such entity(ies) consists of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (a).

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (a) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness (including to refinance any outstanding Indebtedness of an Unrestricted Subsidiary at the time same is designated as a Restricted Subsidiary pursuant to a Subsidiary Designation) or to finance a Permitted Acquisition, a Dividend, an Investment in an Acquired Entity or Business or any other Specified Transaction) or issuance of Disqualified Preferred Stock or Designated Preferred Stock after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness or Disqualified Preferred Stock had been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (b) the permanent repayment or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) or Disqualified Preferred Stock or Designated Preferred Stock after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness or Disqualified Preferred Stock or Designated Preferred Stock, as the case may be, had been retired or repaid on the first day of such Test Period or Calculation Period, as the case may be, (c) the Subsidiary Designation, if any, then being designated as well as any other Subsidiary Designation after the first day of the relevant Calculation Period and on or prior to the date of the respective Subsidiary Designation then being designated and (d) any Permitted Acquisition, Specified Transaction, Affiliation Agreement, or any Significant Asset Sale (or, at the option of the Borrower, any other disposition to a Person other than the Borrower or a Restricted Subsidiary) then being consummated as well as any other Permitted Acquisition, Specified Transaction, Affiliation Agreement or any other Significant Asset Sale (or other disposition, as applicable) if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Permitted Acquisition, Specified Transaction or Significant Asset Sale (or other disposition, as applicable), as the case may be, then being effected, with the following rules to apply in connection therewith:

(i) all Indebtedness, Disqualified Preferred Stock or Designated Preferred Stock (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness (including to refinance any outstanding Indebtedness of an Unrestricted Subsidiary at the time same is designated as a Restricted Subsidiary pursuant to a Subsidiary Designation) or to finance Permitted Acquisitions, Dividends, Investments in an Acquired Entity or Business or any other Specified Transaction) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Permitted Acquisition, a Dividend, an Investment in an Acquired Entity or Business or any other Specified Transaction, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period, as the case may be, shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination;

(ii) all Indebtedness, Disqualified Preferred Stock or Designated Preferred Stock assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest or accrued dividends, as the case may be, at (x) the rate applicable thereto, in the case of fixed rate indebtedness, Disqualified Preferred Stock or Designated Preferred Stock, as the case may be, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness, Disqualified Preferred Stock or Designated Preferred Stock, as the case may be (although interest expense with respect to any Indebtedness, Disqualified Preferred Stock or Designated Preferred Stock for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided, that all Indebtedness, Disqualified Preferred Stock or Designated Preferred Stock (whether actually outstanding or deemed outstanding) bearing interest at a floating rate shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and

(iii) in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition, any other Investment in an Acquired Entity or Business, any Subsidiary Designation, Specified Transaction, Affiliation Agreement or any Significant Asset Sale (or, at the option of the Borrower, any other disposition to a Person other than the Borrower or a Restricted Subsidiary) if effected during the respective Calculation Period or Test Period (or thereafter, for purposes of determinations pursuant to Sections 8.14, 9.03(vii), 9.03(viii), 9.03(xi), 9.04(xiv), 9.04(xvi), 9.05(xii), 9.05(xvii), 9.05(xviii), 9.05(xxii), 9.05(xxiii), 9.09(iv) and 9.11(c) only) as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, taking into account (x) in the case of any Permitted Acquisition or Subsidiary Designation, factually supportable and identifiable cost savings, expenses, expense reductions, operating improvements and synergies (if applicable) as if such cost savings, expenses, expense reductions, operating improvements and synergies (if applicable) were realized on the first day of the respective period and (y) in the case of each Specified Transaction, Additional Cost-Savings Adjustments as if such Additional Cost-Savings Adjustments  had been realized on the first day (and during the entirety of) of the respective period, net of the benefits actually realized for the respective period to the extent such are already included in the determination of Consolidated Net Income for the applicable period; provided, that the aggregate amount of all Additional Cost-Savings Adjustments  included for all Fiscal Quarters included in all Test Periods or Calculation Periods, as applicable, during the term of this Agreement shall not exceed $7,500,000.

“Pro Rata Share” shall mean:

(a)           with respect to a Lender’s obligation to make Revolving Loans and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolving Loan Commitment being terminated or reduced to zero, the percentage obtained by dividing (A) such Revolving Lender’s Revolving Loan Commitment Amount, by (B) the Revolving Loan Commitment, and (ii) from and after the time that the Revolving Loan Commitment has been terminated or reduced to zero, the percentage obtained by dividing (A) the outstanding principal amount of such Revolving Lender’s Revolving Loans by (B) the outstanding principal amount of all Revolving Loans; and

(b)           with respect to a Revolving Lender’s obligation to participate in Letters of Credit and Reimbursement Undertakings, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Revolving Loan Commitment being terminated or reduced to zero, the percentage obtained by dividing (A) such Revolving Lender’s Revolving Loan Commitment Amount, by (B) the Revolving Loan Commitment, and (ii) from and after the time that the Revolving Loan Commitment has been terminated or reduced to zero, the percentage obtained by dividing (A) the outstanding principal amount of such Revolving Lender’s Revolving Loans by (B) the outstanding principal amount of all Revolving Loans; provided, however, that if all of the Revolving Loans have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolving Loan Commitment had not been terminated or reduced to zero and based upon the Revolving Loan Commitment as it existed immediately prior to their termination or reduction to zero.

“Protective Advances” shall have the meaning provided in Section 2.02(c)(i).

“Public Lender” shall have the meaning provided in Section 12.03(c).

“Qualified Preferred Stock” shall mean Preferred Equity of the Borrower other than Disqualified Preferred Stock.

“Radio One Securities” shall mean any Equity Interests or debt securities of the Borrower or any of its Restricted Subsidiaries.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures which constitute real property, including Leaseholds to the extent constituting an interest in real property.

“Recipient” shall mean (a) the Administrative Agent, (b) the Collateral Agent, and (c) any Lender, as applicable.

“Recovery Event” shall mean any event that gives rise to the receipt by the Borrower or any of its Restricted Subsidiaries of any cash insurance proceeds or condemnation awards payable (a) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Restricted Subsidiaries (but not by reason of any loss of revenues or interruption of business or operations caused thereby) and (b) under any policy of insurance required to be maintained under Section 8.03 (other than business interruption insurance).

“Refinancing” shall mean the refinancing transactions described in Section 5.07(a).

“Refinancing Documents” shall mean all pay-off letters, guaranty releases, Lien releases (including, without limitation, UCC termination statements) and other release documents and agreements entered into in connection with the Refinancing.

“Register” shall have the meaning provided in Section 12.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Reimbursement Undertaking” shall have the meaning provided in Section 2.04(a).

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, partners, trustees, officers, employees, shareholders, agents, advisors, attorney-in-fact and Controlling persons of such Person and such Person’s Affiliates.

“Release” shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, or migrating, into, through or upon any land or water or air, or otherwise entering into the environment.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the thirty (30) day notice period is waived under applicable regulations.

“Reporting Period” shall mean the period (a)(i) commencing on the date on which Availability has been less than fifteen percent (15%) of the Revolving Loan Limit and (ii) ending on the date on which Availability has been greater than fifteen percent (15%) of the Revolving Loan Limit for any consecutive forty-five (45) day period, or (b)(i) commencing on the date on which an Event of Default has occurred and (ii) ending on the date on which such Event of Default has been waived in accordance with the terms of this Agreement.

“Required Lenders” shall mean, at any time, Lenders holding (a) more than fifty percent (50%) of the sum of the Revolving Loan Commitment or (b) if the Revolving Loan Commitment has been terminated, more than fifty percent (50%) of the then aggregate outstanding principal balance of the Loans; provided, that at any time there are two (2) or more Lenders (excluding for this purpose any Affiliates of any Lender), “Required Lenders” shall require not less than two (2) of such Lenders.

“Restricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents (a) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Restricted Subsidiary (unless such appearance is related to the Credit Documents, the Term Loan Documents or Liens created thereunder), or (b) are subject to any Lien (other than inchoate or banker’s Liens) in favor of any Person other than the Collateral Agent for the benefit of the Secured Creditors.

“Restricted Payment” means to (a) declare or pay any Dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Borrower (including any payment in connection with any merger or consolidation involving Borrower) or to the direct or indirect holders of Equity Interests issued by Borrower in their capacity as such, (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value any Equity Interests issued by Borrower, or (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Borrower now or hereafter outstanding.

“Restricted Subsidiary” shall mean, as to any Person, any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Returns” shall have the meaning provided in Section 7.09.

“Revolver Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of the Effective Date entered into by and among the Administrative Agent, the Term Loan Agent and Wilmington Trust, National Association, as trustee and collateral trustee under the Senior Secured Notes Indenture, and acknowledged by the Borrower and the other Credit Parties, as the same may be amended, restated modified and/or supplemented from time to time in accordance with the terms thereof.

“Revolver Usage” shall mean, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans, plus (b) the amount of the Letter of Credit Usage.

“Revolving Lender” shall mean each Lender having a Revolving Loan Commitment Amount in excess of zero (or, in the event the Revolving Loan Commitment shall have been terminated at any time, each Lender at such time having any outstanding Revolving Loans.

“Revolving Loan Borrowing” shall mean a borrowing of a Revolving Loan.

“Revolving Loan Commitment” shall mean, as of any date of determination, the aggregate Revolving Loan Commitment Amounts of all Lenders as of such date.

“Revolving Loan Commitment Amount” shall mean, as to any Lender, the dollar amount set forth opposite such Lender’s name on Schedule 1.01A under the column “Revolving Loan Commitment Amount”, as such amount may be (a) adjusted from time to time by any “Amounts Assigned” (with respect to such Lender’s portion of Revolving Loans outstanding and its commitment to make Revolving Loans) pursuant to the terms of any and all effective Assignment and Assumption Agreements to which such Lender is a party and/or (b) decreased by any reductions in accordance with Section 2.01(d).

“Revolving Loan Commitment Percentage” shall mean, as to any Lender, the percentage equal to the Revolving Loan Commitment Amount of such Lender on such date divided by the aggregate Revolving Loan Commitment Amounts of all Lenders on such date.

“Revolving Loan Exposure” shall mean, with respect to any Lender on any date of determination, the percentage equal to the amount of such Lender’s outstanding Revolver Usage on such date divided by the aggregate outstanding Revolving Loans of all Lenders on such date.

“Revolving Loan Limit” shall mean $25,000,000, as such amount may be decreased by the amount of reductions in the Revolving Loan Commitment Amount made in accordance with Section 2.01(d) of this Agreement.

“Revolving Loans” shall have the meaning provided in Section 2.01.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill Company, Inc. and any successor owner of such division.

“Sanctions” shall have the meaning provided in Section 7.25.

“Scheduled Existing Indebtedness” shall mean the Indebtedness existing on the Effective Date as listed on Schedule 7.20.

“SEC” shall have the meaning provided in Section 8.01(g).

“Section 4.04(b)(ii) Certificate” shall have the meaning provided in Section 4.04(b)(ii).

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall have the meaning provided in Section 5.12.

“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement (excluding, for the avoidance of doubt, any Excluded Assets).

“Security Document” shall mean and include each of the Security Agreement, the Pledge Agreement and, after the execution and delivery thereof, each Additional Security Document.

“Senior Secured Notes” shall mean those certain 7.375% Senior Secured Notes due 2020 issued by the Borrower pursuant to the Senior Secured Notes Indenture in the original aggregate principal amount of $350,000,000, as amended, restated, modified and/or supplemented on or prior to the Effective Date, and as the same may be further amended, restated modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Senior Secured Notes Documents” shall mean any and all agreements and guaranties relating to the Senior Secured Notes, including but not limited to the Senior Secured Notes and the Senior Secured Notes Indenture, as amended, restated, modified and/or supplemented on or prior to the Effective Date, and as the same may be further amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Senior Secured Notes Indenture” shall mean that certain Indenture, dated as of April 17, 2015, between the Borrower, as issuer, and Wilmington Trust, National Association, as trustee and collateral trustee, as amended, restated, modified and/or supplemented on or prior to the Effective Date, and as the same may be further amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Settlement” shall have the meaning provided in Section 2.02(d)(i).

“Settlement Date” shall have the meaning provided in Section 2.02(d)(i).

“Significant Asset Sale” shall mean each Asset Sale which generates Net Sale Proceeds of at least $5,000,000.

“Specified Transaction” shall mean any Permitted Acquisition, any other Investment in an Acquired Entity or Business, any Subsidiary Designation, any Asset Swaps, any Designated Tower Sales, any Significant Asset Sale (or, at the option of the Borrower, any other disposition to a Person other than the Borrower or a Restricted Subsidiary), any Dividend, any Debt Repurchase or any other event that by the terms of this Agreement requires compliance on a “Pro Forma Basis” with a test or covenant hereunder.

“SPV” shall have the meaning provided in Section 12.04(d).

“Stated Maturity” shall mean, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provisions providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Station” shall mean a radio or television station operated to broadcast commercial radio or television programming over signals within a specified geographic area.

“Subject Affiliate Transfer” shall mean any transfer of any property or assets of, or Equity Interests in, any Unrestricted Subsidiary to any Principal, Principal Related Party, Permitted Group or Person of which more than fifty percent (50%) of the Voting Stock is Beneficially Owned, directly or indirectly, by a Principal or a Principal Related Party or a Permitted Group.

“Subordinated Indebtedness” shall mean, with respect to any Person, any Indebtedness of such Person if the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding expressly provides that such Indebtedness is (a) if incurred by the Borrower, subordinated in right of payment to the Obligations or (b) if incurred by a Restricted Subsidiary, subordinated in right of payment to the guarantee and other obligations made by such Restricted Subsidiary pursuant to the Subsidiaries Guaranty and the Obligations, as the same relate to a Restricted Subsidiary.

“Subsidiaries Guaranty” shall have the meaning provided in Section 5.10.

“Subsidiary” shall mean, with respect to any specified Person: (a) any corporation, association, limited liability company or other business entity (other than a partnership) of which more than fifty percent (50%) of the total voting power of Voting Stock is at the time owned or controlled, directly or through another Subsidiary, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof), or (iii) as to which such Person and its Subsidiaries are entitled to receive more than fifty percent (50%) of the assets of such partnership upon its dissolution.

“Subsidiary Designation” shall have the meaning provided in Section 8.14.

“Subsidiary Guarantor” shall mean each Domestic Restricted Subsidiary of the Borrower (other than any Immaterial Subsidiary of the Borrower), in each case, whether existing on the Effective Date or established, created or acquired after the Effective Date, unless and until such time as the respective Domestic Restricted Subsidiary is released from all of its obligations under the Subsidiaries Guaranty in accordance with the terms and provisions thereof.

“Swap Obligations” shall mean, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Taxes” shall have the meaning provided in Section 4.04(a).

“Term Loan Agent” shall mean the administrative agent for the secured parties under the Term Loan Documents, together with its successors and permitted assigns.

“Term Loan Credit Agreement” shall mean the Credit Agreement dated as of April 17, 2015 among the Borrower, the Term Loan Agent, and lenders party thereto, as amended, restated, supplemented, modified, replaced, substituted, extended or refinanced from time to time in accordance with the terms thereof and the Revolver Intercreditor Agreement.

“Term Loan Documents” shall mean the Term Loan Credit Agreement and the other “Credit Documents” as defined therein, in each case as amended, restated, supplemented, modified, replaced, substituted, extended or refinanced from time to time in accordance with the terms thereof and the Revolver Intercreditor Agreement.

“Term Loans” shall mean the term loans made to the Borrower under the Term Loan Credit Agreement and the other Term Loan Documents.

“Test Period” shall mean each period of four (4) consecutive Fiscal Quarters of the Borrower then last ended, in each case taken as one accounting period.

“Title Company” shall have the meaning provided in Section 5.13.

“Thirty-Day Availability” shall mean each day’s Availability during the thirty (30) consecutive day period immediately preceding the date of the action or  proposed action on which it is being determined whether the Payment Conditions have been satisfied.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Transaction” shall mean, collectively, (a) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, the incurrence of Loans on the Effective Date and the use of proceeds thereof, and (b) the payment of all fees and expenses incurred in connection with the foregoing.

“TV One” shall mean TV One, LLC, a Delaware limited liability company.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a LIBOR Loan.

“UCC” shall mean the New York Uniform Commercial Code, as in effect from time to time; provided, however, that, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Agent’s Liens on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

“ULF Quarter” shall mean, solely for the purposes of calculating the unused line fee set forth in Section 3.01, (a) the period commencing on November 1 of each year and ending on January 31 of each year, (b) the period commencing on February 1 of each year and ending on April 30 of each year, (c) the period commencing on May 1 of each year and ending on July 31 of each year, and (d) the period commencing on August 1 of each year and ending on October 31 of each year.

“Underlying Issuer” shall mean Wells Fargo or one of its Affiliates.

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets (excluding any accrued but unpaid contributions).

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“Unrestricted Subsidiary” shall mean:

(a) as of the Effective Date, any entity set forth on Schedule 1.01C;

(b) any other Subsidiary of the Borrower that is designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to a board resolution and in accordance with Section 8.14, but only to the extent that such Subsidiary:

(i) has no Indebtedness other than Non-Recourse Debt;

(ii) is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

(iii) is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(iv) has not guaranteed or otherwise directly or indirectly provided credit support for any then outstanding Indebtedness of the Borrower or any of its Restricted Subsidiaries; and

(c) any Subsidiary of an Unrestricted Subsidiary;

provided, that if, at any time, any Unrestricted Subsidiary would fail to meet the requirements of an “Unrestricted Subsidiary” set forth above in this definition, then such Unrestricted Subsidiary shall be deemed to be a Restricted Subsidiary of the Borrower and be required to take all actions required by Section 8.11(f); provided, however, that if the Borrower is not in compliance with clauses (i), (ii) and (iii) of Section 8.14 and Sections 9.01, 9.04 or 9.05 after giving effect to such deemed designation, such non-compliance shall be treated as a breach of such Section and constitute an Event of Default.

“Unsecured Indebtedness” shall mean any Indebtedness of the Borrower or any of its Restricted Subsidiaries that is not Permitted Secured Indebtedness.

“U.S. Foreign Holding Company” shall mean, as to any Person, any Subsidiary of such Person that qualifies as a Foreign Subsidiary pursuant to clause (b) of the definition thereof.

“U.S. Lender” shall have the meaning provided in Section 4.04(d).

“Voting Stock” of any Person as of any date shall mean the Equity Interests of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness or Preferred Equity, as the case may be, at any date, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Equity multiplied by the amount of such payment; by (b) the sum of all such payments.

“Wells Fargo” shall mean Wells Fargo Bank, National Association, a national banking association.

“Wholly-Owned Domestic Restricted Subsidiary” shall mean, as to any Person, any Wholly-Owned Restricted Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Foreign Restricted Subsidiary” shall mean, as to any Person, any Wholly-Owned Restricted Subsidiary of such Person which is a Foreign Subsidiary.

“Wholly-Owned Restricted Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person that is also a Restricted Subsidiary of such Person.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation ninety percent (90%) of whose outstanding Equity Interests is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and any other outstanding Equity Interests are owned by officers, directors or employees of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a one hundred percent (100%) equity interest at such time (other than, in the case of a Subsidiary of the Borrower with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

1.02. Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (vi) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s permitted successors and assigns and (B) to the Borrower or any other Credit Party shall be construed to include the Borrower or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding, (vii) references to “knowledge” or similar phrases referring to “knowledge” shall be interpreted to mean the actual knowledge of an Authorized Officer of the applicable Person (or, if no Person is specified, an Authorized Officer of the Borrower and the other Credit Parties), (viii) the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (ix) an Event of Default shall exist or continue or be continuing until such Event of Default is waived in writing by Administrative Agent in accordance with the terms and conditions hereof, and (x) all references to any Governmental Authority, shall include any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) For purposes of determining compliance with Section 9.05 at any time, in the event that any Investment meets the criteria of one or more than one of the categories of transactions permitted pursuant to any clause of Section 9.05, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as reasonably determined, without duplication, by the Borrower at such time.

(f) Any reference herein or in any other Credit Document to the satisfaction, repayment, or payment in full (or paid in full) of the Obligations or the Guaranteed Obligations (as defined in the Subsidiariesy Guaranty) shall mean (i) the payment or repayment in full in immediately available funds of (A) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (B) all costs and expenses required to be paid to the Administrative Agent, the Collateral Agent and the Lenders under the Credit Documents that have accrued and are unpaid regardless of whether demand has been made therefor, and (C) all Fees or charges that have accrued hereunder or under any other Credit Document and are unpaid, (ii) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (iii) in the case of Bank Product Obligations (other than Hedge Obligations), providing Bank Product Collateralization, (iv) the receipt by the Administrative Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to the Administrative Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense which is required to be reimbursed pursuant to the Credit Documents (including reasonable attorneys’ fees and legal expenses), such cash collateral to be in such amount as the Administrative Agent reasonably determines is appropriate to secure such contingent Obligations, (v) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers), in each case, other than (A)(1) unasserted contingent indemnification Obligations and (2) indemnities described in Section 7.1 of the Security Agreement and in Section 12.01 hereof that, in either case, are not then due and payable, (B) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (C) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (vi) the termination of all of the Commitments of the Lenders.

1.03. Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

1.04. Calculations; Computations.  (a)                                                        The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Administrative Agent); provided, that, (i) except as otherwise specifically provided herein, all computations and all definitions (including accounting terms) used in determining compliance with 8.14, 9.02(v), 9.03(vii), 9.03(viii), 9.03(xi), 9.04(xiv), 9.04(xvi), 9.05(xii), 9.05(xvi), 9.05(xvii), 9.05(xviii), 9.05(xxii), 9.05(xxiii), 9.07, 9.09(iv) and 9.11(c) shall utilize GAAP and policies in conformity with those used to prepare the audited financial statements of the Borrower referred to in Section 7.05(a) for the Fiscal Year ended December 31, 2015, (ii) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Credit Document shall be calculated, in each case, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof; (iii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis; and (iv) except as otherwise expressly provided herein, for purposes of calculating financial terms, all covenants and related definitions, all such calculations based on the operations of the Borrower and its Restricted Subsidiaries on a consolidated basis shall be made without giving effect to the operations of any Unrestricted Subsidiaries.

(b) All computations of interest and other Fees hereunder shall be made on the basis of a year of three hundred sixty (360) days (except for interest calculated by reference to the Prime Lending Rate, which shall be based on a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as applicable) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

1.05. References to Agreements, Laws, Etc.  Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, amendments and restatements, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, amendments and restatements, restatements, extensions, supplements and other modifications are permitted by the Credit Documents; and (b) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law (including by succession of comparable successor laws).

1.06. Timing of Payment of Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day (except where otherwise expressly provided herein).

1.07. Certifications.  All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.

SECTION 2. Amount and Terms of Credit.

2.01. Revolving Loans and Borrowings.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolving Loan Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans (“Revolving Loans”) to the Borrower in an amount at any one time outstanding not to exceed the lesser of:

(i) such Lender’s Revolving Loan Commitment Amount, or

(ii) such Lender’s Pro Rata Share of an amount equal to the lesser of:

(A) the Revolving Loan Limit less the Letter of Credit Usage at such time, or

(B) the Borrowing Base at such time less the Letter of Credit Usage at such time.

(b) Amounts borrowed pursuant to this Section 2.01 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.  The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c) Anything to the contrary in this Section 2.01 notwithstanding, Administrative Agent shall have the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust reserves from time to time against the Borrowing Base or the Revolving Loan Limit in such amounts, and with respect to such matters (but without duplication), as Administrative Agent in its Permitted Discretion shall deem necessary or appropriate, including (i) reserves in an amount equal to the Bank Product Reserve Amount, and (ii) reserves with respect to (A) sums that the Borrower or its Restricted Subsidiaries are required to pay under any Section of this Agreement or any other Credit Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay when due, and (B) amounts owing by the Borrower or its Restricted Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in Administrative Agent’s Permitted Discretion, likely would have a priority superior to Administrative Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.

(d) The Revolving Loan Commitment shall terminate on the Maturity Date.  The Borrower may reduce the Revolving Loan Commitment, without premium or penalty, by providing written notice of its intent to do so, to an amount not less than the sum of (i) the Revolver Usage as of such date, plus (ii) the principal amount of all Revolving Loans not yet made as to which a request has been given by the Borrower under Section 2.02(a), plus (iii) the amount of all Letters of Credit not yet issued as to which a request has been given by the Borrower pursuant to Section 2.04(a); provided, that the Revolving Loan Commitment may not be reduced below $10,000,000 (unless the Revolving Loan Commitment is being reduced to zero).  Each such reduction shall be in an amount which is not less than $1,000,000 (unless the Revolving Loan Commitment is being reduced to zero and the amount of the Revolving Loan Commitment in effect immediately prior to such reduction are less than $1,000,000), shall be made by providing not less than five (5) Business Days prior written notice to Administrative Agent and shall be irrevocable.  Once reduced, the Revolving Loan Commitment may not be increased unless the Borrower, Administrative Agent and Required Lenders otherwise agree in writing.  Each such reduction of the Revolving Loan Commitment shall reduce the Revolving Loan Commitment Amount of each Revolving Lender proportionately in accordance with its Pro Rata Share thereof.

2.02. Advancing Revolving Loans and Settlements

(a) Procedure for Borrowing.  Each Borrowing shall be made by the delivery of a Notice of Borrowing duly executed by an Authorized Officer of the Borrower delivered to Administrative Agent (which may be delivered through Administrative Agent’s electronic platform or portal).  Such notice shall be irrevocable and must be received by Administrative Agent no later than 1:00 p.m. (New York time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that such notice must be received by Administrative Agent no later than 1:00 p.m. (New York time) on the Business Day prior to the date that is the requested Funding Date.  At Administrative Agent’s election, in lieu of delivering the above-described written request, any Authorized Officer of the Borrower may give Administrative Agent telephonic notice of such request by the required time.  In such circumstances, the Borrower agrees that any such telephonic notice will be confirmed in writing within twenty-four (24) hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.  All Borrowing requests which are not made on-line via Administrative Agent’s electronic platform or portal shall be subject to (and unless Administrative Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Administrative Agent’s authentication process (with results satisfactory to Administrative Agent) prior to the funding of any such requested Borrowing.

(b) Making of Loans.

(i) Promptly after receipt of a request for a Borrowing pursuant to Section 2.02(a), Administrative Agent shall notify the Revolving Lenders, not later than 1:00 p.m. (New York time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing.  Each Revolving Lender shall make the amount of such Revolving Lender’s Pro Rata Share of the requested Borrowing available to Administrative Agent in immediately available funds, to Administrative Agent’s Account, not later than 10:00 a.m. (New York time) on the Funding Date applicable thereto.  After Administrative Agent’s receipt of the proceeds of such Revolving Loans, Administrative Agent shall make the proceeds thereof available to the Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Administrative Agent to the Designated Account; provided, however, that subject to the provisions of Section 2.02(c)(ii), Administrative Agent shall not request any Revolving Lender to make, and no Revolving Lender shall have the obligation to make, any Revolving Loan if (A) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (B) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless Administrative Agent receives notice from a Revolving Lender prior to 9:00 a.m. (New York time) on the date of a Borrowing, that such Revolving Lender will not make available as and when required hereunder to Administrative Agent for the account of the Borrower the amount of that Revolving Lender’s Pro Rata Share of the Borrowing, Administrative Agent may assume that each Revolving Lender has made or will make such amount available to Administrative Agent in immediately available funds on the Funding Date and Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If any Revolving Lender shall not have made its full amount available to Administrative Agent in immediately available funds and if Administrative Agent in such circumstances has made available to the Borrower such amount, that Revolving Lender shall on the Business Day following such Funding Date make such amount available to Administrative Agent, together with interest at the Defaulted Lender Rate for each day during such period.  A notice submitted by Administrative Agent to any Revolving Lender with respect to amounts owing under this Section 2.02(b)(ii) shall be conclusive, absent manifest error.  If such amount is so made available, such payment to Administrative Agent shall constitute such Revolving Lender’s Revolving Loan on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to Administrative Agent on the Business Day following the Funding Date, Administrative Agent will notify the Borrower of such failure to fund and, upon demand by Administrative Agent, the Borrower shall pay such amount to Administrative Agent for Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing; provided, that such repayment shall not constitute a waiver of any of the Borrower’s rights under this Agreement.

(iii) [Intentionally Omitted].

(iv) If requested by a Lender, the portion of the Revolving Loans made by such Lender shall be evidenced by a promissory note executed by the Borrower in an original principal amount equal to such Lender’s Revolving Loan Commitment Amount.

(c) Protective Advances and Optional Overadvances.

(i) Any contrary provision of this Agreement or any other Credit Document notwithstanding, Administrative Agent hereby is authorized by the Borrower and the Lenders, from time to time in Administrative Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, the Borrower on behalf of the Lenders that Administrative Agent, in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, or (B) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (any of the Revolving Loans described in this Section 2.02(c)(i) shall be referred to as “Protective Advances”).

(ii) Any contrary provision of this Agreement or any other Credit Document notwithstanding, the Lenders hereby authorize Administrative Agent and Administrative Agent may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans to the Borrower notwithstanding that an Overadvance exists or thereby would be created, so long as (A) after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or expenses) does not exceed the Revolving Loan Limit and (B) at the time of the making of any such Revolving Loan, Administrative Agent does not believe, in good faith, that the Overadvance created by such Revolving Loan will be outstanding for more than ninety (90) days.  In the event Administrative Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Administrative Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, costs and expenses) unless Administrative Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Administrative Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders thereupon shall, together with Administrative Agent, jointly determine the terms of arrangements that shall be implemented with the Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to the Borrower to an amount permitted by the preceding sentence.  In such circumstances, if any Lender objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.  In any event: (x) if any unintentional Overadvance remains outstanding for more than thirty (30) days, unless otherwise agreed to by the Required Lenders, the Borrower shall immediately repay Revolving Loans in an amount sufficient to eliminate all such unintentional Overadvances, and (y) after the date all such Overadvances have been eliminated, there must be at least five (5) consecutive days before intentional Overadvances are made.  The foregoing provisions are meant for the benefit of the Lenders and Administrative Agent and are not meant for the benefit of the Borrower, which shall continue to be bound by the provisions of Section 2.02(h).  Each Revolving Lender shall be obligated to settle with Administrative Agent as provided in Section 2.02(d) (or Section 2.02(f), as applicable) for the amount of such Revolving Lender’s Pro Rata Share of any unintentional Overadvances by Administrative Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.02(c)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, costs, fees and expenses.

(iii) Each Protective Advance made for the account of Administrative Agent and each Overadvance shall be deemed to be a Revolving Loan hereunder; except, that, no Protective Advance or Overadvance shall be eligible to be a LIBOR Loan and, prior to settlement therefor, all payments on the Protective Advances shall be payable to the Administrative Agent solely for its own account.  The Protective Advances and Overadvances shall be repayable on demand, secured by Administrative Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.  The ability of Administrative Agent to make Protective Advances is separate and distinct from its ability to make Overadvances and its ability to make Overadvances is separate and distinct from its ability to make Protective Advances.  For the avoidance of doubt, the limitations on Administrative Agent’s ability to make Protective Advances do not apply to Overadvances and the limitations on Administrative Agent’s ability to make Overadvances do not apply to Protective Advances.  The provisions of this Section 2.02(c) are for the exclusive benefit of Administrative Agent and the Lenders and are not intended to benefit the Borrower in any way.

(d) Settlement.  It is agreed that each Revolving Lender’s funded portion of the Revolving Loans is intended by the Revolving Lenders to equal, at all times, such Revolving Lender’s Pro Rata Share of the outstanding Revolving Loans.  Such agreement notwithstanding, Administrative Agent and the other Revolving Lenders agree (which agreement shall not be for the benefit of the Borrower) that in order to facilitate the administration of this Agreement and the other Credit Documents, settlement among the Revolving Lenders as to the Revolving Loans and the Protective Advances funded by Administrative Agent shall take place on a periodic basis in accordance with the following provisions:

(i) Administrative Agent shall request settlement (“Settlement”) with the Revolving Lenders on a weekly basis, or on a more frequent basis if so determined by Administrative Agent (A) for itself, with respect to the outstanding Protective Advances funded by Administrative Agent, and (2) with respect to Borrower’s or its Subsidiaries’ collections out of the Collateral or payments received, as to each by notifying the Revolving Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (New York time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”).  Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans and Protective Advances funded by Administrative Agent for the period since the prior Settlement Date.  Subject to the terms and conditions contained herein (including Section 2.02(f)):  (y) if the amount of the Revolving Loans (including Protective Advances funded by Administrative Agent) made by a Revolving Lender that is not a Defaulted Lender exceeds such Revolving Lender’s Pro Rata Share of the Revolving Loans (including Protective Advances funded by Administrative Agent) as of a Settlement Date, then Administrative Agent shall, by no later than 12:00 p.m. (New York time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Revolving Lender (as such Revolving Lender may designate), an amount such that each such Revolving Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Protective Advances funded by Administrative Agent), and (z) if the amount of the Revolving Loans (including Protective Advances funded by Administrative Agent) made by a Revolving Lender is less than such Revolving Lender’s Pro Rata Share of the Revolving Loans (including Protective Advances funded by Administrative Agent) as of a Settlement Date, such Revolving Lender shall no later than 12:00 p.m. (New York time) on the Settlement Date transfer in immediately available funds to Administrative Agent’s Account, an amount such that each such Revolving Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Protective Advances funded by Administrative Agent).  Such amounts made available to Administrative Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the Protective Advances funded by Administrative Agent and shall constitute Revolving Loans of such Revolving Lenders.  If any such amount is not made available to Administrative Agent by any Revolving Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Administrative Agent shall be entitled to recover for its account such amount on demand from such Revolving Lender together with interest thereon at the Defaulted Lender Rate.

(ii) In determining whether a Revolving Lender’s balance of the Revolving Loans and Protective Advances funded by Administrative Agent is less than, equal to, or greater than such Revolving Lender’s Pro Rata Share of the Revolving Loans and Protective Advances funded by Administrative Agent as of a Settlement Date, Administrative Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Administrative Agent with respect to principal, interest, fees payable by the Borrower and allocable to the Revolving Lenders hereunder, and proceeds of Collateral.

(iii) [Intentionally Omitted].

(iv) Anything in this Section 2.02(d) to the contrary notwithstanding, in the event that a Revolving Lender is a Defaulted Lender, Administrative Agent shall be entitled to refrain from remitting settlement amounts to the Defaulted Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.02(f).

(e) Notation.  Administrative Agent, as a non-fiduciary agent for the Borrower, shall maintain a register showing the principal amount of the Revolving Loans owing to each Lender, including the Protective Advances, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.  The register shall, at any reasonable time and from time to time upon reasonable prior written notice to Administrative Agent, be made available for inspection by the Borrower.

(f) Defaulted Lenders. Administrative Agent shall not be obligated to transfer to a Defaulted Lender any payments made by the Borrower to Administrative Agent for the Defaulted Lender’s benefit or any collections out of the Collateral or proceeds of Collateral that would otherwise be remitted hereunder to the Defaulted Lender, and, in the absence of such transfer to the Defaulted Lender, Administrative Agent shall transfer any such payments (i) first, to the Issuing Lender, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, repaid by the Defaulted Lender, (ii) second, to each non-Defaulted Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulted Lender’s portion of a Revolving Loan (or other funding obligation) was funded by such other non-Defaulted Lender), (iii) third, to a suspense account maintained by Administrative Agent, the proceeds of which shall be retained by Administrative Agent and may be made available to be re-advanced to or for the benefit of the Borrower as if such Defaulted Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (iv) from and after the date on which all other Obligations have been paid in full, to such Defaulted Lender.  Subject to the foregoing, Administrative Agent may hold and, in its Permitted Discretion, re-lend to the Borrower for the account of such Defaulted Lender the amount of all such payments received and retained by Administrative Agent for the account of such Defaulted Lender.  Each Defaulted Lender agrees that all payments made by the Borrower for any Loans shall be deemed to be made to all Lenders in accordance with their Pro Rata Share and no Defaulted Lender shall have a direct cause of action against the Borrower for payments made to Administrative Agent that Administrative Agent has not paid over or credited to Defaulted Lender due to the terms of this Agreement.  Solely for the purposes of voting or consenting to matters with respect to the Credit Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 3.02, such Defaulted Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero.  The provisions of this Section 2.02(f) shall remain effective with respect to such Defaulted Lender until the earlier of (A) the date on which the non-Defaulted Lenders, Administrative Agent, and the Borrower shall have waived, in writing, the application of this Section 2.02(f) to such Defaulted Lender, or (B) the date on which such Defaulted Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Administrative Agent all amounts owing by Defaulted Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Administrative Agent, provides adequate assurance of its ability to perform its future obligations hereunder.  The operation of this Section 2.02(f) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulted Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrower of their duties and obligations hereunder to Administrative Agent or to the Lenders other than such Defaulted Lender.  Any failure by a Defaulted Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulted Lender of this Agreement and shall entitle the Borrower, at its option, upon written notice to Administrative Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulted Lender, such substitute Lender to be reasonably acceptable to Administrative Agent.  In connection with the arrangement of such a substitute Lender, the Defaulted Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of the Letters of Credit); provided, however, that any such assumption of the Commitment of such Defaulted Lender shall not be deemed to constitute a waiver of any of the Lender’s or the Borrower’s rights or remedies against any such Defaulted Lender arising out of or in relation to such failure to fund.  In the event of a direct conflict between the priority provisions of this Section 2.02(f) and any other provision contained in this Agreement or any other Credit Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.02(f) shall control and govern.

(g) Independent Obligations.  All Revolving Loans (other than Protective Advances funded by Administrative Agent) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

(h) Overadvances.  If, at any time or for any reason, the amount of Obligations (excluding Bank Product Obligations) owed by the Borrower to the Revolving Lenders pursuant to Section 2.01(a) or Section 2.04 is greater than any of the limitations set forth in Section 2.01(a) or Section 2.04, as applicable (an “Overadvance”), except as otherwise provided for under Section 2.02(c), the Borrower shall promptly (no later than one (1) Business Day after the occurrence of such Overadvance) pay to Administrative Agent, in cash, the amount of such excess in accordance with Section 2.03(b).

2.03. Mandatory and Optional Revolving Loan Repayments.

(a) Repayment Upon Termination Date.  The Revolving Loan Commitment shall terminate upon the earlier to occur of (i) the Maturity Date and (ii) any date on which Administrative Agent or Required Lenders elect to terminate the Revolving Loan Commitment pursuant to Section 10.13 (such earlier date being the “Termination Date”).  On the Termination Date, there shall become due, and the Borrower shall pay the entire outstanding principal amount of. each Revolving Loan, together with accrued and unpaid Obligations pertaining thereto.

(b) Borrowing Base.  If, at any time, (i) the Revolver Usage on such date exceeds (ii) the Borrowing Base (such excess being referred to as the “Borrowing Base Excess”), then the Borrower shall promptly (no later than one (1) Business Day after the occurrence of such Borrowing Base Excess) prepay the Revolving Loans in accordance in an aggregate amount equal to the Borrowing Base Excess.  If, at any time, (x) the Revolver Usage on such date exceeds (y) the aggregate amount of Revolving Loans permitted pursuant to Section 2.01(a) (such excess being referred to as the “Excess Revolving Loans”), then the Borrower shall immediately prepay the Revolving Loans in an aggregate amount equal to the Excess Revolving Loans.

2.04. Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of the Borrower made in accordance herewith, the Issuing Lender agrees to issue, or to cause an Underlying Issuer (including, as Issuing Lender’s agent) to issue, a requested Letter of Credit.  If Issuing Lender, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then Issuing Lender agrees that it will enter into arrangements relative to the reimbursement of such Underlying Issuer (which may include, among, other shall mean, by becoming an applicant with respect to such Letter of Credit or entering into undertakings which provide for reimbursements of such Underlying Issuer with respect to such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a “Reimbursement Undertaking”) with respect to Letters of Credit issued by such Underlying Issuer.  By submitting a request to Issuing Lender for the issuance of a Letter of Credit, the Borrower shall be deemed to have requested that Issuing Lender issue or that an Underlying Issuer issue the requested Letter of Credit and to have requested Issuing Lender to issue a Reimbursement Undertaking with respect to such requested Letter of Credit if it is to be issued by an Underlying Issuer (it being expressly acknowledged and agreed by the Borrower that the Borrower is and shall be deemed to be an applicant (within the meaning of Section 5-102(a)(2) of the Code) with respect to each Underlying Letter of Credit).  Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Officer and delivered to the Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension.  Each such request shall be in form and substance reasonably satisfactory to the Issuing Lender and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary of the Letter of Credit, and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit.  Anything contained herein to the contrary notwithstanding, the Issuing Lender may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit or to issue a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, that supports the obligations of the Borrower or its Restricted Subsidiaries (1) in respect of (A) a lease of real property, or (B) an employment contract, or (2) at any time that one or more of the Revolving Lenders is a Defaulted Lender.  The Issuing Lender shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the requested issuance:

(i) the Letter of Credit Usage would exceed the Borrowing Base less the outstanding amount of Revolving Loans, or

(ii) the Letter of Credit Usage would exceed $5,000,000, or

(iii) the Letter of Credit Usage would exceed the Revolving Loan Limit less the outstanding amount of Revolving Loans.

Each Letter of Credit shall be in form and substance reasonably acceptable to the Issuing Lender, including the requirement that the amounts payable thereunder must be payable in Dollars, and shall expire on a date no more than twelve (12) months after the date of issuance or last renewal of such Letter of Credit, which date shall be no later than the Stated Maturity Date.  If Issuing Lender makes a payment under a Letter of Credit or an Underlying Issuer makes a payment under an Underlying Letter of Credit, the Borrower shall pay to Administrative Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans.  If a Letter of Credit Disbursement is deemed to be an Revolving Loan hereunder, the Borrower’s obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be discharged and replaced by the resulting Revolving Loan.  Promptly following receipt by Administrative Agent of any payment from the Borrower pursuant to this paragraph, Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that Revolving Lenders have made payments pursuant to Section 2.04(b) to reimburse the Issuing Lender, then to such Revolving Lenders and the Issuing Lender as their interests may appear.

(b) Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.04(a), each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.04(a) on the same terms and conditions as if the Borrower had requested the amount thereof as an Revolving Loan and Administrative Agent shall promptly pay to Issuing Lender the amounts so received by it from the Revolving Lenders.  By the issuance of a Letter of Credit or a Reimbursement Undertaking (or an amendment to a Letter of Credit or a Reimbursement Undertaking increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Revolving Lenders, the Issuing Lender shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Lender and each Reimbursement Undertaking, in an amount equal to its Pro Rata Share of such Letter of Credit or Reimbursement Undertaking, and each such Revolving Lender agrees to pay to Administrative Agent, for the account of the Issuing Lender, such Revolving Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer under the applicable Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Administrative Agent, for the account of the Issuing Lender, such Revolving Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer and not reimbursed by the Borrower on the date due as provided in Section 2.04(a), or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to deliver to Administrative Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.04(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 6.  If any such Revolving Lender fails to make available to Administrative Agent the amount of such Revolving Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulted Lender and Administrative Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulted Lender Rate until paid in full.

(c) The Borrower hereby agrees to indemnify, save, defend, and hold the Lenders and each Underlying Issuer harmless from any damage, loss, cost, expense, or liability (other than taxes, whether or not included in the “Taxes” defined term, which shall be governed by Section 4.04), and reasonable attorneys’ fees incurred by Issuing Lender, any other member of the Lenders, or any Underlying Issuer arising out of or in connection with any Reimbursement Undertaking or any Letter of Credit; provided, however, that the Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence, bad faith or willful misconduct of the Issuing Lender, any other Lender, or any Underlying Issuer, or any dispute solely among the Issuing Lender, any other Lender or any Underlying Issuer.  The Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Letter of Credit or by Issuing Lender’s interpretations of any Reimbursement Undertaking even though this interpretation may be different from the Borrower’s own, and the Borrower understands and agrees that none of the Issuing Lender, the Lenders, or any Underlying Issuer shall be liable for any error, negligence, or mistake, whether of omission or commission, in following the Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto, unless such error, negligence or mistake resulted from the gross negligence, bad faith or willful misconduct of the Issuing Lender, any other Lender, or any Underlying Issuer as finally determined by a court of competent jurisdiction.  The Borrower understands that the Reimbursement Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by the Borrower against such Underlying Issuer.  The Borrower hereby agrees to indemnify, save, defend, and hold Issuing Lender and the other Lenders harmless with respect to any loss, cost, expense (including reasonable attorneys’ fees), or liability (other than Taxes, which shall be governed by Section 4.04) incurred by them as a result of the Issuing Lender’s indemnification of an Underlying Issuer; provided, however, that the Borrower shall not be obligated hereunder to indemnify for any such loss, cost, expense, or liability to the extent that it is caused by the gross negligence, bad faith or willful misconduct of the Issuing Lender or any other Lender.  The Borrower hereby acknowledges and agrees that none of the Issuing Lender, any other Lender, or any Underlying Issuer shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit, unless such delays, errors or omissions resulted from the gross negligence, bad faith or willful misconduct of the Issuing Lender, any other Lender, or any Underlying Issuer as finally determined by a court of competent jurisdiction.

(d) The Borrower hereby authorize and direct any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(e) Any and all issuance charges, usage charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be expenses for purposes of this Agreement and shall be reimbursable immediately by the Borrower to Administrative Agent for the account of the Issuing Lender; it being acknowledged and agreed by the Borrower that, as of the Effective Date, the usage charge imposed by the Underlying Issuer is one quarter of one percent (0.25%) per annum times the undrawn amount of each Underlying Letter of Credit, that such usage charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(f) If by reason of (i) any change after the Effective Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Issuing Lender, any other Lender, or Underlying Issuer with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii) there shall be imposed on the Issuing Lender, any other Lender, or Underlying Issuer any other condition regarding any Letter of Credit or Reimbursement Undertaking,

and the result of the foregoing is to increase, directly or indirectly, the cost to the Issuing Lender, any other Lender, or an Underlying Issuer of issuing, making, guaranteeing, or maintaining any Reimbursement Undertaking or Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Administrative Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify the Borrower, and the Borrower shall pay within thirty (30) days after demand therefor, such amounts as Administrative Agent may specify to be necessary to compensate the Issuing Lender, any other Lender, or an Underlying Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, however, that the Borrower shall not be required to provide any compensation pursuant to this Section 2.04(f) for any such amounts incurred more than one hundred eighty (180) days prior to the date on which the demand for payment of such amounts is first made to the Borrower; provided, further, however, that if an event or circumstance giving rise to such amounts is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.  The determination by Administrative Agent of any amount due pursuant to this Section 2.04(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.05. [Intentionally Omitted]

2.06. Conversions.  The Borrower shall have the option to convert, on any Business Day, all or a portion of the outstanding principal amount of Loans made pursuant to one or more Borrowings of one or more Types of Loans into a Borrowing of another Type of Loan; provided, that, (i) except as otherwise provided in Section 2.10(b), LIBOR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted, (ii) Base Rate Loans may not be converted into LIBOR Loans if any Event of Default exists pursuant to Section 10 on the date of conversion, (iii) if any Event of Default (other than as referred to in preceding clause (ii)) is in existence on the date of the proposed conversion of a LIBOR Loan, (x) Base Rate Loans may not be converted into LIBOR Loans if the Administrative Agent or the Required Lenders have notified the Borrower that conversions will not be permitted during the existence of such Event of Default and (y) in the absence of the notification referred to in preceding clause (x), Base Rate Loans may only be converted into LIBOR Loans with an Interest Period of one (1) month, and (iv) no conversion pursuant to this Section 2.06 shall result in more than six (6) Borrowings of LIBOR Loans.  Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 1:00 P.M. (New York City time) at least (x) in the case of conversions of Base Rate Loans into LIBOR Loans, three (3) Business Days’ prior notice and (y) in the case of conversions of LIBOR Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case substantially in the form of Exhibit A-1, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into LIBOR Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

2.07. [Intentionally Omitted].

2.08. [Intentionally Omitted].

2.09. Interest Periods.  At the time the Borrower gives any Notice of Conversion/Continuation in respect of the making of, or conversion into, any LIBOR Loan (in the case of the initial Interest Period applicable thereto) or prior to 1:00 P.M. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such LIBOR Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such LIBOR Loan, which Interest Period shall, at the option of the Borrower, be (x) a one (1), two (2), three (3) or six (6) month period or (y) if agreed by the Administrative Agent in its sole discretion, such other periods not to exceed one month; provided, that (in each case):

(i) all LIBOR Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any LIBOR Loan shall commence on the date of Borrowing of such LIBOR Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) if any Interest Period for a LIBOR Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v) no Interest Period may be selected at any time when an Event of Default under Section 10 is in existence;

(vi) if any Event of Default (other than as referred to in preceding clause (v)) is in existence, (x) no Interest Period may be selected if the Administrative Agent or the Required Lenders have notified the Borrower that the selection of new Interest Periods will not be permitted during the existence of such Event of Default and (y) in the absence of the notification referred to in preceding clause (x), no Interest Period with a duration in excess of one (1) month may be selected;

(vii) no Interest Period in respect of any Borrowing of Loans shall be selected which extends beyond the Maturity Date; and

If by 1:00 P.M. (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable to such LIBOR Loans as provided above, the Borrower shall be deemed to have elected to continue such LIBOR Loans as LIBOR Loans with an Interest Period of one (1) month effective as of the expiration date of such current Interest Period; provided, that if the Borrower is not permitted to elect a new Interest Period to be applicable to such LIBOR Loans as provided above, the Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

2.10. Increased Costs, Illegality, etc.  (a)  In the event that any Lender shall have reasonably determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) or (iii)(z) below, may be made only by the Administrative Agent or the Required Lenders):

(i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the London interbank market, adequate and fair shall mean do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loan because (x) of any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to:  (A) a change in the basis of taxation of payment to the Administrative Agent or any Lender of the principal of or interest on the Loans or any other amounts payable hereunder (except for changes in Excluded Taxes) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of LIBOR and/or (y) LIBOR with respect to such LIBOR Loan does not adequately and fairly reflect the cost to such Lender of funding such LIBOR Loan; or

(iii) at any time, that the making or continuance of any LIBOR Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the London interbank market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Conversion/Continuation given by the Borrower with respect to LIBOR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees, subject to the provisions of Section 2.11(b) (to the extent applicable), to pay to such Lender, within 10 Business Days of such Lender’s written request therefor (including reasonably supporting documentation therefor), such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may, and in the case of a LIBOR Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrower shall, either (x) if the affected LIBOR Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three (3) Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan; provided, that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c) If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, within 10 Business Days of its written demand (including documentation reasonably supporting such request) therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided, that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

(d) Notwithstanding anything in this Agreement to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, shall be deemed to be a change after the Effective Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.10), other than any final rules, regulations, orders, requests, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act that the Lenders are required to comply with prior to the date of this Agreement (it being understood that payments required as a result of this Section 2.10(d) are subject to the provisions of Section 2.11(b), as and to the extent provided therein).

2.11. Compensation.  (a)  The Borrower agrees to compensate each Lender within ten (10) Business Days of its written request (which request shall set forth in reasonable detail the basis for requesting such compensation) and calculation of the amount of such compensation, for all actual losses, reasonable, out of pocket expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans but excluding loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBOR Loans does not occur on a date specified therefor in a Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 4.01 or as a result of an acceleration of the Loans pursuant to Section 10) or conversion of any of its LIBOR Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay LIBOR Loans when required by the terms of this Agreement or (y) any election made pursuant to Section 2.10(b).

(b) Notwithstanding anything to the contrary, with respect to any Lender’s or any participant’s claim for compensation under Section 2.10(a) or 4.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided, that, if the circumstance giving rise to such claim is retroactive, then such one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

2.12. Change of Lending Office.  Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided, that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage in any material respect, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10 and 4.04.

2.13. Loan Account.  Administrative Agent shall maintain a loan account (the “Loan Account”) on its books to record Loans, the Letters of Credit issued or arranged by Issuing Lender for the Borrower’s account, and other extensions of credit made by Lenders hereunder or under any other Credit Document, and all payments thereon made by the Borrower.  All entries in the Loan Account shall be made in accordance with Administrative Agent’s customary accounting practices as in effect from time to time.  The balance in the Loan Account, as recorded on Administrative Agent’s most recent printout or other written statement, shall be conclusive and binding evidence of the amounts due and owing to Administrative Agent by the Borrower absent clear and convincing evidence to the contrary; provided, that any failure to so record or any error in so recording shall not limit or otherwise affect the Borrower’s duty to pay all amounts owing hereunder or under any other Credit Document.  Unless the Borrower notifies Administrative Agent of any objection to any such printout or statement (specifically describing the basis for such objection) within thirty (30) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon the Borrower in all respects as to all matters reflected therein.  Notwithstanding anything to the contrary contained in any Security Document or in any other Credit Document, but subject to the terms of the Agreement Among Lenders, each Credit Party hereby acknowledges, confirms and agrees that, at any time during a Cash Dominion Period, Administrative Agent may, or at the direction of Required Lenders shall, cause each financial institution maintaining a Deposit Account that is the subject of a control agreement to remit all amounts held by such financial institution on behalf of the applicable Credit Party to the Payment Account or such other deposit account identified by Administrative Agent from time to time.

SECTION 3. Fees.

3.01. Unused Line Fee.  From and following the Effective Date, the Borrower shall pay Administrative Agent, for the benefit of all Lenders committed to make Revolving Loans, in accordance with their respective Pro Rata Shares, a fee in an amount equal to (i) the Revolving Loan Commitment less the average Daily Balance of the sum of the outstanding Revolving Loans during the preceding quarter, multiplied by (ii) three-eighths of one percent (0.375%) per annum.  Such fee is to be paid quarterly in arrears on the first Business Day of each ULF Quarter.

3.02. Letter of Credit Fee.  The Borrower shall pay Administrative Agent (for the ratable benefit of the Revolving Lenders, subject to any agreements between Administrative Agent and individual Revolving Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.04(e)) which shall accrue at a per annum rate equal to the Applicable Margin relative to LIBOR Loans times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

3.03. Administrative Agent’s Fees.  The Borrower shall pay to Administrative Agent fees in such amounts and at such times as set forth in the Fee Letter.

SECTION 4. Payments; Taxes.

4.01. Payments.  Except as otherwise specifically provided herein, (i) all interest, all Letter of Credit Fees, and all other fees payable hereunder or under any of the other Credit Documents shall be due and payable, in arrears, on the first Business Day of each quarter; provided, that if an Event of Default has occurred and is continuing, such amounts shall be due and payable, in arrears, on the first Business Day of each month, and (ii) all costs and expenses payable hereunder or under any of the other Credit Documents, including under Section 12.01, shall be due and payable on the earlier of (x) the first Business Day of the month following the date on which the applicable costs or expenses were first incurred or (y) the date on which demand therefor is made by Administrative Agent (it being acknowledged and agreed that any charging of such costs or expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)).  Subject to the immediately following sentence, Administrative Agent agrees, prior to Administrative Agent charging the Loan Account, to provide the Borrower with written notice (a “Payment Notice”) of all fees, costs and expenses due to be paid under this Agreement or under any of the other Credit Documents (other than with respect to the Unused Line Fee, which shall be charged to the Loan Account in accordance with this Section and Section 3.01 above), the payment of which shall be made by the Borrower on or before the date that is twenty (20) days following the date of such Payment Notice (a “Payment Due Date”).  If not paid by the Borrower on or before the applicable Payment Due Date, the Borrower hereby authorizes Administrative Agent, from time to time without prior notice to the Borrower, to charge to the Loan Account (A) on the first Business Day of each quarter (or, if an Event of Default has occurred and is continuing, on the first Business Day of each month), all interest accrued during the prior quarter (or if an Event of Default has occurred and is continuing, month) on the Revolving Loans hereunder, (B) on the first Business Day of each quarter (or, if an Event of Default has occurred and is continuing, on the first Business Day of each month), all Letter of Credit Fees accrued or chargeable hereunder during the prior quarter (or, if an Event of Default has occurred and is continuing, during the prior month), (C) on the first Business Day of each ULF Quarter (or, if an Event of Default has occurred and is continuing, during the prior month), the Unused Line Fee accrued during the prior quarter (or if an Event of Default has occurred and is continuing, month) pursuant to Section 2.10(b), and (D) as and when due and payable all other payment obligations payable under this Agreement (including, without limitation, under Section 12.01), any Credit Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products); provided, that if such amounts are not paid and, instead, are charged to the Loan Account, they shall be charged thereto as of the day on which the item was first due and payable or incurred or accrued without regard to the applicable delay and such amounts shall accrue interest from such original date; provided, further, that, notwithstanding anything to the contrary contained in Section 12.01, Administrative Agent shall be entitled to immediately charge to the Loan Account, without notice to the Borrower, any of the fees, cost and expenses payable under Section 12.01 at any time that an Event of Default has occurred and is continuing.  All amounts (including interest, fees, costs, expenses, or other amounts payable hereunder or under any other Credit Document or under any Bank Product Agreement) charged to the Loan Account shall constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into LIBOR Loans in accordance with the terms of this Agreement).

4.02. [Intentionally Omitted].

4.03. Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 1:00 P.M. (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.04. Net Payments.  (a)  All payments made by any Credit Party hereunder will be made without setoff, counterclaim or other defense.  Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any Excluded Taxes) (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Taxes are so levied or imposed, the Credit Parties agree to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein.  The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes. Without duplication, if any amounts are payable in respect of Taxes pursuant to the two (2) preceding sentences, the applicable Credit Party agrees to reimburse each Lender within fifteen (15) Business Days of receipt of the written request of such Lender, including documentation reasonably supporting such request for such Taxes as are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the two preceding sentences and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence.  The applicable Credit Party will furnish to the Administrative Agent within forty-five (45) days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts or other documentation reasonably evidencing such payment by such Credit Party.  The Credit Parties agree to indemnify and hold harmless each Recipient and reimburse such Recipient upon its written request, for the amount of any Taxes so levied or imposed and paid by such Recipient.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent demonstrable error.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Foreign Lender”) for U.S. federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 12.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, as applicable, (i) two (2) accurate and complete original signed copies of IRS Form W-8ECI, Form W-8IMY (together with any applicable underlying forms) Form W-8BEN or Form W-8BEN-E (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement, or (ii) in the case of a Foreign Lender claiming exemption from or reduction in U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” two (2) accurate and complete original signed copies of IRS Form W-8BEN or Form W-8BEN-E (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement, a certificate substantially in the form of Exhibit D (any such certificate, a “Section 4.04(b)(ii) Certificate”) representing that such Foreign Lender (1) is not a bank for purposes of Section 881(c)(3)(A) of the Code, (2) is not a 10 percent shareholder (within the meaning of Section 881(c)(3)(B) of the Code) of the Borrower or any of its Subsidiaries, and (3) is not a controlled foreign corporation related to the Borrower or any of its Subsidiaries (within the meaning of Section 881(c)(3)(C) of the Code).  In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders any of the previous certifications obsolete or inaccurate in any material respect, such Lender will deliver to the Borrower and the Administrative Agent two (2) new accurate and complete original signed copies of IRS Form W-8ECI, Form W-8IMY, Form W-8BEN or Form W-8BEN-E (with respect to the benefits of any income tax treaty), or Form W-8BEN or Form W-8BEN-E (with respect to the portfolio interest exemption) and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement, or such Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b).  Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 12.04(b) and the immediately succeeding sentence, (x) the Borrower and the Administrative Agent shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States

(or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Foreign Lender for U.S. federal income tax purposes to the extent that such Lender has not provided to the Borrower and the Administrative Agent U.S. IRS Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided to the Borrower and the Administrative Agent the IRS Forms and other documentation required to be provided to the Borrower and the Administrative Agent pursuant to this Section 4.04(b) that establish a complete exemption from such deduction or withholding or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms and other documentation do not establish a complete exemption from withholding of such taxes.  Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 12.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.

(c) If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(d) Each Lender that is a United States person as such term is defined in Section 7701(a)(30) of the Code) (a “U.S. Lender”) for U.S. federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a U.S. Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 12.04(b) (unless the respective U.S. Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such U.S. Lender, as applicable, two (2) original accurate and duly completed United States IRS Forms W-9 certifying as to such U.S. Lender’s entitlement to full exemption from United States backup withholding tax, or any successor forms.

(e) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.04, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.04 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (e), in no event will the Administrative Agent or a Lender be required to pay any amount pursuant to this paragraph (e) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 4.04 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 5. Conditions Precedent to Credit Events on the Effective Date.

The obligation of each Lender to make Loans on the Effective Date, is subject at the time of the making of such Loans to the satisfaction (or waiver by the Administrative Agent) of the following conditions:

5.01. Effective Date.  The Effective Date shall have occurred as provided in Section 12.10.

5.02. Officer’s Certificate.  On the Effective Date, the Administrative Agent shall have received a certificate, dated the Effective Date and signed on behalf of the Borrower by an Authorized Officer of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 5.05, 5.06, 5.07, 5.08, 5.09, 5.10 and 5.18 have been satisfied on such date.

5.03. Opinions of Counsel.  On the Effective Date, the Administrative Agent shall have received (i) from Kirkland & Ellis LLP, special counsel to the Credit Parties, a customary opinion, addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date (ii) from Wiley Rein LLP, regulatory counsel to the Credit Parties, a customary opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date, and (iii) from local counsel in Ohio and Michigan, customary opinions addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date.

5.04. Company Documents; Proceedings; etc.  (a)  On the Effective Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Effective Date, signed by an Authorized Officer of such Credit Party or, to the extent applicable, such Credit Party’s member or manager, and attested to by the Secretary or any Assistant Secretary of such Credit Party or, to the extent applicable, such Credit Party’s member or manager, substantially in the form of Exhibit F with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b) On the Effective Date, the Administrative Agent shall have received good standing certificates from the jurisdiction of organization as of a recent date, for each of the Credit Parties which the Administrative Agent reasonably may have requested, certified by proper Governmental Authorities.

5.05. Minimum Availability.  The Borrower shall have Availability after giving effect to the initial extensions of credit under this Agreement and the payment of all fees and expenses required to be paid by the Borrower on the Effective Date under this Agreement or the other Credit Documents of not less than $10,000,000.

5.06. Revolver Intercreditor Agreement.  On the Effective Date, the Administrative Agent shall have received a duly executed Revolver Intercreditor Agreement.

5.07. [Intentionally Omitted.]

5.08. Adverse Change.  (a)  Since December 31, 2015, nothing shall have occurred (and neither the Administrative Agent nor any Lender shall have become aware of any facts or conditions not previously known)  which, either individually or in the aggregate, has had, or could reasonably be expected to have, (i) a Material Adverse Effect or (ii) a material adverse effect on the Transaction.

(b) On or prior to the Effective Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transaction, the authorization, execution, delivery and performance of the Credit Documents and the granting of Liens under the Credit Documents shall have been obtained and remain in effect (except for filings which are necessary to perfect the security interests on assets acquired after the Effective Date).

5.09. Litigation.  On the Effective Date, there shall be no actions, suits or proceedings pending or, to the knowledge of the Borrower threatened with respect to the Transaction, this Agreement or any other Credit Document.

5.10. Subsidiaries Guaranty.  On the Effective Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered the Subsidiaries Guaranty in the form of Exhibit G (as amended, restated, modified, extended and/or supplemented from time to time, the “Subsidiaries Guaranty”).

5.11. Pledge Agreement.  On the Effective Date, each Credit Party shall have duly authorized, executed and delivered the Pledge Agreement in the form of Exhibit H (as amended, modified, restated, extended and/or supplemented from time to time, the “Pledge Agreement”) and shall have delivered to the Collateral Agent, as Pledgee thereunder, all of the Pledge Agreement Collateral, if any, referred to therein and then owned by such Credit Party, (a) endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral and (b) together with executed and undated endorsements for transfer in the case of Equity Interests constituting certificated Pledge Agreement Collateral.

5.12. Security Agreement.  On the Effective Date, each Credit Party shall have duly authorized, executed and delivered the Security Agreement in the form of Exhibit I (as amended, modified, restated, extended and/or supplemented from time to time, the “Security Agreement”) covering all of such Credit Party’s Security Agreement Collateral, together with:

(i) proper financing statements (Form UCC-1 or the equivalent) authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Agreement (if and to the extent such security interests can be perfected by such financing statements);

(ii) certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrower or any of its Restricted Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with copies of such other financing statements that name the Borrower or any of its Restricted Subsidiaries as debtor (none of which shall cover any of the Collateral except (A) to the extent evidencing Permitted Liens or (B) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3); and

(iii) evidence of the authorization of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or advisable, to perfect (if and to the extent such security interests are required to be perfected pursuant to the Security Agreement) the security interests intended to be created by the Security Agreement in the United States.

(iv) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, advisable to perfect (if and to the extent such security interests are required to be perfected pursuant to the Security Agreement) and protect the security interests purported to be created by the Security Agreement have been taken or will be taken.

5.13. [Intentionally Omitted.]

5.14. Financial Statements.  On or prior to the Effective Date, the Administrative Agent shall have received true and correct copies of the historical financial statements.

5.15. Solvency Certificate; Insurance Certificates, etc.  On the Effective Date, the Administrative Agent shall have received:

(i) a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit J hereto; and

(ii) certificates of insurance complying with the requirements of Section 8.03 for the business and properties of the Borrower and its Restricted Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and naming the Collateral Agent as an additional insured and/or as loss payee.

5.16. Fees, etc.  (a)  The Borrower agrees to pay the fees required to be paid on the Effective Date under the Fee Letter, with such payment to be earned by, and due and payable to, the Administrative Agent on the Effective Date.

(b) On the Effective Date, the Borrower shall have paid to the Administrative Agent (and its relevant affiliates) and each Lender all invoiced reasonable out-of-pocket costs, fees and expenses (including, without limitation, legal fees and expenses of one primary counsel, one local counsel in each relevant jurisdiction and one regulatory counsel) and other compensation contemplated hereby payable to the Administrative Agent or such Lender to the extent then earned, due and payable.

5.17. PATRIOT Act.  The Lenders shall have received all documentation and other information required by regulatory authorities with respect to the Borrower and Guarantors under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act to the extent requested at least ten (10) days prior to the Effective Date.

In determining the satisfaction of the conditions specified in this Section 5, to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Effective Date that the respective item or matter does not meet its satisfaction.

5.18. No Default; Representation and Warranties.  On the Effective Date and also after giving effect to the Credit Event (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date).

5.19. Notice of Borrowing.  Prior to the making of the Loans, the Administrative Agent shall have received at the Notice Office a Notice of Borrowing.

SECTION 6. Conditions Precedent to Credit Events after Effective Date.  The obligation of Revolving Lenders to make Revolving Loans (other than Revolving Loans made pursuant to Section 2.02(c)) is subject to the satisfaction of the following additional conditions; provided, that the conditions set forth in Sections 6.03 and 6.04 of this Section 6 may be waived by Administrative Agent or Required Lenders:

6.01. Notice of Borrowing.  Receipt by Administrative Agent of a Notice of Borrowing (or telephonic or electronic notice, as permitted by Section 2.02(a)) in accordance with Section 2.02;

6.02. Borrowing Availability.  Immediately after any such borrowing and after application of the proceeds thereof or after such issuance, the outstanding principal amount of Revolving Loans will not exceed the Revolving Loan Limit;

6.03. No Default or Event of Default.  Immediately before and after any such borrowing, no Default or Event of Default shall have occurred and be continuing; and

6.04. Representations and Warranties.  The representations and warranties of each Credit Party contained in the Credit Documents shall be true, correct and complete in all material respects on and as of the date of such borrowing or issuance, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct as of such earlier date.

Each giving of a Notice of Borrowing hereunder and each acceptance by the Borrower of the proceeds of any Loan made hereunder shall, except as set forth in the Notice of Borrowing, be deemed to be a representation and warranty by the Borrower on the date of such Credit Event that the conditions specified in Sections 6.02, 6.03 and 6.04 have been satisfied or waived by Administrative Agent or Required Lenders.

SECTION 7. Representations, Warranties and Agreements.

In order to induce the Lenders to enter into this Agreement and to make the Loans, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction:

7.01. Company Status.  The Borrower and each of its Restricted Subsidiaries (i) is a duly organized and validly existing Company in good standing (or existing, as applicable) under the laws of the jurisdiction of its organization (other than as applies to the Borrower, except to the extent any failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect), (ii) has the Company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, except to the extent any failure to have such power or authority would not reasonably be expected to have a Material Adverse Effect and (iii) is, to the extent such concepts are applicable under the laws of the relevant jurisdiction, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

7.02. Power and Authority.  Each Credit Party has the Company power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Credit Documents.  Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.03. No Violation.  Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, except in the case of any contravention that would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its Restricted Subsidiaries pursuant to the terms of (x) the Senior Secured Notes Indentures or the Existing Notes Indenture, (y) after the execution and delivery thereof, the Term Loan Documents, the Permitted Subordinated Debt Documents, the Permitted Unsecured Debt Documents and any Permitted Refinancing Debt Documents in respect of the Existing Notes, the Senior Secured Notes, the Permitted Subordinated Debt and the Permitted Unsecured Debt, in any such case to the extent governing Indebtedness in an aggregate outstanding principal amount equal to or greater than $5,000,000, and (z) any other indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument, in each case to which any Credit Party or any of its Restricted Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, except, in the case of the preceding subclause (z), for any contravention, breach, default, lien and/or conflict, that would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party.

7.04. Approvals.  No material order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (a) those orders, consents, approvals, licenses, authorizations, and validations that have otherwise been obtained and those filings, recordings, and registrations that have been made on or prior to the Effective Date and which remain in full force and effect on the Effective Date, and (b) filings which are necessary to perfect the security interests created (and required to be perfected) under the Security Documents, or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any such Document; except, that (A) certain actions which may be taken by the Administrative Agent, the Collateral Agent or the Lenders in the exercise of their rights and remedies under this Agreement or any other Credit Document may require the prior consent of the FCC, and (B) copies of this Agreement and the other Credit Documents may be required to be filed with the FCC for informational purposes pursuant to Section 73.3613 of the FCC’s rules.

7.05. Financial Statements; Financial Condition; Undisclosed Liabilities.  (a)  The audited consolidated balance sheet of the Borrower at December 31, 2014 and December 31, 2015 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Borrower for the Fiscal Years of the Borrower ended on such dates, in each case furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of the Borrower at the date of said financial statements and the results for the respective periods covered thereby.  All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to such financial statements.

(b) On and as of the Effective Date, and after giving effect to the Transaction and to all Indebtedness (including the Loans, the Senior Secured Notes and the Existing Notes) being incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the fair value (on a going concern basis) of the assets, at a fair valuation, of the Borrower and its Restricted Subsidiaries (taken as a whole) will exceed their debts, (ii) the sum of the present fair salable value of the assets (on a going concern basis) of the Borrower and its Restricted Subsidiaries (taken as a whole) will exceed their debts, (iii) the Borrower and its Restricted Subsidiaries (taken as a whole) have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature, and (iv) the Borrower and its Restricted Subsidiaries (taken as a whole) will have sufficient capital with which to conduct their businesses as currently conducted or proposed to be conducted.  For purposes of this Section 7.05(b), “debt” shall mean any liability on a claim, and “claim” shall mean (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c) After giving effect to the Transaction, since December 31, 2015, nothing has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

7.06. Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing (i) with respect to the Transaction or any Credit Document or (ii) that have a reasonable likelihood of adverse determination, and, if adversely determined, have had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.07. True and Complete Disclosure.  All factual information (when furnished and taken as a whole) furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information as supplemented (when furnished and taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information as supplemented (when furnished and taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 7.07, such factual information shall not include any pro forma financial information, the budgets referred to in Section 8.01(d) or projections or forward looking statements and information regarding general economic conditions.

7.08. Use of Proceeds; Margin Regulations.  (a)  All proceeds of the Revolving Loans will be used by the Borrower for the payment of transaction fees and expenses incurred in connection with the Transaction, and for working capital and general corporate purposes, including capital expenditures, Permitted Acquisitions, permitted Investments and permitted Dividends.

(b) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.  Not more than twenty-five percent (25%) of the value of the assets of the Borrower and its Restricted Subsidiaries taken as a whole is represented by Margin Stock.

7.09. Tax Returns and Payments.  Each of the Borrower and each of its Restricted Subsidiaries has timely filed or caused to be timely filed (or filed for extension) with the appropriate taxing authority all federal income and other material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Restricted Subsidiaries, except where the failure to timely file or cause to be timely filed such Returns would not reasonably be expected to result in a Material Adverse Effect.  The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries, as applicable, for the periods covered thereby.  Each of the Borrower and each of its Subsidiaries has paid all taxes and assessments payable by it which have become due, other than (i) those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP or (ii) to the extent the failure to pay such taxes or assessments could not reasonably be expected to result in a Material Adverse Effect.

7.10. Compliance with ERISA.  (a)  Schedule 7.10 sets forth each Plan as of the Effective Date.  Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply could not reasonably be expected to have a Material Adverse Effect.  Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the knowledge of the Borrower or any Subsidiary of the Borrower, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, to the knowledge of the Borrower or any Subsidiary of the Borrower, nothing has occurred that would materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification).  No ERISA Event has occurred other than as would not individually or in the aggregate, have a Material Adverse Effect.

(b) There exists no Unfunded Pension Liability with respect to any Plan that would have a Material Adverse Effect.

(c) To the knowledge of the Borrower or any Subsidiary of the Borrower, no Multiemployer Plan is insolvent.  None of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has incurred a complete or partial withdrawal from any Multiemployer Plan, and if each of the Borrower, each Subsidiary of the Borrower and each ERISA Affiliate were to withdraw in a complete withdrawal as of the date this assurance is given or deemed given, the aggregate withdrawal liability that would be incurred would not reasonably be expected to result in a Material Adverse Effect.

(d) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower or any Subsidiary of the Borrower, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect.

(e) The Borrower, each Subsidiary of the Borrower and each ERISA Affiliate have made all material contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(f) No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA.  None of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions.  No lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan.  None of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has any liability under Section 4069 or 4212(c) of ERISA.

(g) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Foreign Pension has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made, (iii) neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower’s most recently ended Fiscal Year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

7.11. Security Documents.  (a)  The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has (or, after the filing of UCC-1 financing statements and the taking of such other actions as are required by the Security Agreement, will have) a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein (if and to the extent such Security Agreement Collateral can be perfected by the actions required by the Security Agreement), subject to no other Liens other than Permitted Liens.  The recordation of (x) the Grant of Security Interest in U.S. Patents and (y) the Grant of Security Interest in U.S. Trademarks in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademark registrations and United States patents that are part of the Security Agreement Collateral, and the recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyright registrations that are part of the Security Agreement Collateral.

(b) The security interests created under the Pledge Agreement in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, constitute perfected security interests in the Pledge Agreement Collateral described in the Pledge Agreement (if and to the extent such Pledge Agreement Collateral can be perfected by the actions required by the Pledge Agreement), subject to no security interests of any other Person (other than Permitted Liens).  No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledge Agreement Collateral constituting “certificated securities” (as defined in the UCC) under the Pledge Agreement, so long as the Collateral Agent (or designated agent thereof) possesses or “controls” (within the meaning provided in the UCC) such Pledge Agreement Collateral.

7.12. Properties.  All material Real Property owned and leased by the Borrower or any of its Restricted Subsidiaries as of the Effective Date, and the nature of the interest therein, is correctly set forth in Schedule 5.13.  Each of the Borrower and each of its Restricted Subsidiaries has good and marketable title to all material Real Property owned by it (except as sold or otherwise disposed of as permitted by the terms of this Agreement) and necessary in the ordinary conduct of its business, free and clear of all Liens, other than Permitted Liens.

7.13. Restricted Subsidiaries.  On and as of the Effective Date, the Borrower has no Restricted Subsidiaries other than those Restricted Subsidiaries listed on Schedule 7.13.  Schedule 7.13 sets forth, as of the Effective Date, the percentage ownership (direct and indirect) of the Borrower in each class of Equity Interests of each of its Restricted Subsidiaries and also identifies the direct owner thereof.  Except as set forth on Schedule 7.13, all outstanding shares of Equity Interests of each Restricted Subsidiary of the Borrower have been duly and validly issued, are fully paid and non-assessable (to the extent applicable) and have been issued free of preemptive rights.  Except as set forth on Schedule 7.13 or, in the case of Equity Plan Unit Subsidiaries, no Restricted Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights.

7.14. Compliance with Statutes, etc.  Each of the Borrower and each of its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.15. Investment Company Act.  Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

7.16. Insurance.  Schedule 7.16 sets forth a listing of all insurance maintained by the Borrower and its Restricted Subsidiaries as of the Effective Date, with the amounts insured (and any deductibles) set forth therein.

7.17. Environmental Matters.  Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (a)  each of the Borrower and each of its Restricted Subsidiaries is in compliance with all applicable Environmental Laws and has obtained and is in compliance with the terms of any permits required under such Environmental Laws; (b) there are no Environmental Claims pending, or to the knowledge of the Borrower, threatened, against the Borrower or any of its Restricted Subsidiaries; (c) no Lien, other than a Permitted Lien, has been recorded, or to the knowledge of the Borrower, threatened under any Environmental Law with respect to any Real Property currently owned by the Borrower or any Restricted Subsidiary; (d) neither the Borrower nor any of its Restricted  Subsidiaries has agreed to contractually assume or accept responsibility, for any liability of any other Person under any Environmental Law; and (e) there are no facts, circumstances, conditions or occurrences with respect to the past or present business or operations of the Borrower or any of its Restricted Subsidiaries, or any of their respective predecessors, or any Real Property at any time owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to give rise to any Environmental Claim or any liability under any Environmental Law.  This Section 7.17 and Sections 7.05, 7.07 and 7.14 set forth the sole representations and warranties of the Borrower and the Subsidiaries with respect to environmental matters.

7.18. Employment and Labor Relations.  Neither the Borrower nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.  There is (i) no unfair labor practice complaint pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, threatened in writing against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Restricted Subsidiaries, (iii) no union representation question exists with respect to the employees of the Borrower or any of its Restricted Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Restricted Subsidiaries and (v) no wage and hour department investigation has been made of the Borrower or any of its Restricted Subsidiaries, except (with respect to any matter specified in clauses (i) – (iv) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

7.19. Intellectual Property.  Each of the Borrower and each of its Restricted Subsidiaries owns or has the right to use all patents, trademarks, permits, domain names, service marks, trade names, copyrights, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, necessary for the present conduct of its or their business, without, to the knowledge of the Borrower, any infringement of the intellectual property rights of others which, or the failure to own or have such right to use which, as the case may be, would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

7.20. Indebtedness.  Schedule 7.20 sets forth a list of all Indebtedness with respect to debt for borrowed money owed by the Borrower and its Restricted Subsidiaries as of the Effective Date and which is to remain outstanding after giving effect to the Transaction (excluding the Loans, the Term Loans, the Senior Secured Notes, the Existing Notes and Intercompany Debt), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Restricted Subsidiaries which directly or indirectly guarantees such debt.

7.21. Subordination.  The subordination provisions contained in any Permitted Subordinated Debt Documents and any agreements or instruments relating to any Permitted Refinancing Indebtedness in respect of the foregoing, are enforceable against the Borrower and/or the Subsidiary Guarantors, as applicable, and the holders of such Indebtedness, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law), and all Obligations hereunder and all obligations of the Credit Parties under the other Credit Documents (including without limitation, the Subsidiaries Guaranty) are within the definitions of “Senior Debt” or “Senior Guarantees” (or other comparable term), as applicable, and “Designated Senior Debt” included in such subordination provisions.

7.22. Ownership of Stations.  As of the Effective Date, (a) Schedule 7.22 completely and correctly lists each Station owned directly or indirectly by the Borrower or any of its Restricted Subsidiaries and (b) neither the Borrower nor any of its Restricted Subsidiaries owns any Station other than the Stations so listed.

7.23. FCC Licenses and Other Matters.  (a)  Schedule 7.23 accurately lists all material authorizations, licenses, permits and franchises granted or assigned to the Borrower and its Restricted Subsidiaries by the FCC and all applications therefor with respect to the Stations.  The Borrower and its Restricted Subsidiaries hold all Necessary Authorizations required to conduct the businesses of the Stations as presently conducted and have filed all applications for Necessary Authorizations required to conduct the businesses of the Stations as proposed to be conducted.  All FCC Licenses and Necessary Authorizations are in full force and effect and are duly issued in the name of, or validly assigned to, the Borrower or a Restricted Subsidiary.  Schedule 7.23 also correctly specifies the expiration date of each FCC License in effect.

(b) Except as set forth on Schedule 7.23, the Borrower its Restricted Subsidiaries are in compliance in all material respects with applicable Communications Law.  Neither the Borrower nor any Restricted Subsidiary has knowledge of any investigation, notice of apparent liability, notice of violation, notice of forfeiture or complaint issued by or filed with or before the FCC with respect to any Station (other than proceedings relating to the broadcast industry generally).  No event has occurred that has resulted in, or after notice or lapse of time or both would reasonably be expected to result in, revocation, suspension, material adverse modifications, non-renewal, material impairment, material restriction or termination of, or material order of forfeiture with respect to, any material FCC License or other Necessary Authorization.

(c) the Borrower and its Restricted Subsidiaries have duly filed any and all material filings, reports, applications, documents, instruments and information required to be filed by it under the Communications Act, and all such filings were when made true, correct and complete in all material respects.  Neither the Borrower nor any Restricted Subsidiary knows of any reason why any of the FCC Licenses should not be renewed in the regular course without any materially adverse conditions.

7.24. License Subsidiaries.  All FCC Licenses and other Necessary Authorizations issued by the FCC relating to the Stations of the Borrower and its Restricted Subsidiaries are held by a License Subsidiary.

7.25. Sanctioned Persons; FCPA.  (a)  None of the Borrower or any Restricted Subsidiary, nor any director, officer or employee thereof, nor, to the knowledge of the Borrower, any agent, representative, Affiliate or any other person associated with or acting on behalf of the Borrower or any Restricted Subsidiary is a Person that is, or is owned or controlled by a Person, currently subject to, the target of, or located within any country or territory the target of, any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (OFAC) or the U.S. Department of State and, including without limitation, the designation as a “specially designated national” or “blocked person” (together, the “Sanctions”); and the Borrower will not directly or indirectly knowingly use the proceeds of the Loans, or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to, the target of, or located within any country or territory the subject of any Sanctions or in manner that will result in a violation of Sanctions by any Person.

(b) The Borrower and its Subsidiaries have conducted and will continue to conduct their businesses in material compliance with the U.S. Foreign Corrupt Practices Act (“FCPA”) and all applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures reasonably designed to ensure compliance with such laws and with the representation and warranty contained herein.  No part of the proceeds of the Loans will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law.

7.26. Eligible Accounts. As to each Account that is identified by the Borrower as an Eligible Account in a Borrowing Base Certificate submitted to Administrative Agent, such Account is, as of the date of such Borrowing Base Certificate, (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of the Borrower’s or a Designated Subsidiary Guarantor’’ business, (b) owed to the Borrower or a Designated Subsidiary Guarantor and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Administrative Agent-discretionary criteria) set forth in the definition of Eligible Accounts.  The Administrative Agent, in the exercise of its Permitted Discretion, shall have the right to confirm and verify all Accounts by any manner and through any medium it considers advisable (it being understood and agreed that, so long as (i) the Revolver Usage is less than fifty percent (50%) of the then Revolving Loan Commitment and (ii) no Event of Default exists and is continuing, the Administrative Agent shall not confirm and/or verify any Accounts).

SECTION 8. Affirmative Covenants.  The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment has terminated and the Loans (together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 12.13 and reimbursement obligations under Section 12.01 which, in either case, are not then due and payable) incurred hereunder and thereunder, are paid in full:

8.01. Information Covenants.  The Borrower will furnish to each Lender:

(a) Quarterly Financial Statements.  Within sixty (60) days after the close of each of the first three (3) quarterly accounting periods in each Fiscal Year of the Borrower (or, if earlier, ten (10) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), (x) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior Fiscal Year, all of which shall be certified by the chief financial officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (y) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period; provided, that at any time the Borrower has any Unrestricted Subsidiaries, then the quarterly financial information required by this Section 8.01(a) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries excluding the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower.

(b) Annual Financial Statements.  Within one hundred twenty (120) days after the close of each Fiscal Year of the Borrower (or, if earlier, fifteen (15) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Year setting forth comparative figures for the preceding Fiscal Year and certified by Ernst & Young LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, accompanied by an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit all other than a “going concern” exception or explanatory note resulting solely from an upcoming maturity of the Revolving Loans occurring within one year from the most recent balance sheet date to which such opinion relates) stating that in the course of its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or an Event of Default relating to financial or accounting matters which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof, and (ii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Year; provided, that at any time the Borrower has any Unrestricted Subsidiaries, then the annual financial information required by this Section 8.01(b) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries excluding the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower (although such separate presentation of financial information excluding the effects of Unrestricted Subsidiaries need not be audited).

(c) PATRIOT Act.  Promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(d) Budget.  No later than sixty (60) days following the first day of each Fiscal Year of the Borrower, a budget in the form of Exhibit K hereto (with such modifications thereto as may be reasonably acceptable to the Administrative Agent and the Borrower).

(e) Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), a compliance certificate from an Authorized Officer of the Borrower substantially in the form of Exhibit L (with blanks appropriately completed and with any deviations from such form as may be reasonably acceptable to the Administrative Agent) certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth (x) in reasonable detail the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the provisions of Section 9.07 at the end of such Fiscal Quarter or Fiscal Year, as the case may be, and (y) the Available Basket Amount on the last day of the Fiscal Quarter or Fiscal Year, as the case may be, covered by such financial statements, (ii) certify that there have been no changes to Annexes C through F, and Annexes I through K, in each case of the Security Agreement and Annexes A through F of the Pledge Agreement, in each case since the Effective Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 8.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (ii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether the Borrower and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connections with any such changes, and (iii) set forth a list of all Restricted Subsidiaries and Unrestricted Subsidiaries of the Borrower as of the date of such compliance certificate.

(f) Notice of Default, Litigation and Material Adverse Effect.  Promptly, and in any event within five (5) Business Days after any Authorized Officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation, investigation or proceeding pending against the Borrower or any of its Restricted Subsidiaries (x) which, either individually or in the aggregate, has a reasonable likelihood of adverse determination and such adverse determination could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document, (iii) the filing or commencement of any action, suit or proceeding by or before any arbitrator, the FCC or any other Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect, (iv) (x) any material admonition, censure or adverse citation or order by the FCC or any other Governmental Authority or regulatory agency that could reasonably be expected to result in a Material Adverse Effect or (y) any competing application, petition to deny or other opposition to any license renewal application filed by the Borrower or any of its Subsidiaries with the FCC that could reasonably be expected to result in a Material Adverse Effect, (v) information and a copy of any notice received by the Borrower or any of its Restricted Subsidiaries from the FCC or other Governmental Authority or any Person that concerns (x) any event  or circumstance that could reasonably be expected to materially adversely affect any material Necessary Authorization and (y) any notice of abandonment, expiration, revocation, material impairment, nonrenewal or suspension of any material Necessary Authorization, together with a written explanation of any such event or circumstance or the circumstances surrounding such abandonment, expiration, revocation, material impairment, nonrenewal or suspension or (vi) any other event, change or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect.

(g) Other Reports and Filings.  To the extent not otherwise delivered hereunder, (i) promptly after the filing or delivery thereof, copies of all material financial information, proxy materials and reports, if any, which the Borrower or any of its Restricted Subsidiaries shall publicly file with the U.S. Securities and Exchange Commission or any successor thereto (the “SEC”) (which delivery requirement shall be deemed satisfied by the posting of such information, materials or reports on EDGAR or any successor website maintained by the SEC so long as the Administrative Agent shall have been promptly notified in writing by the Borrower of the posting thereof) or deliver to holders (or any trustee, agent or other representative therefor) of any Qualified Preferred Stock, any Disqualified Preferred Stock, any Designated Preferred Stock, the Senior Secured Notes, the Existing Notes, any Permitted Subordinated Debt, any Permitted Unsecured Debt or the terms of any Term Loan Documents or any Permitted Refinancing Debt Documents governing Permitted Refinancing Indebtedness in respect of the foregoing Indebtedness, and (ii) if and when furnished by the Borrower, copies of all compliance certificates required to be delivered under Section 8.01(e) of the Term Loan Credit Agreement.

(h) Environmental Matters.  Promptly after any Authorized Officer of the Borrower or any of its Restricted Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against the Borrower or any of its Restricted Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that (a) results in noncompliance by the Borrower or any of its Restricted Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Restricted Subsidiaries or any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Borrower or any of its Restricted Subsidiaries of such Real Property under any Environmental Law; and

(iv) the taking of any removal or remedial action to the extent required by any Environmental Law or any Governmental Authority in response to the Release or threatened Release of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries.

All such notices under this clause (h) shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Restricted Subsidiary’s response thereto.

(i) Other FCC Information.  Promptly upon their becoming available, (i) copies of any material correspondence exchanged with the FCC or any other federal, state or local governmental agency or authority and (ii) copies of any periodic or special reports filed by the Borrower or any of its Restricted Subsidiaries with the FCC or any other federal, state or local governmental agency or authority, in each case if such reports or correspondence indicate any material change in the ownership of the Borrower or such Restricted Subsidiary, or any materially adverse change in the business, operations, affairs or condition of the Borrower or such Restricted Subsidiary.

(j) Collateral Reports.  Promptly with each of the reports set forth on Schedule 8.01(j) at the times specified therein (and more frequently as Administrative Agent may require at any time an Event of Default has occurred and is continuing).  In addition, the Borrower agrees to use commercially reasonable efforts in cooperation with Administrative Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.

(k) Other Information.  Promptly upon reasonable request, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Financial statements required to be delivered pursuant to Sections 8.01(a) and (b) and information required to be delivered pursuant to Section 8.01(g) (in each case, to the extent such financial statements or information are included in materials otherwise filed with the SEC) shall be deemed to have been delivered to the Administrative Agent on the date on which such information has been posted on the Borrower’s website on the Internet at http://www.radio-one.com (or such other website identified by the Borrower to the Administrative Agent) or is available via the EDGAR system of the SEC on the Internet (to the extent such information has been posted or is available as described in such notice); provided, that in each case the Borrower shall (x) notify the Administrative Agent of the posting of any such documents and (y) notwithstanding the immediately subsequent sentence, deliver paper copies of any such documents to the Administrative Agent if the Administrative Agent or any Lender requests the Borrower to furnish such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.  Information required to be delivered pursuant to this Section 8.01 (including, but not limited to, clauses (a) and (b)) may also be delivered by electronic communication pursuant to procedures permitted by this Agreement.  Notwithstanding anything to the contrary contained in this Section 8.01, the Borrower shall not be required to deliver to the Administrative Agent or any Lender any information subject to confidentiality agreements or attorney/client work privilege.

8.02. Books, Records and Inspections; Quarterly Conference Calls.  (a)  The Borrower will, and will cause each of its Subject Entities to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all material dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Subject Entities to, permit officers and designated representatives of the Administrative Agent or any Lender to visit, inspect and conduct field examinations, under guidance of officers of the Borrower or such Subject Entity, any of the properties of the Borrower or such Subject Entity, and to examine the books of account of the Borrower or such Subject Entity and discuss the affairs, finances and accounts of the Borrower or such Subject Entity with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request; provided, that the Borrower and its Subject Entities shall not be required to disclose any information to the Administrative Agent or any Lender to the extent it is subject to confidentiality agreements or attorney/client privilege; provided, further, that the Administrative Agent shall give the Borrower the opportunity to participate in any discussion with its accountants; provided, further, that excluding any such visits and inspections during the continuation of an Event of Default or excluding any field examination conducted in connection with a Permitted Acquisition, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 8.02 and the Administrative Agent shall not exercise such rights more often than one (1) time during any twelve (12) consecutive month period; provided, however, that (i) during a Reporting Period, one (1) additional field examination may be conducted during such twelve (12) consecutive month period at the cost and expense of the Borrower, (ii) when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice, and (iii) Administrative Agent may, at any other time during normal business hours and upon reasonable advance notice, conduct additional field examinations as Agent may reasonably request at the expense of Agent and Lenders.

(b) At the request of the Administrative Agent, the Borrower will within ten (10) days after the date of the delivery (or, if later, required delivery) of the quarterly and annual financial information pursuant to Sections 8.01(a) and (b), hold a conference call or teleconference, at a time selected by the Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous Fiscal Quarter or Fiscal Year, as the case may be, and the financial condition of the Borrower and its Subsidiaries and the budgets presented for the current Fiscal Year of the Borrower and its Restricted Subsidiaries.

8.03. Maintenance of Property; Insurance.  (a)  The Borrower will, and will cause each of its Restricted Subsidiaries to, (i) keep all material property (other than intellectual property) necessary to the business of the Borrower and its Restricted Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty and condemnation events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Restricted Subsidiaries, and (iii) furnish to the Administrative Agent, promptly upon its request therefor, full information as to the insurance carried.  Such insurance shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) on an all risk basis and business interruption insurance.

(b) The Borrower will, and will cause each of its Restricted Subsidiaries to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Borrower and/or such Restricted Subsidiaries) (i) shall be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured, as applicable), (ii) shall state that the insurers under such insurance policies shall endeavor to provide at least thirty (30) days’ (or, in the event of cancellation for nonpayment of premium, ten (10) days’) prior written notice of the cancellation thereof by the respective insurer to the Collateral Agent, and (iii) shall be deposited with the Collateral Agent.

(c) If the Borrower or any of its Restricted Subsidiaries shall fail to maintain insurance in accordance with this Section 8.03, or if the Borrower or any of its Restricted Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) upon five (5) Business Days’ prior written notice to the Borrower, to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses of procuring such insurance.

8.04. Existence; Franchises.  The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material franchises, Licenses and permits; provided, however, that nothing in this Section 8.04 shall prevent (i) sales of assets and other transactions, dispositions or actions or omissions by the Borrower or any of its Restricted Subsidiaries in accordance with Section 9.02 or (ii) the withdrawal by the Borrower or any of its Restricted Subsidiaries of its qualification as a foreign Company in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.05. Compliance with Statutes, etc.  The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.06. Compliance with Environmental Laws.  (a)  The Borrower will comply, and will cause each of its Restricted Subsidiaries to comply, with all Environmental Laws and permits required thereunder applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws except for Permitted Liens related thereto and except for Liens imposed on leased Real Property resulting from the acts or omissions of the owner of such leased Real Property or of other tenants of such leased Real Property who are not within the control of a Credit Party.

(b) (i)           After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 8.01(h), (ii) at any time that the Borrower or any of its Restricted Subsidiaries is not in compliance with Section 8.06(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 10, the Borrower will provide, at the sole expense of the Borrower and at the written request of the Administrative Agent, an environmental site assessment report concerning any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, reasonable in scope based upon the circumstances of the request, indicating, where relevant to the subject matter of the request, the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property or the nature of any noncompliance or other liability and the potential cost of any corrective actions required to remedy the condition or event at issue.  If the Borrower fails to take adequate steps to provide the same within thirty (30) days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall grant and does hereby grant to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower.

8.07. ERISA-Related Information.  The Borrower shall supply to the Administrative Agent (in sufficient copies for all the Lenders, if the Administrative Agent so requests):

(a) promptly and in any event within fifteen (15) days receiving a request from the Administrative Agent a copy of IRS Form 5500 (including the Schedule B) with respect to a Plan;

(b) promptly and in any event within thirty (30) days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that would reasonably be expected to result in material liability to the Borrower or any Subsidiary of the Borrower, a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Borrower, such Subsidiary of the Borrower or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided, that, in the case of ERISA Events under paragraph (d) of the definition thereof, the thirty (30) day period set forth above shall be a ten (10) day period, and, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than ten (10) days after the occurrence of the ERISA Event;

(c) promptly, and in any event within thirty (30) days, after becoming aware that there has been (A) an increase in Unfunded Pension Liabilities (taking into account only Plans with positive Unfunded Pension Liabilities) that are reasonably expected to result in material liability to the Borrower since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable; (B) a material increase since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, in potential withdrawal liability under Section 4201 of ERISA, if the Borrower, any Subsidiary of the Borrower and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans that are reasonably expected to result in material liability to the Borrower or any Subsidiary; or (C) the adoption of any amendment to a Plan which results in a material increase in contribution obligations of the Borrower or any Subsidiary, a detailed written description thereof from the chief financial officer of the Borrower; and

(d) If, at any time after the Effective Date, the Borrower, any Restricted Subsidiary of the Borrower or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a Plan or Multiemployer Plan which is not set forth in Schedule 7.10, then the Borrower shall deliver to the Administrative Agent an updated Schedule 7.10 as soon as practicable, and in any event within thirty (30) days after the Borrower, such Subsidiary or such ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), thereto.

8.08. End of Fiscal Years; Fiscal Quarters.  The Borrower will cause (i) its and each of its Restricted Subsidiaries’ Fiscal Years to end on December 31 of each calendar year and (ii) its and each of its Restricted Subsidiaries’ Fiscal Quarters to end on the last day of each period described in the definition of “Fiscal Quarter”, unless, in each case, as otherwise agreed by the Administrative Agent in its Permitted Discretion.

8.09. Payment of Taxes.  The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 9.01(i); provided, that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim (i) which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or (ii) to the extent the failure to pay such tax, assessment, charge, levy or claim could not reasonably be expected to result in a Material Adverse Effect.

8.10. Use of Proceeds.  The Borrower will use the proceeds of the Loans only as provided in Section 7.08.

8.11. Additional Security; Further Assurances; etc.  (a)  The Borrower will, and will cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such Collateral and Real Property Collateral of the Borrower and such other Credit Party as are not covered by the original Security Documents (other than Excluded Assets) as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, as amended, restated, supplemented or otherwise modified from time to time, the “Additional Security Documents”); except, that, Administrative Agent or the Required Lenders will not request the filing of any Mortgages on any Mortgaged Property so long as no Event of Default has occurred and is continuing.  All such security interests and Mortgages (i) shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and the Borrower; it being understood and agreed that each Mortgage on any Mortgaged Property shall be in form and substance substantially similar to any Mortgage on such Mortgaged Property executed by the Borrower and/or any other Credit Party in favor of the Term Loan Agent under the Term Loan Documents, and (ii) subject to exceptions as are reasonably acceptable to the Administrative Agent, shall constitute valid, enforceable (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) and perfected security interests (if and to the extent the assets subject to the applicable Additional Security Document can be perfected by the actions required by such Additional Security Document) and Mortgages superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens or, in the case of Real Property, the Permitted Encumbrances related thereto.  The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect (if and to the extent such security interests can be perfected by the filings or other actions required under the Additional Security Documents), preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall be paid in full.  Notwithstanding the foregoing, this Section 8.11(a) shall not apply to (and the Borrower and its Restricted Subsidiaries shall not be required to grant a Mortgage in) any Leaseholds (regardless of fair market value) or any owned Real Property the fair market value of which is less than $1,000,000 (as reasonably determined by the Borrower or such Restricted Subsidiary and reasonably acceptable to the Administrative Agent); provided, however, that in no event shall the aggregate fair market value (as reasonably determined by the Borrower) of all owned Real Property not required to be subject to a Mortgage by operation of this sentence exceed $10,000,000 in the aggregate.

(b) The Borrower will, and will cause each of the other Credit Parties to, at the reasonable expense of the Borrower, make, execute, endorse, acknowledge, authorize and/or deliver to the Collateral Agent from time to time such schedules, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, title insurance, flood certifications, reports, bailee agreements, control agreements and other documents, assurances, opinions of counsel or instruments and take such further similar steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require; except, that, in connection with any Mortgage, the Borrowers shall only be required to provide deliverables to Administrative Agent consistent with Section 5.13 of the Term Loan Credit Agreement as in effect as of the “Effective Date” of said Term Loan Credit Agreement.  Each Credit Party acknowledges that certain transactions contemplated by this Agreement and the other Credit Documents, and certain actions which may be taken by the Administrative Agent, the Collateral Agent or the Lenders in the exercise of their rights and remedies under this Agreement or any other Credit Document, may require the consent of the FCC.  If the Administrative Agent reasonably determines that the consent of the FCC is required in connection with the execution, delivery or performance of any of the aforesaid documents or any documents delivered to the Administrative Agent, the Collateral Agent or the Lenders in connection therewith or as a result of any action which may be taken or be proposed to be taken pursuant thereto, then each Credit Party, at its sole reasonable cost and expense, shall use its commercially reasonable efforts to secure such prior consent and to cooperate with the Administrative Agent, the Collateral Agent and the Lenders in any such action taken or proposed to be taken by the Administrative Agent, the Collateral Agent or any Lender.

(c) If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Mortgaged Property of the Borrower and the other Credit Parties constituting Collateral, the Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Borrower agrees that each action required by clauses (a) through (c) of this Section 8.11 shall be completed within sixty (60) days after such action is requested to be taken by the Administrative Agent or the Required Lenders (as such time may be extended by the Administrative Agent or the Required Lenders in its or their discretion); provided, that in no event shall the Borrower or any of its Restricted Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 8.11.

(e) Promptly after any Domestic Restricted Subsidiary of the Borrower ceases to constitute an Immaterial Subsidiary or a “U.S Foreign Holding Company” in accordance with the applicable definitions thereof, the Borrower shall cause such Domestic Restricted Subsidiary to take all actions required as if such Domestic Restricted Subsidiary were then established, created or acquired.

(f) Each new Wholly-Owned Domestic Restricted Subsidiary that is required to execute any Credit Document shall promptly, upon the reasonable request of the Administrative Agent, execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel) of the type described in Sections 5.02, 5.03, 5.04, 5.08, 5.09 and 5.13 as such new Restricted Subsidiary would have had to deliver if such new Restricted Subsidiary were a Credit Party on the Effective Date.

(g) In the event (A) new Unrestricted Subsidiaries are established or created, or the Borrower or any of its Wholly-Owned Restricted Subsidiaries acquires Equity Interests in an Unrestricted Subsidiary (i) at least 5 days’ prior written notice thereof shall be given to the Administrative Agent (or such shorter period of time as is acceptable to the Administrative Agent in any given case), (ii) the Equity Interests (other than any Excluded Equity Interests) of such new Unrestricted Subsidiary held by any Credit Party shall be promptly pledged pursuant to, and to the extent required by, this Agreement and the Pledge Agreement and the certificates, if any, representing such Equity Interests, together with stock or other appropriate powers duly executed in blank, shall be delivered to the Collateral Agent as, and to the extent required by, the Pledge Agreement, (iii) all Investments by the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary shall be permitted pursuant to Section 9.05 and (iv) all requirements of the definition of Unrestricted Subsidiary and Section 8.14 shall have been satisfied, and (B) the Borrower and its Wholly-Owned Restricted Subsidiaries establish, create and, to the extent permitted by this Agreement, acquire Wholly-Owned Restricted Subsidiaries (i) at least five (5) days’ prior written notice thereof shall be given to the Administrative Agent (or such shorter period of time as is acceptable to the Administrative Agent in any given case), (ii) the Equity Interests (other than any Excluded Equity Interests) of such new Restricted Subsidiary shall be promptly pledged pursuant to, and to the extent required by, this Agreement and the Pledge Agreement and the certificates, if any, representing such Equity Interests (other than any Excluded Equity Interests), together with stock or other appropriate powers duly executed in blank, shall be delivered to the Collateral Agent as, and to the extent required by, the Pledge Agreement, (iii) each such new Wholly-Owned Domestic Restricted Subsidiary (other than any Immaterial Subsidiary) shall execute a counterpart of the Subsidiaries Guaranty, the Security Agreement and the Pledge Agreement and (iv) each such new Wholly-Owned Domestic Restricted Subsidiary (other than any Immaterial Subsidiary), to the extent requested by the Administrative Agent or the Required Lenders, shall take all actions required pursuant to this Section 8.11.

8.12. Maintenance of Company Separateness.  The Borrower will, and will cause each of its Subsidiaries and other Restricted Subsidiaries to, satisfy customary Company formalities, including, as applicable, (i) the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and (ii) the maintenance of separate Company offices and records.  Neither the Borrower nor any of its Restricted Subsidiaries shall make any payment to a creditor of any Unrestricted Subsidiary in respect of any liability of any Unrestricted Subsidiary and no bank account of any Unrestricted Subsidiary shall be commingled with any bank account of the Borrower or any of its Restricted Subsidiaries.  Any financial statements distributed to any creditors of any Unrestricted Subsidiary shall clearly establish or indicate the Company separateness of such Unrestricted Subsidiary from the Borrower and its Restricted Subsidiaries.

8.13. [Intentionally Omitted].

8.14. Designation of Subsidiaries.  The board of directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary (any such designation, a “Subsidiary Designation”); provided, that:

(i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing;

(ii) [Intentionally Omitted];

(iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” immediately after giving effect to any such designation hereunder for purposes of the Parity Lien Documents, the Existing Notes Documents, any Permitted Subordinated Debt Documents, any Permitted Unsecured Debt Documents, any document with respect to Indebtedness permitted by Section 9.04(ii), 9.04(xviii) or 9.04(xix), or any Permitted Refinancing Debt Documents in respect of the foregoing, as applicable;

(iv) [Intentionally Omitted];

(v) in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, (1) such Subsidiary to be so designated shall satisfy all of the requirements of an “Unrestricted Subsidiary” as set forth in the definition thereof, (2) if such Restricted Subsidiary to be so designated is directly owned by the Borrower or any of its Wholly-Owned Domestic Restricted Subsidiaries, one hundred percent (100%) of the Equity Interests of such Subsidiary are owned by the Borrower or such Wholly-Owned Domestic Restricted Subsidiary, (3) all of the provisions of Section 8.11 shall have been complied with in respect of such newly designated Unrestricted Subsidiary and (4) the Investment resulting from the designation of such Subsidiary as an Unrestricted Subsidiary as provided in the following sentence is permitted by Section 9.05(xxii) or (xxiii); provided, that foregoing clauses (1), (2) and (4) shall not be applicable in the case of a “deemed designation” as provided in clause (ii) of the proviso appearing in the definition of “Unrestricted Subsidiary”;

(vi) in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary, (1) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such designation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, (2) all actions which would be required to be taken pursuant to Section 8.11 in connection with the establishment, creation or acquisition of a new Restricted Subsidiary are taken at the time of such designation, (3) except in the case of a deemed designation as provided in clause (i) of the proviso to the definition of “Unrestricted Subsidiary”, such Subsidiary shall be a Wholly-Owned Subsidiary of the Borrower (both before and after giving effect to such designation), and (4) the Indebtedness and Liens of such Subsidiary resulting from the designation of such Subsidiary as a Restricted Subsidiary as provided in the following sentence are permitted under Section 9.04 or 9.01, as applicable;

(vii) in no event may any License Subsidiary be designated as an Unrestricted Subsidiary; and

(viii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (viii), inclusive, and containing the calculations of compliance (in reasonable detail) with preceding clauses (ii) and (v)(1).

The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the respective Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence by a Restricted Subsidiary at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

SECTION 9. Negative Covenants

The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment has terminated and the Loans, Fees and all other Obligations (other than any indemnities described in Section 12.13 and reimbursement obligations under Section 12.01 which, in either case, are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01. Liens.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of the Borrower or any of its Restricted Subsidiaries, whether now owned or hereafter acquired; provided, that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(ii) Liens in respect of property or assets of the Borrower or any of its Restricted Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, contractors’ and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower’s or such Restricted Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Restricted Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii) Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Schedule 9.01, plus renewals, replacements and extensions of such Liens; provided, that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension, plus accrued and unpaid interest and cash fees and expenses (including premium) incurred in connection with such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties (other than the proceeds and products thereof and accessions thereto) of the Borrower or any of its Restricted Subsidiaries, unless such Lien is otherwise permitted under separate provisions of this Section 9.01;

(iv) Liens on the Collateral created by or pursuant to this Agreement, the Security Documents and, subject to the Revolver Intercreditor Agreement, the Parity Lien Documents (or any Permitted Refinancing thereof);

(v) (x) licenses, sublicenses, leases or subleases granted by the Borrower or any of its Restricted Subsidiaries to other Persons entered in the ordinary course of business and not materially interfering with the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole and (y) any interest or title of a lessor, sublessor or licensor under any lease or license agreement permitted by this Agreement to which the Borrower or any of its Restricted Subsidiaries is a party;

(vi) Liens upon assets of the Borrower or any of its Restricted Subsidiaries subject to Capitalized Lease Obligations or mortgage financings to the extent such Capitalized Lease Obligations or mortgage financings are permitted by Section 9.04(iv) ; provided, that (x) such Liens only serve to secure the payment of Indebtedness and/or other monetary obligations arising under such Capitalized Lease Obligation or mortgage financing and (y) the Lien encumbering the asset or assets giving rise to such Capitalized Lease Obligation or mortgage financing does not encumber any asset of the Borrower or any other asset of the Borrower or any Restricted Subsidiary of the Borrower other than the proceeds of the assets giving rise to such Capitalized Lease Obligations or mortgage financing;

(vii) Liens placed upon equipment, machinery or other fixed assets acquired or constructed after the Effective Date and used in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries and placed at the time of the acquisition or construction thereof by the Borrower or such Restricted Subsidiary or within one hundred eighty (180) days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase or construction price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition or construction of any such equipment, machinery or other fixed assets or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, that (x) the Indebtedness secured by such Liens is permitted by Section 9.04(iv) and (y) in all events, the Lien encumbering the equipment, machinery or other fixed assets so acquired or constructed does not encumber any other asset of the Borrower or such Restricted Subsidiary;

(viii) Liens which may arise as a result of zoning, building codes, and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any governmental authority and which are not violated in any material way by the current use or occupancy of such real property, easements, rights-of-way, restrictions, encroachments, minor survey defects and other similar charges or encumbrances, minor title defects or irregularities affecting Real Property, in each case not securing Indebtedness for borrowed money, not materially interfering with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries, taken as a whole;

(ix) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

(x) Liens arising out of the existence of judgments or awards (x) in respect of which the Borrower or any of its Restricted Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings; provided, that the aggregate amount of all cash and the Fair Market Value of all other property subject to such Liens does not exceed $10,000,000 at any time or (y) with respect to which payment in full above any applicable customary deductible is covered by insurance from a reputable third-party insurance provider which has been notified thereof in writing and not denied or contested coverage;

(xi) statutory and common law landlords’ liens under leases to which the Borrower or any of its Restricted Subsidiaries is a party;

(xii) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with industry practice (exclusive of obligations in respect of the payment for borrowed money);

(xiii) Permitted Encumbrances;

(xiv) Liens on property or assets acquired pursuant to a Permitted Acquisition or other permitted Investment, or on property or assets of a Restricted Subsidiary of the Borrower in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition or other permitted Investment; provided, that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 9.04(vii) or constitutes Permitted Refinancing Indebtedness in respect thereof permitted by Section 9.04(vii), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition or other Investment and do not attach to any other asset (other than the proceeds and products thereof and accessories thereto) of the Borrower or any of its Restricted Subsidiaries;

(xv) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(xvi) Liens (x) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (y) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xvii) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management, automated clearing house transfers and operating account arrangements, and Liens on Restricted cash or Cash Equivalents;

(xviii) Liens on earnest money deposits of cash or Cash Equivalents made by the Borrower or its Restricted Subsidiaries in connection with any Permitted Acquisition;

(xix) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 9.04;

(xx) Liens consisting of an agreement to dispose of property permitted by Section 9.02;

(xxi) Liens incurred on cash or Cash Equivalents of the Borrower to secure reimbursement obligations in an aggregate amount not to exceed $5,000,000 at any one time outstanding;

(xxii) additional Liens of the Borrower or any Restricted Subsidiary of the Borrower not otherwise permitted by this Section 9.01 that (w) were incurred in the ordinary course of business, (x) do not encumber any assets of the Borrower or any of its Restricted Subsidiaries the fair market value (as reasonably determined by senior management of the Borrower) of which exceeds the amount of the Indebtedness or other obligations secured by such assets, (y) do not materially impair the use of such assets in the operation of the business of the Borrower or such Restricted Subsidiary and (z) do not secure obligations in excess of $1,000,000 in the aggregate for all such Liens at any time; and

(xxiii) subject to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent, Liens in respect of Indebtedness permitted to be incurred pursuant to Section 9.04(xviii).

In connection with the granting of Liens of the type described in clauses (iii), (vi), (vii), (ix), (xiv) and (xxii) of this Section 9.01 by the Borrower of any of its Restricted Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

9.02. Consolidation, Merger, Sale of Assets, etc.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership or merge or consolidate, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than sales of air-time advertisements and similar promotional activities in the ordinary course of business), or enter into any sale-leaseback transactions; except, that:

(i) the Borrower and its Restricted Subsidiaries may effect Dividends permitted under Section 9.03;

(ii) the Borrower and its Restricted Subsidiaries may liquidate or otherwise dispose of obsolete, worn-out or uneconomical property in the ordinary course of business;

(iii) the Borrower and its Restricted Subsidiaries may grant Liens in their property and assets to the extent permitted under Section 9.01;

(iv) the Borrower and its Restricted Subsidiaries may sell assets (other than assets included in the Borrowing Base (only to the extent that Availability is less than $5,000,000) and the Equity Interests of any Wholly-Owned Restricted Subsidiary or any Unrestricted Subsidiary, unless, in the case of a Wholly-Owned Restricted Subsidiary, all of the Equity Interests of such Wholly-Owned Restricted Subsidiary are sold in accordance with this clause (iv)), so long as (v) no Event of Default then exists or would result therefrom, (w) the Borrower or the respective Restricted Subsidiary receives at least Fair Market Value, (x) the consideration received by the Borrower or such Restricted Subsidiary consists of at least seventy-five percent (75%) cash or Cash Equivalents and is paid at the time of the closing of such sale, and (y) the sum of Consolidated EBITDA derived from the assets related to any such sale (measured for the most recently ended Calculation Period) plus the Consolidated EBITDA derived from the assets related to all other sales of assets consummated pursuant to this clause (iv) (measured for the applicable Calculation Period most recently ended prior to each such other sale), shall represent not more than twenty-five percent (25%) of the Borrower’s Consolidated EBITDA (measured for the most recently ended Calculation Period) at the time such sale is consummated;

(v) each of the Borrower and its Restricted Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent otherwise permitted by Section 9.04);

(vi) each of the Borrower and its Restricted Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(vii) each of the Borrower and its Restricted Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Borrower or any of its Restricted Subsidiaries (taken as a whole);

(viii) the Borrower or any Restricted Subsidiary (other than a License Subsidiary) of the Borrower may convey, sell or otherwise transfer all or any part of its business, properties and assets to the Borrower or to any Wholly-Owned Domestic Restricted Subsidiary of the Borrower which is a Subsidiary Guarantor, so long as any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken;

(ix) (a) any Restricted Subsidiary (other than a License Subsidiary) of the Borrower may merge or consolidate with and into, or be dissolved or liquidated into, or transfer any of its assets to, the Borrower or any Subsidiary Guarantor, so long as (i) in the case of any such merger, consolidation, dissolution or liquidation involving the Borrower, the Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, (ii) in all other cases, a Wholly-Owned Domestic Restricted Subsidiary of the Borrower which is a Subsidiary Guarantor is the surviving or continuing corporation of any such merger, consolidation, dissolution or liquidation, and (iii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Restricted Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken; provided, that no Equity Plan Unit Subsidiary may merge or consolidate with or into any other Subsidiary Guarantor (other than another Equity Plan Unit Subsidiary), and (b) any Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor may merge or consolidate with and into, or be dissolved or liquidated into, or transfer any of its assets to, any other Restricted Subsidiary of the Borrower and its Restricted Subsidiaries that is not a Subsidiary Guarantor;

(x) any Foreign Restricted Subsidiary of the Borrower may be merged, consolidated or amalgamated with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Wholly-Owned Foreign Restricted Subsidiary of the Borrower, so long as (i) such Wholly-Owned Foreign Restricted Subsidiary of the Borrower is the surviving or continuing entity of any such merger, consolidation, amalgamation, dissolution or liquidation and (ii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the Equity Interests of such Wholly-Owned Foreign Restricted Subsidiary and such Foreign Restricted Subsidiary shall remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such merger, consolidation, amalgamation, dissolution, liquidation or transfer) and all actions required to maintain said perfected status have been taken;

(xi) to the extent constituting an Investment, any conveyance, sale, lease or other disposition (other than by way of merger or consolidation) by the Borrower or any of its Restricted Subsidiaries permitted by Section 9.05;

(xii) the Borrower and its Restricted Subsidiaries may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business, in each case for cash or other Cash Equivalents at Fair Market Value;

(xiii) so long as no Event of Default exists or would result therefrom, (x) any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 9.05; provided, that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 8.11, to the extent applicable and (y) any Permitted Acquisition may be consummated in accordance with the requirements of Section 9.05(xii) or Section 9.05(xxii), as applicable;

(xiv) any License Subsidiary of the Borrower may merge or consolidate with and into, or be dissolved or liquidated into, or transfer any of its assets to, any other License Subsidiary which is a Subsidiary Guarantor, so long as (i) the License  Subsidiary which is a Subsidiary Guarantor is the surviving or continuing corporation of any such merger, consolidation, dissolution or liquidation, and (ii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such License Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken;

(xv) subject to compliance with Section 8.11 hereof with respect to any assets acquired in connection therewith, Asset Swaps made in accordance with the requirements of the definition thereof, so long as (v) if the Fair Market Value of the assets transferred exceeds $1,000,000 but is less than $50,000,000, the board of directors of the Borrower approves such transfer and exchange, (w) if the Fair Market Value of the assets transferred equals or exceeds $50,000,000, the board of directors of the Borrower approves such transfer and exchange and the Borrower secures an appraisal of the property or assets received given by an unaffiliated third party in form and substance reasonably satisfactory to the Administrative Agent, (x) the Fair Market Value of any property or assets received in connection therewith is at least equal to the Fair Market Value of the property or assets so transferred, (y) each such Asset Swap is effected in connection with an Investment permitted by Section 9.05, and (z) to the extent applicable, any “boot” or other assets received by the Borrower or any Restricted Subsidiary complies with the requirements of clause (y) above; and

(xvi) the Borrower and its Restricted Subsidiaries may from time to time sell Equity Interests of Unrestricted Subsidiaries, so long as (v) no Event of Default then exists or would result therefrom, (w) each such sale is an arm’s length transaction and the Borrower or the respective Restricted Subsidiary receives at least Fair Market Value, (x) the consideration received by the Borrower or such Restricted Subsidiary consists of at least seventy-five percent (75%) cash or Cash Equivalents and is paid at the time of the closing of such sale, and (y) all (and not less than all) of the Equity Interests of such Unrestricted Subsidiary are sold in accordance with this clause (xvi).

(xvii) the Borrower and its Restricted Subsidiaries may (v) cancel, abandon, sell, assign, transfer or otherwise dispose of intellectual property rights that, in each case, (i) the Borrower or any Restricted Subsidiary decides in its reasonable business judgment to no longer use or (ii) are, in the Borrower’s or any Restricted Subsidiary’s reasonable business judgment, no longer material to, or no longer used or useful in its business, and (w) permit intellectual property rights to expire in accordance with their statutory terms (except to the extent such terms may be extended or renewed);

(xviii) the Borrower and its Restricted Subsidiaries may terminate or unwind any Interest Rate Protection Agreement or other Hedging Agreement in accordance with its terms;

(xix) the Borrower and its Restricted Subsidiaries may dispose of property and assets to the extent they were the subject to casualty or condemnation proceedings upon the occurrence of the related Recovery Event;

(xx) the Borrower and its Restricted Subsidiaries may from time to time after the Effective Date effect Designated Sales, so long as (v) no Event of Default then exists or would result therefrom, (w) each such sale is an arm’s length transaction and the Borrower or the respective Restricted Subsidiary receives at least Fair Market Value, (x) the consideration received by the Borrower or such Restricted Subsidiary consists of at least seventy-five percent (75%) cash or Cash Equivalents and is paid at the time of the closing of such sale, and (z) the aggregate amount of the cash and non-cash proceeds received from all Designated Sales made pursuant to this clause (xx) shall not exceed $25,000,000 (for this purpose using the Fair Market Value of property other than cash); and

(xxi) the Borrower and its Restricted Subsidiaries may effect dispositions set forth on Schedule 9.02.

To the extent the Required Lenders waive the provisions of this Section 9.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 9.02 (other than to the Borrower or a Restricted Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect and/or evidence the foregoing.

9.03. Dividends.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Restricted Subsidiaries; except, that:

(i) (A) any Restricted Subsidiary of the Borrower may pay cash Dividends to the Borrower or to any Wholly-Owned Domestic Restricted Subsidiary of the Borrower, (B) any Foreign Restricted Subsidiary of the Borrower may pay cash Dividends to any Wholly-Owned Foreign Restricted Subsidiary of the Borrower, (C) any Restricted Subsidiary of the Borrower may pay Dividends to the Borrower or to any 100%-Owned Subsidiary that is a Domestic Restricted Subsidiary and (D) any Foreign Restricted Subsidiary of the Borrower may pay Dividends to any 100%-Owned Subsidiary that is a Foreign Restricted Subsidiary; provided, that, in the case of clauses (A) and (B), except in the case of Dividends paid for purposes of paying tax liabilities by a parent company when and as due, no Event of Default exists at the time of payment of any such Dividend;

(ii) any Non-Wholly-Owned Restricted Subsidiary of the Borrower may pay Dividends to its shareholders, members or partners generally, so long as the Borrower or its respective Restricted Subsidiary which owns the Equity Interest in the Restricted Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Restricted Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Restricted Subsidiary);

(iii) the Borrower may acquire Equity Interests in connection with the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other convertible or exchangeable securities by way of cashless exercise;

(iv) the Borrower may retire any shares of Disqualified Preferred Stock by conversion into, or by exchange for, shares of Disqualified Preferred Stock, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Borrower) of other shares of Disqualified Preferred Stock; provided, that such Disqualified Preferred Stock  shall not require the direct or indirect payment of the liquidation preference earlier in time than the final stated maturity of such retired shares of Disqualified Preferred Stock;

(v) the Borrower and its Restricted Subsidiaries may make cash payments in lieu of the issuance of fractional shares of Equity Interests in connection with any transaction permitted under this Agreement;

(vi) the Borrower may pay Dividends on its Qualified Preferred Stock pursuant to the terms thereof through the issuance of additional shares of such Qualified Preferred Stock; provided, that in lieu of issuing additional shares of such Qualified Preferred Stock as Dividends, the Borrower may increase the liquidation preference of the shares of Qualified Preferred Stock in respect of which such Dividends have accrued;

(vii) the Borrower may pay cash Dividends on its Equity Interests or redeem, repurchase or otherwise acquire for value in cash, outstanding shares of the Borrower’s Equity Interests (or options or warrants to purchases Borrower Common Stock) not otherwise permitted pursuant to this Section 9.03; provided, that each of the Payment Conditions is satisfied;

(viii) the Borrower may redeem, repurchase or otherwise acquire for value in cash, outstanding shares of the Borrower’s Equity Interests (or options or warrants to purchase Borrower Common Stock) not otherwise permitted pursuant to this Section 9.03; provided, that each of the Payment Conditions is satisfied

(ix) the Borrower may redeem, repurchase or otherwise acquire for value, at any time on or after the date that is two and one-half (2 1/2) years after the Effective Date, outstanding shares of the Borrower’s Equity Interests (or options or warrants to purchase Borrower Common Stock) (x) in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Preferred Stock and Designated Preferred Stock) or (y) from the Net Cash Proceeds of the substantially concurrent cash contribution to the common equity capital of the Borrower (other than from any Subject Entity) ; provided, that the amount of any such Net Cash Proceeds utilized for such purpose will be excluded for purposes of the determination of the Available Basket Amount;

(x) the Borrower may declare and pay Dividends or other payments or distributions on account of the Borrower’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower) or redeem, repurchase, retire, defease or otherwise acquire any Equity Interests of the Borrower in connection with a substantially concurrent Going Private Transaction (i) out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Preferred Stock and Designated Preferred Stock) or (ii) from the Net Cash Proceeds of substantially concurrent cash contribution to the common equity capital of the Borrower; provided, that the amount of any such Net Cash Proceeds that are utilized for any such Dividend, redemption, repurchase, retirement, defeasance or other acquisition of the Borrower’s Equity Interests will be excluded for purposes of the determination of the Available Basket Amount;

(xi) the Borrower may redeem, repurchase or otherwise acquire for value in cash, outstanding shares of the Borrower’s Equity Interests (or options or warrants to purchase Borrower Common Stock) not otherwise permitted pursuant to this Section 9.03; provided, that each of the Payment Conditions is satisfied; and

(xii) the Borrower may redeem, repurchase or otherwise acquire for value in cash, outstanding shares of the Borrower’s or Subsidiaries’ Equity Interests (or options or warrants to purchase Borrower Common Stock) held by any future, present or former employee, director or consultant of the Borrower or any of its Subsidiaries (or permitted transferees, assigns, estates, trusts or heirs of such employee, director or consultant) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director or consultant’s employment or directorship; provided, however, that the aggregate the aggregate amount of all payments, redemptions or repurchases permitted under this clause (xii) do not exceed $2,500,000 in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $5,000,000 in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale or issuance of Borrower Common Stock or Qualified Preferred Stock (other than Designated Preferred Stock) to members of management, directors or consultants of the Borrower or any of its Subsidiaries that occurred after the Effective Date, to the extent the cash proceeds from such sale or issuance have not otherwise been applied to payments under Section 9.03(vii); plus

(B) the cash proceeds of key man life insurance policies received by the Borrower and its Restricted Subsidiaries after the Effective Date; less

(C) the amount of any payments made in previous calendar years pursuant to clauses (a) and (b) of this clause;

and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from members of management, directors, employees or consultants of the Borrower or its Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Company will not be deemed to constitute a Dividend for purposes of this Section 9.03 or any other provision of this Agreement.

9.04. Indebtedness.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii) Scheduled Existing Indebtedness outstanding on the Effective Date and listed on Schedule 7.20 (as reduced by any repayments of principal thereof other than with the proceeds of Permitted Refinancing Indebtedness), without giving effect to any subsequent extension, renewal or refinancing thereof except through one or more issuances of Permitted Refinancing Indebtedness in respect thereof;

(iii) Indebtedness of the Borrower under (x) Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 9.04 and (y) other Hedging Agreements entered into in the ordinary course of business and providing protection to the Borrower and its Restricted Subsidiaries against fluctuations in currency values in connection with the Borrower’s or any of its Restricted Subsidiaries’ operations, in either case so long as the entering into of such Interest Rate Protection Agreements or other Hedging Agreements are bona fide Hedging activities and are not for speculative purposes;

(iv) Indebtedness of the Borrower and its Restricted Subsidiaries evidenced by Capitalized Lease Obligations, mortgage financings and purchase money Indebtedness described in Section 9.01(vii); provided, that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations, mortgage financings and purchase money Indebtedness permitted by this clause (iv) exceed $5,000,000 at any one time outstanding;

(v) Indebtedness constituting Intercompany Loans to the extent permitted by Section 9.05(viii) or other Intercompany Debt otherwise permitted by Section 9.05;

(vi) Indebtedness consisting of guaranties (x) by the Borrower and Subsidiary Guarantors of each other’s Indebtedness and lease and other contractual obligations not restricted by the terms of this Agreement, (y) by Foreign Restricted Subsidiaries of the Borrower of each other’s Indebtedness and lease and other contractual obligations not restricted by the terms of this Agreement and (z) by Restricted Subsidiaries who are not Subsidiary Guarantors of each other’s Indebtedness and lease and other contractual obligations not restricted by the terms of this Agreement;

(vii) Indebtedness of a Restricted Subsidiary (other than a License Subsidiary) of the Borrower acquired pursuant to a Permitted Acquisition or other permitted Investment (or Indebtedness assumed at the time of a Permitted Acquisition or other permitted Investment of an asset securing such Indebtedness) (any such Indebtedness, “Permitted Acquired Debt”) and Permitted Refinancing Indebtedness in respect thereof; provided, that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition or other permitted Investment and (y) the aggregate principal amount of all Indebtedness permitted by this clause (vii) shall not exceed $1,000,000 at any one time outstanding;

(viii) Indebtedness arising from customary credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), Cash Management Services, netting arrangements, automated clearing house transfers, or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(ix) Indebtedness of the Borrower and its Restricted Subsidiaries with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business;

(x) Indebtedness evidenced by the Existing Letters of Credit and other letters of credit and the Borrower’s continuing reimbursement obligations in respect thereof in an aggregate amount not to exceed $5,000,000 at any one time outstanding;

(xi) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Borrower or any of its Restricted Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only for a period not exceeding twelve (12) months;

(xii) Indebtedness of the Borrower or any of its Restricted Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the disposition of assets in accordance with the requirements of this Agreement, so long as the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including the Fair Market Value of non-cash proceeds) actually received by the Borrower and its Restricted Subsidiaries in connection with such disposition;

(xiii) Indebtedness of any Restricted Subsidiary that is not a Credit Party; provided, that the aggregate amount of Indebtedness outstanding at any time pursuant to this clause (xiii) shall not exceed $5,000,000;

(xiv) Permitted Unsecured Debt and guaranties thereof by the Subsidiary Guarantors; provided, that each of the Payment Conditions is satisfied;

(xv) Indebtedness of the Borrower and guaranties thereof by the Subsidiary Guarantors under (x) subject to the terms of the Revolver Intercreditor Agreement, the Term Loan Documents, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge the Term Loans, (y) subject to the terms of the Revolver Intercreditor Agreement, the Senior Secured Notes Indenture and the other Senior Secured Notes Documents in an aggregate principal amount not to exceed $350,000,000 (less the amount of any repayments of principal thereof made after the Effective Date), and (z) the Existing Notes Indenture and the other Existing Notes Documents in an aggregate principal amount not to exceed $335,000,000 plus any accrued pay-in-kind or capitalized interest (less the amount of any repayments of principal thereof made after the Effective Date);

(xvi) Permitted Subordinated Debt and guaranties thereof by the Subsidiary Guarantors; provided, that each of the Payment Conditions is satisfied;

(xvii) Permitted Refinancing Indebtedness incurred in respect of (and to refinance) Indebtedness theretofore outstanding (and permitted to be outstanding) pursuant to clauses (ii), (xiv), (xv), (xvi) and (xviii) of this Section 9.04 and otherwise in accordance with Section 9.09(iv)(D);

(xviii) so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness incurred by the Borrower and the Subsidiary Guarantors (except the License Subsidiaries), so long as the aggregate principal amount of all Indebtedness permitted by this clause (xviii) does not exceed $10,000,000 at any one time outstanding, which Indebtedness may be secured; provided, that such indebtedness shall not be secured by any assets included in the Borrowing Base;

(xix) so long as no Default or Event of Default then exists or would result therefrom, additional unsecured Indebtedness incurred by the Borrower and the Subsidiary Guarantors (except the License Subsidiaries), so long as the aggregate principal amount of all Indebtedness permitted by this clause (xviii) does not exceed $15,000,000 at any one time outstanding; and

(xx) Indebtedness of the Borrower under the Comcast Note.

9.05. Advances, Investments and Loans.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any direct or indirect advance, loan or other extension of credit (including by way of guarantee or similar arrangement) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to another Person, or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by, such other Person, together with all items that are barter contributions or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP, or hold any cash or cash equivalents or purchase or otherwise acquire (in one or a series of related transactions) all or a substantial portion of the property or assets or business of another Person or assets constituting a business unit, line of business, division or Station of any Person (each of the foregoing an “Investment” and, collectively, “Investments”); except, that the following shall be permitted:

(i) the Borrower and its Restricted Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Restricted Subsidiary;

(ii) the Borrower and its Restricted Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii) the Borrower and its Restricted Subsidiaries may hold the Investments held by them on the Effective Date and described on Schedule 9.05A (and any increase in the value of such Investments not resulting from an additional Investment); provided, that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 9.05;

(iv) the Borrower and its Restricted Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v) the Borrower and its Restricted Subsidiaries may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);

(vi) the Borrower and its Restricted Subsidiaries may acquire and hold obligations of their officers and employees in connection with such officers’ and employees’ acquisition of shares of Borrower Common Stock (so long as no cash is actually advanced by the Borrower or any of its Restricted Subsidiaries in connection with the acquisition of such obligations);

(vii) the Borrower may enter into Interest Rate Protection Agreements and other Hedging Agreements to the extent permitted by Section 9.04(iii);

(viii) (I) the Borrower or any Restricted Subsidiary may make Investments in any Subsidiary Guarantor, (II) the Borrower or any Subsidiary Guarantor may make Investments in any Restricted Subsidiary which is not a Credit Party and (III) any Restricted Subsidiary which is not a Subsidiary Guarantor may make Investments in any Restricted Subsidiary that is not a Subsidiary Guarantor (such Investments in the form of intercompany loans and advances referred to in preceding clauses (I) through (III) being collectively called the “Intercompany Loans”); provided, that (t) at no time shall the aggregate outstanding principal amount of all Intercompany Loans made pursuant to preceding sub-clause (II) of this clause (viii) (for this purposes, taking the Fair Market Value of any property (other than cash) so invested at the time of such Investment), exceed at any time $5,000,000 (determined without regard to any write-downs or write-offs of such Investments and net of any returns on any such Investment in the form of a principal repayment, distribution, dividend or redemption, as applicable), (u) each Intercompany Loan made by any Restricted Subsidiary of the Borrower that is not a Credit Party to a Credit Party shall be subject to the subordination provisions contained in the respective Intercompany Note, (v) in the case of any contribution pursuant to preceding sub-clause (I), any security interest granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in any assets so contributed shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such contribution) and all actions required to maintain said perfected status have been taken, (w) no Investment constituting a purchase of Equity Interests shall be permitted pursuant to sub-clause (I) in any new Restricted Subsidiary which concurrently becomes a Credit Party, (x) each Intercompany Loan shall be evidenced by and Intercompany Note, (y) each such Intercompany Loan owned or held by a Credit Party shall be pledged to the Collateral Agent pursuant to the Pledge Agreement, and (z) any Investment made to any Subsidiary Guarantor or any Foreign Restricted Subsidiary pursuant to this clause (viii) shall cease to be permitted by this clause (viii) if such Subsidiary Guarantor or Foreign Restricted Subsidiary, as the case may be, ceases to constitute a Subsidiary Guarantor that is a Domestic Restricted Subsidiary or a Foreign Restricted Subsidiary, as the case may be;

(ix) the Borrower and its Restricted Subsidiaries may make Investments in deposit accounts and securities accounts maintained by the Borrower or such Restricted Subsidiary, as the case may be, so long as the Collateral Agent has a perfected, first-priority security interest therein as, and to the extent, required by the Security Agreement;

(x) the Borrower and its Restricted Subsidiaries may own the Equity Interests of their respective Restricted Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Restricted Subsidiaries are independently justified under another provision of this Section 9.05);

(xi) Contingent Obligations permitted by Section 9.04, to the extent constituting Investments;

(xii) the Borrower and each Restricted Subsidiary of the Borrower may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition) (a) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (b) the Borrower shall have given to the Administrative Agent and the Lenders at least 5 Business Days’ prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (c) the Aggregate Consideration attributable to all Persons and assets purchased or acquired pursuant to all Permitted Acquisitions which do not become Credit Parties or Collateral, as applicable, directly held by a Credit Party (for this purpose, excluding as Collateral the value of Equity Interests of Persons so acquired that are not Domestic Restricted Subsidiaries that are 100%-Owned Subsidiaries and Subsidiary Guarantors) shall not, when combined with the aggregate amount of Investments made in reliance on Section 9.05(xviii), exceed $15,000,000; (d) the Permitted Acquisition is a “Permitted Acquisition” under the Term Loan Credit Agreement as in effect on the Effective Date or as amended in accordance with the terms of the Revolver Intercreditor Agreement; (e) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; (f) the Borrower shall have taken, or caused to be taken, all actions then required by Sections 8.11 in connection with such Permitted Acquisition; and (g) the Borrower shall have delivered to the Administrative Agent and each Lender a certificate executed by its Authorized Officer, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (a) through (f), inclusive, and containing the calculations (in reasonable detail) required under the Term Loan Credit Agreement in respect of such Permitted Acquisition;

(xiii) the Borrower and its Restricted Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 9.02;

(xiv) the Borrower and its Restricted Subsidiaries may make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors consistent with their past practices, so long as such expenses were incurred in the ordinary course of business of the Borrower or such Restricted Subsidiary;

(xv) Asset Swaps may be consummated in accordance with the definition thereof and Section 9.02(xv);

(xvi) [Intentionally Omitted];

(xvii) the Borrower and its Restricted Subsidiaries may make additional Investments; provided, that each of the Payment Conditions is satisfied;

(xviii) the Borrower and each Restricted Subsidiary of the Borrower may from time to time make Investments in Joint Ventures and Unrestricted Subsidiaries, so long as the Payment Conditions are satisfied;

(xix) the Borrower and its Restricted Subsidiaries may make the Investments described on Schedule 9.05B;

(xx) [Intentionally Omitted];

(xxi) [Intentionally Omitted];

(xxii) the Borrower and its Restricted Subsidiaries may make additional Investments not otherwise permitted pursuant to this Section 9.05; provided, that each of the Payment Conditions is satisfied;

(xxiii) the Borrower and its Restricted Subsidiaries may make additional Investments (including, without limitation, Permitted Acquisitions); provided, that each of the Payment Conditions is satisfied;

(xxiv) Investments consisting of advances to customers or extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(xxv) Investments by the Borrower or a Restricted Subsidiary in Radio One Entertainment Holdings, LLC in an aggregate amount not to exceed $35,000,000 at any time in connection with the MGM Investment; provided, that the Payment Condition set forth in clause (c) of the definition of Payment Condition is satisfied;

(xxvi) the Borrower and its Restricted Subsidiaries may make Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices; and

(xxvii) in addition to Investments permitted by clauses (i) through (xxvi) of this Section 9.05, the Borrower and its Restricted Subsidiaries may make additional loans, advances and other Investments to or in a Person in an aggregate amount for all loans, advances and other Investments made pursuant to this clause (xxvii) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, not to exceed $15,000,000 during the term of this Agreement; provided, that with respect to each such Investment, each of the Payment Conditions is satisfied.

9.06. Transactions with Affiliates.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Restricted Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Restricted Subsidiary as would reasonably be obtained by the Borrower or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate; except, that the following in any event shall be permitted:

(i) Dividends may be paid to the extent provided in Section 9.03;

(ii) loans may be made and other transactions may be entered into by the Borrower and its Restricted Subsidiaries to the extent permitted by Sections 9.01, 9.02, 9.04, 9.05 and 9.09;

(iii) customary fees, indemnities and reimbursements may be paid to non-officer directors of the Borrower and its Restricted Subsidiaries who are not otherwise Affiliates of the Borrower;

(iv) (a) the Borrower may issue Borrower Common Stock and Qualified Preferred Stock, and (b) Restricted Subsidiaries may issue Equity Interests;

(v) the Borrower and its Restricted Subsidiaries may enter into, and may make payments under, employment agreements, consulting arrangements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(vi) Restricted Subsidiaries of the Borrower may pay management fees, licensing fees and similar fees to the Borrower or to any Domestic Restricted Subsidiary of the Borrower that is a Subsidiary Guarantor;

(vii) transactions pursuant to any agreement in effect on the Effective Date, as such agreement may be amended, modified or supplemented from time to time; provided, that any such amendment, modification or supplement (taken as a whole) will not be more disadvantageous to the Borrower in any material respect than such agreement as it was in effect on the Effective Date;

(viii) any transactions solely between or among the Credit Parties not otherwise prohibited by this Agreement;

(ix) personal, non-exclusive licenses of intellectual property rights; and

(x) any transactions with Affiliates listed on Schedule 9.06.

Notwithstanding anything to the contrary contained above in this Section 9.06, in no event shall the Borrower or any of its Restricted Subsidiaries pay any management, consulting or similar fee to any of their respective Affiliates except as specifically provided in clause (vi) of this Section 9.06.  Each Subject Affiliate Transaction shall be subject to this Section 9.06, with each affected Unrestricted Subsidiary to be bound by this Section 9.06 as a “Restricted Subsidiary” as contemplated by clause (iii) of the proviso appearing in the definition of “Unrestricted Subsidiary”.

9.07. Fixed Charge Coverage Ratio.  During the continuance of a Financial Covenant Triggering Event and measured on a trailing twelve (12) month basis at the end of each Fiscal Quarter, commencing as of the end of the Fiscal Quarter immediately preceding the date on which a Financial Covenant Triggering Event first occurs and as of each Fiscal Quarter end thereafter, the Borrower will not permit the Fixed Charge Coverage Ratio to be less than 1.10:1.00.

9.08. [Intentionally Omitted].

9.09. Modifications Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, Etc.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to:

(i) [Intentionally Omitted];

(ii) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its Equity Interests (including Qualified Preferred Stock), or enter into any new agreement with respect to its Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (ii) could not reasonably be expected to be adverse to the interests of the Lenders in any material respect;

(iii) enter into any new tax sharing agreement, tax allocation agreement or similar agreement or, after the entry of any such agreement, amend, modify or change any provision of any such agreement in a manner materially adverse to the Lenders, in any case without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned);

(iv) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar required “repurchase” event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), any Existing Notes, any Permitted Unsecured Debt, any Subordinated Indebtedness (including Permitted Subordinated Debt) or any Permitted Refinancing Indebtedness in respect of any of the foregoing Indebtedness (any such payment, prepayment, redemption, repurchase of other acquisition, a “Debt Repurchase”), except:

(A) the Borrower and its Restricted Subsidiaries may at any time effect a Debt Repurchase of any Permitted Unsecured Debt, any  Subordinated Indebtedness (including Permitted Subordinated Debt) and any Permitted Refinancing Indebtedness in respect of any of the foregoing Indebtedness (and give any notice in respect thereof); provided, that each of the Payment Conditions is satisfied;

(B) the Borrower and its Restricted Subsidiaries may at any time effect a Debt Repurchase of any Existing Notes (and give any notice in respect thereof); provided, that each of the Payment Conditions is satisfied;

(C) the Borrower and its Restricted Subsidiaries may at any time effect a Debt Repurchase of any Permitted Unsecured Debt, any Subordinated Indebtedness and any Permitted Refinancing Indebtedness in respect of any of the foregoing Indebtedness not otherwise permitted by this Section 9.09 (and give any notice in respect thereof); provided, that each of the Payment Conditions is satisfied;

(D) the Borrower and its Restricted Subsidiaries may at any time refinance any Existing Notes, any Permitted Unsecured Debt, the Comcast Note and any Subordinated Indebtedness (and any Permitted Refinancing Indebtedness in respect of any of the foregoing Indebtedness) pursuant to a Permitted Refinancing thereof; provided, that such refinancing is permitted under the Term Loan Credit Agreement as in effect on the Effective Date or as amended in accordance with the terms of the Revolver Intercreditor Agreement; and

(E) the Borrower and its Restricted Subsidiaries may at any time effect a Debt Repurchase of the Comcast Note; provided, that each of the Payment Conditions is satisfied at such time;

(v) amend, modify or waive or permit the amendment, modification or waiver of, any provision of any Existing Notes Document or, on and after the execution and delivery thereof, any Permitted Subordinated Debt Document, any Permitted Unsecured Debt Document, any Senior Secured Notes Documents, any Existing Notes Documents, any Term Loan Document, or any Permitted Refinancing Debt Documents in respect of any of the foregoing Indebtedness that, in any such case, is adverse to the interests of the Lenders in any material respect (other than any such amendment or modification that (i) makes the provisions thereof less restrictive on the Borrower and its Subsidiaries (taken as a whole) (including with respect to any representation, warranty, covenant, default or event of default), (ii) reduces interest rates, prepayment premiums, commissions or fees paid (or to be paid) by the Borrower or any of its Restricted Subsidiaries in connection therewith, (iii) extends the stated maturity of any Indebtedness thereunder or (iv) in the case of the Term Loan Documents, modifies conditions to borrowing, financial covenants, reserves, borrowing base, advance rates or overadvance limitations, in each case so long as no fees (or any economically equivalent payment) are paid to any lender, holder or other Person required to consent to, or otherwise approve, any such amendment or modification; provided, that the foregoing provisions of this clause (v) shall not be construed to apply to a refinancing of any Existing Notes, any Permitted Unsecured Debt or any Subordinated Indebtedness (or any Permitted Refinancing Indebtedness in respect of any of the foregoing Indebtedness) effected in accordance with the requirements of Section 9.09(iv)(D);

(vi) designate any Indebtedness (or related interest obligations) as “Designated Senior Debt” (or similar term) under, and as defined in, the Existing Notes Indentures and, after the execution and delivery thereof, any Permitted Subordinated Debt Document and any Permitted Refinancing Debt Documents governing any Subordinated Indebtedness, except for the Obligations; and

(vii) in the case of a Restricted Subsidiary, permit any such Restricted Subsidiary to operate, manage or direct the day-to-day operations of any of its Stations unless it has entered into an Operating Agreement with a License Subsidiary and such Operating Agreement is in full force and effect.

9.10. Limitation on Certain Restrictions on Restricted Subsidiaries.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on its Equity Interest or participation in its profits owned by the Borrower or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries, (b) make loans or advances to the Borrower or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, rule, regulation or order, (ii) this Agreement and the other Credit Documents, (iii) the Term Loan Documents, the Senior Secured Notes Documents, the Existing Notes Documents and, after the execution and delivery thereof, the Permitted Subordinated Debt Documents, the Permitted Unsecured Debt Documents and any Permitted Refinancing Debt Documents governing Permitted Refinancing Indebtedness in respect of any of the foregoing Indebtedness, (iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Restricted Subsidiaries, (v) customary provisions restricting assignment of any licensing agreement or other contract (and in each case, any assets subject thereto) entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, (vi) restrictions on the transfer of any asset pending the close of the sale of such asset, (vii) restrictions on the transfer of any asset subject to a Lien permitted by Section 9.01(iii), (vi), (vii), (x), (xv) or (xvi); (viii) any agreement or instrument governing Permitted Acquired Debt, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective Permitted Acquisition or Investment and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective Permitted Acquisition or Investment; (ix) restrictions applicable to any joint venture that is a Restricted Subsidiary existing at the time of the acquisition thereof as a result of an Investment pursuant to Section 9.05 or a Permitted Acquisition effected in accordance with Section 9.05(xii); provided, that the restrictions applicable to such joint venture are not made more burdensome, from the perspective of the Borrower and its Restricted Subsidiaries, than those as in effect immediately before giving effect to the consummation of the respective Investment or Permitted Acquisition, (x) negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money permitted under Section 9.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis, (xi) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business, and (xii) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement or instrument referred to in clause (viii) above; provided, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to the Borrower or the Lenders in any material respect than the provisions relating to such encumbrance or restriction contained in the agreements or instruments referred to in such clause (viii).

9.11. Limitation on Issuance of Equity Interests.  (a)  The Borrower will not issue (directly or indirectly through an increase in the liquidation value) (i) any Preferred Equity (other than Designated Preferred Stock and Disqualified Preferred Stock issued pursuant to clause (c) below and Qualified Preferred Stock) or (ii) any redeemable common stock or other redeemable common Equity Interests other than common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of the Borrower.

(b) The Borrower will not permit any of its Restricted Subsidiaries to issue any Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, Equity Interests, except (i) for transfers and replacements of then outstanding shares of Equity Interests, (ii) for stock splits, stock dividends and other issuances which do not decrease the percentage ownership of the Borrower or any of its Restricted Subsidiaries (taken as a whole) in any class of the Equity Interests of such Restricted Subsidiary, (iii) in the case of Foreign Restricted Subsidiaries of the Borrower, to qualify directors to the extent required by applicable law and for other nominal share issuances to Persons other than the Borrower and its Restricted Subsidiaries to the extent required under applicable law, (iv) for issuances by Restricted Subsidiaries of the Borrower which are newly created or acquired in accordance with the terms of this Agreement, (v) in the case of the Equity Plan Unit Subsidiaries only, for issuances of non-voting equity plan units in accordance with the organizational documents of such Restricted Subsidiary as in effect on the Effective Date, and (vi) for issuances of Preferred Equity Interests to any other Restricted Subsidiary that is a 100%-Owned Subsidiary; provided, that, except as provided in preceding clause (vi), in no event shall any Restricted Subsidiary issue any Preferred Equity or any redeemable common stock or other redeemable common Equity Interests (other than common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of such Restricted Subsidiary).

(c) The Borrower may from time to time issue Disqualified Preferred Stock and Designated Preferred Stock (including by way of an increase in the liquidation value thereof to pay in kind regularly scheduled Dividends thereon), so long as (i) except in connection with an issuance of additional shares of Disqualified Preferred Stock or Designated Preferred Stock, as applicable, or an increase in the liquidation value of Disqualified Preferred Stock or Designated Preferred Stock, as applicable, to pay in kind regularly scheduled Dividends on then outstanding Disqualified Preferred Stock, no Event of Default shall exist at the time of any such issuance or immediately after giving effect thereto under the Term Loan Credit Agreement as in effect on the Effective Date or as amended in accordance with the terms of the Revolver Intercreditor Agreement.

(d) Notwithstanding the foregoing, (i) the Borrower will not issue any Preferred Equity (other than Designated Preferred Stock) that requires the declaration or payment of Dividends or other distributions (other than Dividends or distributions payable in Equity Interests (other than Disqualified Preferred Stock) or an increase in the liquidation value thereof) and (ii) any Disqualified Preferred Stock and Designated Preferred Stock issued by the Borrower (and all related obligations) shall be subordinated in right of payment to the prior payment in full of all Obligations (other than contingent obligations) on terms reasonably satisfactory to the Administrative Agent.

9.12. Business; etc.  (a)  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage directly or indirectly in any business other than a Permitted Business.

(b) Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Borrower will not permit any License Subsidiary to (i) own or hold any significant assets (including the ownership of stock or any other Equity Interests in any Person) other than Operating Agreements and FCC Licenses and other Authorizations issued by the FCC related to its Stations, (ii) engage in any business other than the holding, acquisition and maintenance of FCC Licenses and other Authorizations issued by the FCC, (iii) be an Unrestricted Subsidiary, (iv) have any Investments in any other Person other than the Borrower or (v) owe any Indebtedness (other than pursuant to the Existing Notes Documents, the Senior Secured Notes Documents and, after the execution and delivery thereof, the Permitted Unsecured Debt Documents, the Permitted Subordinated Debt Documents and any Permitted Refinancing Debt Documents in respect of any of the foregoing Indebtedness) to any Person other than the Borrower and its Restricted Subsidiaries; provided, that each License Subsidiary may engage in those activities that are incidental or reasonably related to (x) the maintenance of its existence in compliance with applicable law and (y) legal, tax and accounting matters in connection with any of the foregoing activities.

(c) Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Borrower will not permit any U.S Foreign Holding Company to engage in any business or own any significant assets or have any material liabilities other than its ownership of the Equity Interests and Intercompany Debt of Foreign Restricted Subsidiaries, those related to its ownership of such Equity Interests, Intercompany Debt and cash and Cash Equivalents held temporarily before Dividend or Investment to or in another Person as permitted by this Agreement; provided, that such U.S Foreign Holding Company may engage in those activities and have liabilities that are incidental or reasonably related to (x) the maintenance of its existence in compliance with applicable law and (y) legal, tax and accounting matters in connection with any of the foregoing activities.

9.13. [Intentionally Omitted].

SECTION 10. Events of Default.

Upon the occurrence of any of the following specified events (each, an “Event of Default”):

10.01. Payments.  The Borrower shall (i) default in the payment when due of any principal of any Loan, or (ii) default, and such default shall continue unremedied for five (5) or more Business Days, in the payment when due of any interest on any Loan, any Fees or any other amounts owing hereunder or under any other Credit Document; or

10.02. Representations, etc.  Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

10.03. Covenants.  The Borrower or any of its Restricted Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(f)(i), 8.08, 8.11, 8.14 (including as a result of the proviso appearing in the definition of Unrestricted Subsidiary), or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or any other Credit Document (other than those set forth in Sections 10.01 and 10.02) and such default shall continue unremedied for a period of thirty (30) days after the earlier of (x) the date on which such default shall first become known to any Authorized Officer of the Borrower or any other Credit Party or (y) the date on which written notice thereof is given to the Borrower by the Administrative Agent or the Required Lenders; or

10.04. Default Under Other Agreements.  (i)  The Borrower or any of its Restricted Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace (after delivery of any notice if required and after giving effect to any waiver, amendment, cure or grace period), if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required, but after giving effect to any waiver, amendment, cure or grace period), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the Borrower, any of its Restricted Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof (other than, in the case of this clause (ii), any secured Indebtedness that is required to be prepaid as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness so long as such sale or transfer is not prohibited under this Agreement and such Indebtedness is paid in full concurrently with such sale or transfer); provided, that it shall not be a Default or an Event of Default under this Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $15,000,000; or

        10.05. Bankruptcy, etc.  The Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) and the petition is not controverted within thirty (30) days, or is not dismissed within sixty (60) days after the filing thereof; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to operate all or any substantial portion of the business of the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or there is commenced against the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) any such proceeding which remains undismissed for a period of sixty (60) days after the filing thereof, or the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) makes a general assignment for the benefit of creditors; or any Company action is taken by the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) authorizing any of the foregoing; or

10.06. ERISA.

(a) One or more ERISA Events shall have occurred;

(b) there is or arises an Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability); or

(c) there is or arises any potential withdrawal liability under Section 4201 of ERISA, if the Borrower, any Subsidiary of the Borrower or the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans;

and the liability of any or all of the Borrower, any  Subsidiary of the Borrower and the ERISA Affiliates contemplated by the foregoing clauses (a), (b) and (c), either individually or in the aggregate, has had or would be reasonably expected to have, a Material Adverse Effect; or

10.07. Security Documents.  Any of the Security Documents shall cease to be in full force and effect (other than in accordance with its terms or as the direct and exclusive result of an action or a failure to act, in each case in a manner otherwise specified as required to be undertaken (or not undertaken, as the case may be) by a provision of any Credit Document, on the part of any Administrative Agent, the Collateral Agent or any Lender), or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest (if and to the extent such Collateral can be perfected by the actions required by the applicable Security Document) in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 9.01), and subject to no other Liens (except as permitted by Section 9.01); provided, that the failure to have a perfected (if and to the extent such Collateral can be perfected by the actions required by the applicable Security Document) and enforceable Lien on Collateral in favor of the Collateral Agent shall not give rise to an Event of Default under this Section 10.07 at any time, unless the aggregate fair market value of all Collateral over which the Collateral Agent fails to have such a perfected and enforceable Lien equals or exceeds $5,000,000 at any time, except to the extent that such failure of perfection or enforceability results from any act or omission of the Collateral Agent or the Administrative Agent (so long as such act or omission does not result from a Credit Party’s breach of, or non-compliance, with the terms of any Credit Document); or

10.08. Guaranties.  Any Subsidiaries Guaranty or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor (except as a result of a release of any Subsidiary Guarantor in accordance with the terms thereof), or any Subsidiary Guarantor or any Person acting for or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Subsidiaries Guaranty to which it is a party; or

10.09. Judgments.  One or more final judgments or decrees shall be entered against the Borrower or any Restricted Subsidiary of the Borrower involving in the aggregate for the Borrower and its Restricted Subsidiaries a liability (not paid or to the extent not covered by a reputable and solvent insurance company with respect to judgments for the payment of money and for which coverage has not been denied after written notice has been furnished thereto) and such final judgments and decrees are not vacated, discharged or stayed or bonded pending appeal for any period of sixty (60) consecutive days and the aggregate amount of all such judgments equals or exceeds $15,000,000; or

10.10. Change of Control.  A Change of Control shall occur; or

10.11. [Intentionally Omitted].

10.12. FCC Licenses and Authorizations.  There shall have occurred any of the following:  (i) the Borrower or any of its Restricted Subsidiaries shall lose, fail to keep in force, suffer the termination, suspension or revocation of or terminate, forfeit or suffer an amendment to any FCC License or other material business or governmental license at any time held by it, the loss, termination, suspension or revocation of which could reasonably be expected to have a Material Adverse Effect, (ii) any proceeding shall be brought by any Person challenging the validity or enforceability of any Necessary Authorization of the Borrower or any of its Restricted Subsidiaries, except when such proceeding could not reasonably be expected to have a Material Adverse Effect, (iii) the Borrower or any of its Restricted Subsidiaries shall fail to comply with the Communications Act or any rule or regulation promulgated by the FCC and such failure to comply results in a fine in excess of $15,000,000, (iv) the FCC shall materially and adversely modify any material Necessary Authorization or shall suspend, revoke or terminate any Necessary Authorization and such modification, suspension, revocation or termination is not subject to appeal or is being appealed by the Borrower or a Restricted Subsidiary so as to prevent the effectiveness of such modification, suspension, revocation or termination, except when such modification, suspension, revocation or termination could not reasonably be expected to have a Material Adverse Effect, or (v) any contractual obligation which is materially necessary to the operation of the broadcasting operations of the Borrower or any of its Restricted Subsidiaries shall be revoked or terminated and not replaced by a substitute, within ninety (90) days after such revocation or termination, and such revocation or termination and non-replacement could reasonably be expected to have a Material Adverse Effect; or

10.13. Senior Indebtedness.  (a)  The Indebtedness under the Permitted Subordinated Debt Documents or any other Subordinated Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount equal to or greater than $2,500,000 shall cease (or any Credit Party or an Affiliate of any Credit Party shall so assert), for any reason, to be validly subordinated to the Obligations as provided in the Permitted Subordinated Debt Documents or the agreements evidencing such other Subordinated Indebtedness, or (b) the Revolver Intercreditor Agreement shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Creditors, Lien priority, rights, powers and privileges purported to be created and granted thereunder, or the Borrower or any of its Restricted Subsidiaries, any trustee, collateral trustee, noteholder or other secured party under the Senior Secured Notes or any agreement executed in connection therewith or any agent, lender or other secured party under the Term Loan Documents shall seek to establish the invalidity or unenforceability thereof; then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may, and, at the written instruction of the Required Lenders, shall, in addition to any other rights or remedies provided for hereunder or under any other Credit Document or by applicable law, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against any Credit Party (provided, that, if an Event of Default specified in Section 10.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):  (i)(A) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Credit Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and the Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by the Borrower, (B) terminate any Letter of Credit that may be terminated in accordance with its terms, (C) direct the Borrower to provide (and the Borrower agrees that upon receipt of such notice it will provide) Letter of Credit Collateralization to Administrative Agent to be held as security for the Borrower’s reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit, and (D) direct the Borrower to provide (and the Borrower agrees that upon receipt of such notice it will provide) Bank Product Collateralization to Administrative Agent to be held as security for the Borrower’s Bank Product Obligations; (ii) declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (A) any obligation of any Revolving Lender to make Revolving Loans, and (B) the obligation of Issuing Lender to issue Letters of Credit; (iii) exercise all other rights and remedies available to Administrative Agent or the Lenders under the Credit Documents, under applicable law, or in equity; (iv) subject to Section 8.11(b), enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (v) enforce each Subsidiaries Guaranty.

SECTION 11. The Administrative Agent

11.01. Appointment.  The Lenders (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) hereby irrevocably designate and appoint Wells Fargo as Administrative Agent (for purposes of this Section 11 and Section 12.01, the term “Administrative Agent ” also shall include Wells Fargo in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents.  Each Lender and by entering into a Bank Product Agreement, each Bank Product Provider hereby irrevocably authorizes, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Administrative Agent may perform any of its respective duties hereunder by or through any one or more sub-agents appointed by it or through its Related Parties.  The exculpatory provisions of this Section 11 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, as well as activities as Administrative Agent.  The provisions of this Section 11 are solely for the benefit of the Administrative Agent and the Lenders and by entering into a Bank Product Agreement, each Bank Product Provider, and no Credit Party shall have rights as a third party beneficiary of any such provisions.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final nonappealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agent.  In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Lenders and each Bank Product Provider and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.  Each Lender and each Bank Product Provider irrevocably appoints each other as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Creditors, in assets in which, in accordance with the UCC or any other applicable legal requirement a security interest can be perfected by possession or control.  Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

11.02. Nature of Duties.  The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents.  Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith (a) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.12) or (b) in the absence of its or their gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or any Bank Product Provider; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.  The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Credit Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.12); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability, if the Administrative Agent is not indemnified to its satisfaction, or that is contrary to any Credit Document or applicable legal requirements including, for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a foreclosure, modification or termination of property of a Lender or Bank Product Provider in default under this Agreement under any Debtor Relief Law.

11.03. Lack of Reliance on the Administrative Agent.  Independently and without reliance upon the Administrative Agent or the Collateral Agent, each Lender and each Bank Product Provider, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Restricted Subsidiaries in connection with the purchase of the Loan, the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Restricted Subsidiaries and, except as expressly provided in this Agreement, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or any Bank Product Provider with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  Each of the Lenders and each Bank Product Provider represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto).  None of the Administrative Agent or the Collateral Agent shall be responsible to any Lender or any Bank Product Provider for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.  Neither the Administrative Agent nor the Collateral Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to such Person by the Borrower or a Lender.  Each party to this Agreement acknowledges and agrees that the Administrative Agent and the Collateral Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Credit Documents and the notification to the Administrative Agent or the Collateral Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Borrower and the other Credit Parties.

11.04. Certain Rights of the Administrative Agent.  If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender or any Bank Product Provider by reason of so refraining.  Without limiting the foregoing, neither any Lender nor any Bank Product Provider shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

11.05. Reliance.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan.

11.06. Indemnification.  To the extent the Administrative Agent (or any Related Party thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any Related Party thereof) in proportion to their respective “percentage” as used in determining the Required Lenders as in effect on the date on which indemnification is sought under this Section 11.06 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and all of the Obligations (other than inchoate indemnification obligations) shall have been paid in full, in proportion to their respective “percentage” as used in determining the Required Lenders as in effect immediately prior to such date) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any Related Party thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of, the Commitments, this Agreement, any other Credit Document or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or Related Party under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES); provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from the Administrative Agent’s or Related Party’s, as the case may be, gross negligence, bad faith or willful misconduct.  The agreements in this Section 11.06 shall survive the payment of the Loans and all other amounts payable hereunder.

11.07. The Administrative Agent in its Individual Capacity.  With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender”, “Required Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities.  The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

11.08. Payments by the Administrative Agent to the Lenders.  All payments to be made by the Administrative Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to the Administrative Agent.  Concurrently with each such payment, the Administrative Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

11.09. Resignation by the Administrative Agent.  (a)  The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 20 Business Days’ prior written notice to the Lenders and, unless an Event of Default under Section 10.05 then exists, the Borrower.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided, that the Borrower’s approval shall not be required if an Event of Default then exists).

(c) If a successor Administrative Agent shall not have been so appointed within such 20 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed; provided, that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as the Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e) Upon a resignation of the Administrative Agent pursuant to this Section 11.09, the Administrative Agent, its sub-agents and its Related Parties shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 11 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Administrative Agent its sub-agents and its Related Parties for all of their actions and inactions while serving as the Administrative Agent, its sub-agents and Related Parties.

11.10. Collateral Matters.  (a)  Each Lender and each Bank Product Provider authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders, each Bank Product Provider and the other Secured Creditors.  Each Lender hereby agrees, and each Bank Product Provider will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and each Bank Product Provider.  The Collateral Agent is hereby authorized on behalf of all of the Lenders and each Bank Product Provider, without the necessity of any notice to or further consent from any Lender or any Bank Product Provider, from time to time prior to the occurrence and continuance of an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents (if and to the extent such security interest is required to be perfected pursuant to such Security Documents).

(b) The Lenders and each Bank Product Provider hereby authorize the Collateral Agent, at its option and in its discretion, to release (or subordinate) any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Restricted Subsidiaries) upon the sale or other disposition thereof in compliance with Section 9.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 12.12), (iv) owned by a Subsidiary Guarantor upon release of such Subsidiary Guarantor from its obligations under its Subsidiaries Guaranty in accordance with the terms thereof, (v) as otherwise may be expressly provided in the relevant Security Documents or the last sentence of each of Sections 9.01 and 9.02 or (vi) upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the requirements of Section 8.14, with respect to Collateral of such Restricted Subsidiary.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release (or subordinate) particular types or items of Collateral pursuant to this Section 11.10.

(c) Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Lender hereby agree (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that (i) no Secured Creditor shall have any right individually to realize upon any of the Collateral or to enforce any Subsidiaries Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Creditors in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Creditors in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Creditors (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(d) The Collateral Agent shall have no obligation whatsoever to the Secured Creditors or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 11.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Secured Creditors, except for its gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

11.11. Administrative Agent may File Bankruptcy Disclosure and Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(ii) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent allowed in such judicial proceeding; and

(iii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents, Related Parties and counsel, and any other amounts due the Administrative Agent under this Agreement.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents, Related Parties and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

(b) Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

11.12. Delivery of Information; Lender’s Acknowledgement.  (a)  The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Restricted Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption Agreement and funding its Loan shall be deemed to have acknowledged receipt of, and consented to and approved (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by the Administrative Agent, the Required Lenders or the Lenders, as applicable, on the Effective Date), each Credit Document and each other document required to be approved by the Administrative Agent, the Required Lenders or the Lenders, as applicable, on the Effective Date.

11.13. Subordination of Liens; Revolver Intercreditor Agreement.  Notwithstanding any provision in this Agreement or the other Credit Documents, each of the Secured Creditors irrevocably (a) authorizes and instructs the Administrative Agent and/or Collateral Agent enter into the Revolver Intercreditor Agreement and to subordinate any Lien on any property granted to or held by the Administrative Agent and/or Collateral Agent under any Credit Document pursuant to the Revolver Intercreditor Agreement to the holder of any Lien on such property that secures Indebtedness under the Parity Lien Documents permitted under Section 9.04(x)(v) and (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Revolver Intercreditor Agreement.

11.14. Withholding Taxes.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

11.15. Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.  By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that the Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting the Borrower or its Subsidiaries (each, a “Report”) prepared by or at the request of the Administrative Agent, and the Administrative Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that the Administrative Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or other party performing any field examination will inspect only specific information regarding the Borrower and its Subsidiaries and will rely significantly upon the Borrower’s and its Subsidiaries’ books and records, as well as on representations of the Borrower’s personnel,

(d) agrees to keep all Reports and other material, non-public information regarding the Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.16, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold the Administrative Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrower, and (ii) to pay and protect, and indemnify, defend and hold the Administrative Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(f) In addition to the foregoing,  (i) any Lender may from time to time request of the Administrative Agent in writing that the Administrative Agent provide to such Lender a copy of any report or document provided by the Borrower or its Subsidiaries to the Administrative Agent that has not been contemporaneously provided by the Borrower or such Subsidiary to such Lender, and, upon receipt of such request, the Administrative Agent promptly shall provide a copy of same to such Lender, (ii) to the extent that the Administrative Agent is entitled, under any provision of the Credit Documents, to request additional reports or information from the Borrower or its Subsidiaries, any Lender may, from time to time, reasonably request the Administrative Agent to exercise such right as specified in such Lender’s notice to the Administrative Agent, whereupon the Administrative Agent promptly shall request of the Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from the Borrower or such Subsidiary, the Administrative Agent promptly shall provide a copy of same to such Lender, and (iii) any time that the Administrative Agent renders to the Borrower a statement regarding the Loan Account, the Administrative Agent shall send a copy of such statement to each Lender.

SECTION 12. Miscellaneous

12.01. Payment of Expenses, etc.  (a)  The Borrower hereby agrees to:  (i) pay all reasonable documented out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of Stradley Ronon Stevens & Young, LLP and one local counsel to the Administrative Agent in each relevant jurisdiction and one regulatory counsel) in connection with the preparation, execution, delivery and administration (including, without limitation, the Administrative Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement or receipt of funds) of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein, the administration of the Credit Events and Commitments, the perfection and maintenance of the Liens securing the Collateral and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent, and each of the Administrative Agent and the Lenders in connection with the enforcement of, or protection of their rights under, this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (limited to one additional counsel for all such parties, taken as a whole, one local counsel for all such parties, taken as a whole, in each relevant jurisdiction and one regulatory counsel and, solely in the case of an actual or potential conflict of interests among such parties, one additional counsel in each relevant jurisdiction to each group of affected parties similarly situated, taken as a whole); (ii) pay all (A) customary charges imposed or incurred by the Administrative Agent resulting from the dishonor of checks payable by or to any Credit Party, (B) reasonable and documented out-of-pocket field examination, appraisal, and valuation fees and expenses of the Administrative Agent related to any field examinations, appraisals, or valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in Section 4.6 of this Agreement, plus a per diem charge at the Administrative Agent’s then standard rate for the Administrative Agent’s examiners in the field and office (which rate as of the Effective Date is $1,000 per person per day), and a one-time charge at the Administrative Agent’s then standard rate for the establishment of electronic collateral reporting systems, and (C) reasonable fees, charges, commissions, costs and expenses for amendments, renewals, extensions, transfers, or drawings from time to time charged by the Underlying Issuer or incurred or charged by Issuing Lender in respect of Letters of Credit and reasonable and documented out-of-pocket fees, costs, and expenses charged by the Underlying Issuer or incurred or charged by Issuing Lender in connection with the issuance, amendment, renewal, extension, or transfer of, or drawing under, any Letter of Credit or any demand for payment thereunder; (iii) pay and hold the Administrative Agent, each of the Lenders harmless from and against any and all present and future stamp, court, intangible, recording, filing, excise and other similar documentary taxes with respect to the foregoing matters and hold the Administrative Agent, each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes; and (iv) indemnify the Administrative Agent and each Lender, and each of their respective Related Parties (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), actual losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable out-of-pocket fees and disbursements of one primary counsel, one local counsel in each relevant jurisdiction and, solely in the case of a conflict of interest as determined by the affected Indemnified Person, one additional counsel in each applicable jurisdiction to the affected Indemnified Person, taken as a whole) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (A) any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights, duties or remedies provided herein or in the other Credit Documents (including the performance by the Administrative Agent of its duties under Section 12.15), or (B) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Restricted Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, the non-compliance by the Borrower or any of its Restricted Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim, asserted against the Borrower, any of its Restricted Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding; provided, that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnified Person, be available to the extent that such liabilities, obligations, actual losses, damages, penalties, claims, demands, actions, judgments, suits, reasonable out-of-pocket costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnified Person or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnified Person, as determined by the final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of its obligations under the Credit Documents by such Indemnified Person or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnified Person as determined by the final non-appealable judgment of a court of competent jurisdiction and (z) any dispute solely among Indemnified Persons other than claims against the Administrative Agent, any Lender or any of their Affiliates in its capacity or in fulfilling its role as the Administrative Agent or other similar role hereunder and under any of the other Credit Documents (other than claims arising out of any act or omission of the Borrower or any of its Restricted Subsidiaries).  To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.  Notwithstanding anything to the contrary contained in this Section 12.01, so long as no Event of Default exists and is continuing, any payments required under this clause (a) shall be due twenty (20) days after receipt of a detailed invoice for such costs and expenses.

(b) To the full extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any each other party, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided, however, that the foregoing provisions shall not relieve the Borrower of its indemnification obligations as provided in Section 12.01(a) to the extent any Indemnified Person is found liable for any such damages.  No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) The Borrower agrees that, without the prior written consent of the Administrative Agent and any affected Lender, which consent(s) will not be unreasonably withheld, the Credit Parties will not enter into any settlement of a claim in respect of the subject matter of clause (iii) of Section 12.01(a) unless such settlement includes an explicit and unconditional release from the party bringing such claim of all Indemnified Persons.

(d) The provisions of this Section 12.01 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans and any other Obligations, the release of any Subsidiary Guarantor or of all or any portion of the Collateral, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document, or any investigation made by or on behalf of the Administrative Agent or any Lender.

12.02. Right of Setoff.  (a)  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) (other than accounts used exclusively for payroll, taxes, fiduciary and trust purposes, and employee benefits) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of the Borrower or any of its Restricted Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 12.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured; provided, that any recovery by any Lender or its Affiliates pursuant to its setoff rights under this Section 12.02 is subject to the provisions of Section 12.06(d).

(b) NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID.  THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

12.03. Notices, Electronic Communications.  (a)  Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopier or cable communication) and mailed, telegraphed, telecopied, cabled or delivered:  if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule 12.03; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall, when mailed, telegraphed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telecopier; except, that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.  As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

(b) The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents or to the Lenders under Section 8, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Notice of Borrowing or a Notice of Conversion/Continuation, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Credit Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent.  In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Credit Documents but only to the extent requested by the Administrative Agent.

(c) The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “the Borrower Materials”) by posting the Borrower Materials on Intralinks, SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities) (each, a “Public Lender”).  The Borrower hereby agrees that (w) all the Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking the Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such the Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such the Borrower Materials constitute Information, they shall be treated as set forth in Section 12.16); (y) all the Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following the Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Credit Documents and (2) notification of changes in the terms of this Agreement or the other Credit Documents.

(d) Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.  The Borrower agrees to use all commercially reasonable efforts to mark any document provided under Section 8.01(a), (b) and (e) “PUBLIC.”

(e) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT.

(f) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents.  Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(g) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

12.04. Benefit of Agreement; Assignments; Participations.  (a)  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective permitted successors and assigns of the parties hereto; provided, however, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders; provided, further, that, although any Lender may grant participations to Eligible Transferees in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 2.13 and 12.04(b)) and the participant shall not constitute a “Lender” hereunder; provided, further, that no Lender shall transfer or grant any participation (A) under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates, which shall not be considered to be a reduction in the rate of interest or fees) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment or a mandatory prepayment of the Loans shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents, including any Security Document) supporting the Loans hereunder in which such participant is participating and (B) to the Borrower or any of its Restricted Subsidiaries or Affiliates so long as the provisions set forth in Section 12.04(f) are satisfied.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least fifty percent (50%) owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least fifty percent (50%) owned by such other Lender or its parent company (provided, that any Related Fund shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B))), or (ii) in the case of any Lender that is a fund or commingled investment vehicle that invests in bank loans, any Related Fund, or (y) assign all, or if less than all, a portion equal to at least $1,000,000 (or such lesser amount as the Administrative Agent and, so long as no Default or Event of Default under Section 10.01 or 10.05 then exists and is continuing, the Borrower may otherwise agree) in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations hereunder to one or more Eligible Transferees (treating any fund or commingled investment vehicle that invests in bank loans and any Related Fund as a single assignor or Eligible Transferee (as applicable) (if any) for purposes of determining whether the minimum assignment requirement is met), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement (by which such assignee represents and warrants that it is an Eligible Transferee legally authorized to enter into such Assignment and Assumption Agreement); provided, that (i) at such time, Schedule 1.01A shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) [Intentionally Omitted], (iii) the consent of the Administrative Agent and, so long as no Default or Event of Default under Section 10.01 or 10.05 then exists, the Borrower, shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned); provided, that (A) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof and (B) the consent of the Borrower shall not be required for initial assignments by Wells Fargo, (iv) unless waived by the Administrative Agent, the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 (provided, that only one such fee shall be payable in the case of one or more concurrent assignments by or to investment funds managed or advised by the same investment advisor or an affiliated investment advisor), (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 12.15, (vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws), and (vii) notwithstanding the foregoing or anything to the contrary set forth herein, (x) no assignment of any Loans or Commitments may be made to the Borrower or any Subsidiary of the Borrower.  To the extent of any assignment pursuant to this Section 12.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans.  At the time of each assignment pursuant to this Section 12.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower and the Administrative Agent the appropriate IRS Forms and any other certificates described in Section 4.04(b), (c) or (d).  To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.13 or this Section 12.04(b) would, at the time of such assignment, result in increased costs under Section 2.10 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, any Lender which is a fund may pledge all or any portion of its Loans to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be.  No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

(d) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 12.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(e) Any Lender which assigns all of its Commitments and/or Loans hereunder in accordance with Section 12.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11(a), 4.04, 11.06, 12.01 and 12.06), which shall survive as to such assigning Lender.

(f) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

12.05. No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

12.06. Payments Pro Rata.  (a)  Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, except as otherwise provided in this Agreement, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents), which is applicable to the payment of the principal of, or interest on, the Loans, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided, that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

12.07. [Intentionally Omitted].

12.08. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.  (a)  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY.  EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF (i) ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR (ii) THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW,  ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.08(c).

12.09. Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

12.10. Effectiveness.  This Agreement shall become effective on the date (the “Effective Date”) on which the Borrower, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (by electronic transmission or otherwise) the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it.  The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

12.11. Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12.12. Amendment or Waiver; etc.  (a)  Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Restricted Subsidiaries of the Borrower may be released from, the Subsidiaries Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders); provided, that no such change, waiver, discharge or termination shall, without the consent, in the case of following clauses (i) through (vii), of each Lender (with Obligations being directly and adversely affected thereby in the case of following clauses (i)(y) and (vii) or whose Obligations are being extended in the case of following clause (i)(x)) or, in the case of following clause (viii), each SPV being directly affected, (i)(x) extend the final scheduled maturity of any Loan, or (y) reduce the rate or extend the scheduled time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof, (ii) release all or substantially all of the Collateral under the Security Documents or all or substantially all of the value of the Subsidiaries Guaranties (in each case, except as expressly provided in the Credit Documents, including any Security Document), (iii) amend, modify or waive any provision of this Section 12.12(a), (iv) reduce the “majority” voting threshold specified in the definition of Required Lenders, (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (vi) amend, modify or waive any provision of Section 12.06, (vii) amend, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts) that are used in such definition to the extent that any such change results in more credit being made available to the Borrower based upon the Borrowing Base, but not otherwise, or the definition of Revolving Loan Limit, or (viii) modify the protections afforded to an SPV pursuant to the provisions of Section 12.04(d); provided, further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment or a mandatory repayment of Loans shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 11 or any other provision as same relates to the rights or obligations of the Administrative Agent, or (3) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

(b) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (vii), inclusive, of the first proviso to Section 12.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to replace each such non-consenting Lender or Lenders with one or more replacement Lenders pursuant to Section 12.04 so long as at the time of such replacement, each such replacement Lender consents to the proposed change, waiver, discharge or termination; provided, that, unless the Commitments which are terminated and Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto; provided, further, that the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 12.12(a).

(c) Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with Section 12.04) in full of this principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(d) [Intentionally Omitted.]

(e) [Intentionally Omitted.]

(f) Notwithstanding anything to the contrary contained in this Section 12.12, (x) Security Documents (including any Additional Security Documents) and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and waived with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Credit Documents and (y) if following the Effective Date, the Administrative Agent and any Credit Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents (other than the Security Documents), then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

12.13. Survival.  All covenants, agreements, representations and warranties made by the Credit Parties in the Credit Documents and in the reports, certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligation (other than any contingent obligation)  or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.10, 2.11(a), 4.04, 11, 12.01 and 12.08 shall survive the execution, delivery and termination of this Agreement and the making and repayment of the Obligations.

12.14. Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any office, Restricted Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 12.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11(a) or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

12.15. Register.  The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 12.15, to maintain at one of its offices in The City of New York a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.04(b).  Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, the Loans are registered obligations and the right, title and interest of the Lenders in and to such Loans shall be transferable only in accordance with the terms hereof.  This Section 12.15 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code.

12.16. Confidentiality.  (a)  Subject to the provisions of clause (b) of this Section 12.16, each Lender agrees that it will not disclose without the prior consent of the Borrower (other than to any of its Related Parties or counsel, or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such Information (as defined below); provided, that such Persons shall be instructed to keep such Information confidential pursuant to the terms of this Section 12.16 to the same extent as such Lender) any Information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document; provided, that any Lender may disclose any such Information (i) (x) as has become generally available to the public other than by virtue of a breach of this Section 12.16(a) by the respective Lender or (y) as has become available to such Lender on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries other than by virtue of a breach of such source’s confidentiality obligations to the Borrower or any of its Subsidiaries known to such Lender, (ii) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required in respect to any summons or subpoena or in connection with any litigation or in connection with the exercise of any remedies under the Credit Documents, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, Hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees in writing to be bound by the provisions of this Section 12.16, (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender and (viii) to any rating agency when required by it; provided, that such prospective transferee or participant agrees in writing to be bound by the confidentiality provisions contained in this Section 12.16; provided, further, that, to the extent permitted pursuant to any applicable law, order, regulation or ruling, and other than in connection with credit and other bank examinations conducted in the ordinary course with respect to such Lender, in the case of any disclosure pursuant to the foregoing clauses (ii), (iii), (iv), (vi) or (vii) such Lender will use its commercially reasonable efforts to notify the Borrower in advance of such disclosure so as to afford the Borrower the opportunity to protect the confidentiality of the Information proposed to be so disclosed.  For the purposes of this Section 12.16, “Information” shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower.  Any person required to maintain the confidentiality of Information as provided in this Section 12.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

(b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any Information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries); provided, that such Persons shall be instructed to keep such Information confidential pursuant to the terms of this Section 12.16 to the same extent as such Lender.

12.17. Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States.  The parties hereto acknowledge and agree that the provisions of the various Security Documents executed and delivered by the Credit Parties require that, among other things, promissory notes executed by, and Equity Interests in, various Persons owned by the respective Credit Party be pledged, and delivered for pledge, pursuant to the Security Documents and subject to the terms conditions and exceptions contained therein.  The parties hereto further acknowledge and agree that each Credit Party shall be required to take all actions under the laws of the jurisdiction in which such Credit Party is organized to create and perfect all security interests (to the extent such security interests can be perfected by the filings or other actions required under the Security Documents) granted pursuant to the various Security Documents and to take all actions under the laws of the United States and any State thereof to perfect the security interests in the Equity Interests of, and promissory notes issued by, any Person organized under the laws of said jurisdictions (in each case, to the extent said Equity Interests or promissory notes are owned by any Credit Party).  Except as provided in the immediately preceding sentence, to the extent any Security Document requires or provides for the pledge of promissory notes issued by, or Equity Interests in, any Person organized under the laws of a jurisdiction other than those specified in the immediately preceding sentence, it is acknowledged that, as of the Effective Date, no actions have been required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose Equity Interests are pledged, under the Security Documents.  The Borrower hereby agrees that, following any request by the Administrative Agent or the Required Lenders to do so, the Borrower will, and will cause its Restricted Subsidiaries to, take such actions under the local law of any jurisdiction with respect to which such actions have not already been taken as are determined by the Administrative Agent or the Required Lenders to be necessary or advisable in order to fully perfect (to the extent such security interests can be perfected by the filings or other actions required under the Security Documents), preserve or protect the security interests granted pursuant to the various Security Documents under the laws of such jurisdictions; provided, however, that no such request shall be made by the Administrative Agent or the Required Lenders if the Collateral Agent determines in its Permitted Discretion that the costs of taking any such action are excessive in relation to the value of the security afforded thereby.  If requested to do so pursuant to this Section 12.17, all such actions shall be taken in accordance with the provisions of this Section 12.17 and Section 8.11 and within the time periods set forth therein.  All conditions and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing and so that same are not violated by reason of the failure to take actions under local law (but only with respect to Equity Interests in, and promissory notes issued by, Persons organized under laws of jurisdictions other than the United States and any State thereof) not required to be taken in accordance with the provisions of this Section 12.17; provided, that to the extent any representation or warranty would not be true because the foregoing actions were not taken, the respective representation of warranties shall be required to be true and correct in all material respects at such time as the respective action is required to be taken in accordance with the foregoing provisions of Section 8.11 and this Section 12.17.

12.18. PATRIOT Act.  Each Lender subject to the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2009) (as amended from time to time, the “PATRIOT Act”) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties, which information includes the name, address and taxpayer identification of the Borrower and the other Credit Parties and other information that will allow such Lender to identify the Borrower and the other Credit Parties in accordance with the PATRIOT Act.

12.19. Post-Closing Actions.  (a)  Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that the Borrower and its Restricted Subsidiaries shall be required to take the actions specified in Schedule 12.19 as promptly as commercially practicable, and in any event within the time periods set forth in Schedule 12.19 (as such time periods may be extended at the Permitted Discretion of and by the Administrative Agent or the Required Lenders).

(b) All conditions precedent and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents); provided, that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Effective Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 12.19 and (y) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by Section 12.19 have been taken (or were required to be taken).  The acceptance of the benefits of each Credit Event shall constitute a representation, warranty and covenant by the Borrower to each of the Lenders that the actions required pursuant to this Section 12.19 will be, or have been, taken within the relevant time periods referred to in this Section 12.19 and that, at such time, all representations and warranties contained in this Agreement and the other Credit Documents shall then be true and correct in all material respects without any modification pursuant to this Section 12.19, and the parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

12.20. Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.21. FCC Ownership and Attribution Rules.  No Lender shall, by virtue of making a Loan or by any subsequent action (including but not limited to the grant of a participation or the assignment of a Lender’s Commitments, rights or obligations under this Agreement), cause a Lender to acquire an “attributable” interest in the Borrower or any Subsidiary of the Borrower which causes the Borrower, any Subsidiary of the Borrower or such Lender to be in violation of the FCC’s media ownership rules.

12.22. Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Credit Party or any other obligor under any of the Credit Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Credit Party, unless expressly provided for herein or in any other Credit Document, without the prior written consent of the Administrative Agent.  The provisions of this Section 12.22 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Credit Party.

12.23. Obligations Absolute.  To the fullest extent permitted by applicable law, all obligations of the Credit Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Credit Party;

(b) any lack of validity or enforceability of any Credit Document or any other agreement or instrument relating thereto against any Credit Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Credit Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection or loss of priority of any Liens on any or all of the Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Credit Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Credit Parties.

12.24. Bank Product Providers.  Each Bank Product Provider, in its capacity as such, shall be deemed a third party beneficiary hereof and of the provisions of the other Credit Documents for purposes of any reference in a Credit Document to the parties for whom Administrative Agent is acting.  Administrative Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Administrative Agent as its agent and to have accepted the benefits of the Credit Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Credit Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Administrative Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein.  In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Administrative Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Administrative Agent to determine or insure whether the amount of any such reserve is appropriate or not.  In connection with any such distribution of payments or proceeds of Collateral, Administrative Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Administrative Agent as to the amounts that are due and owing to it and such written certification is received by Administrative Agent a reasonable period of time prior to the making of such distribution.  Administrative Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider.  In the absence of an updated certification, Administrative Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to Administrative Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof).  The Borrower may obtain Bank Products from any Bank Product Provider, although the Borrower is not required to do so.  The Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider.  Notwithstanding anything to the contrary in this Agreement or any other Credit Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in its capacity as a Lender, to the extent applicable) for any matter hereunder or under any of the other Credit Documents, including as to any matter relating to the Collateral or the release of Collateral or any Subsidiary Guarantor.

*           *           *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:

RADIO ONE, INC., as the Borrower
By:
Name:
Title:

[Signatures Continued on Following Page]

[Signature Page to Credit Agreement – Wells Fargo]

[Signatures Continued from Previous Page]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender
By:
Name:
Title: Authorized Signatory

[Signature Page to Credit Agreement – Wells Fargo]
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SCHEDULE 1.01A

Revolving Loan Commitment

Lender	Revolving Loan Commitment Amount	Percentage
Wells Fargo Bank, National Association	$25,000,000	100%
TOTAL:	$25,000,000	100%

SCHEDULE 1.01E

Designated Subsidiary Guarantors

Charlotte Broadcasting, LLC
Blue Chip Broadcasting, LTD.
RADIO ONE OF TEXAS, II, LLC
Bell Broadcasting Company, LLC
Radio One of Indiana, L.P.
TV ONE, LLC

SCHEDULE 2.13

Payment Account

Wells Fargo Bank, N.A.
420 Montgomery Street, San Francisco, CA
ABA # 121-000-248
Account # 37235547964503148
For credit to Wells Fargo Bank, N.A.
Reference:  Radio One, Inc.

SCHEDULE 8.01(j)

Collateral Reporting

Provide Administrative Agent (and if so requested by Administrative Agent, with copies for each Lender) with each of the documents set forth below at the following times in form consistent with the form delivered in connection with the Effective Date (if applicable) or in such other form satisfactory to Administrative Agent:

Monthly (no later than the fifteenth (15th) Business Day of each month) provided, that, if a Reporting Period or an Event of Default exists and is continuing, such roll-forwards, supporting details and Borrowing Base Certificates shall be provided weekly (no later than the second (2nd) Business Day of each week)

(a) an Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other records, consistent with the form of Account roll-forward agreed to as of the Effective Date, or such other form as mutually agreed to between Administrative Agent and the Borrower, and
(b) an executed Borrowing Base Certificate.

Monthly (no later than the fifteenth (15th) Business Day of each month) provided, that, if an Event of Default exists and is continuing, such financial statements, reports or other items shall be provided weekly (no later than the fourth (4th) Business Day of each week) or upon the request of Administrative Agent, daily,

(a) a detailed aging, by total, of Borrower’s and each Designated Subsidiary Guarantor’s Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrower has implemented electronic reporting), and
(b) a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if Borrower has not implemented electronic reporting.

As soon as available, but in any event within ninety (90) days after the end of Borrower’s Fiscal Years,
(a) a detailed list of Borrower’s and its Designated Subsidiary Guarantors’ customers, with address and contact information, and
(b) a report regarding Borrower’s and its Designated Subsidiary Guarantors’ accrued, but unpaid, ad valorem taxes.

Upon request by Administrative Agent
(a) a summary aging, by vendor, of each Borrower’s and its Designated Subsidiary Guarantors’ accounts payable and any book overdraft (delivered electronically in an acceptable format, if Borrower has implemented electronic reporting) and an aging, by vendor, of any held check, and
(b) such other reports as to the Collateral or the financial condition of Borrower and its Subsidiaries, as Administrative Agent may reasonably request.

SCHEDULE 12.03

Lender Addresses

Wells Fargo Bank, National Association
1 S. Broad Street, 3rd Floor
MAC Y1375-031
Philadelphia, PA 19107
Attn: Account Officer – Radio One
Facsimile: (866) 734-1737
Email: john.brady@wellsfargo.com

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SCHEDULE 12.19

Post-Closing Matters

The Borrower and its Restricted Subsidiaries shall deliver or cause to be delivered to the Administrative Agent, or shall have taken or caused to have been taken, in form and substance reasonably satisfactory to the Administrative Agent, as promptly as commercially practicable following the Effective Date, and in any event within the time periods referred to below (as such time periods may be extended at the Permitted Discretion of and by the Administrative Agent or the Required Lenders):

(1)           on or before July 22, 2016, in accordance with Section 3.8 of the Security Agreement, a “control agreement”, in form and substance reasonably acceptable to the Collateral Agent and the Borrower, duly authorized, executed and delivered by the Collateral Agent, the Borrower or Subsidiary Grantor (as applicable), and each deposit bank, with respect to each Deposit Account (other than any Excluded Deposit Account) established by the Borrower and the respective Subsidiary Grantors (as applicable); and

(2)           on or before October 21, 2016, evidence, in form and substance reasonably satisfactory to the Administrative Agent, that each of the Borrower and the respective Subsidiary Grantors (as applicable) has established their primary cash management system at Wells Fargo Bank, National Association.